                                                                    Exhibit 99.3

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:                               )   Chapter 11
                                     )
TOWER AUTOMOTIVE, INC., et al.,(1)   )   Case No. 05-10578 (ALG)
                                     )
                                     )   (Jointly Administered)
                                     )

DISCLOSURE STATEMENT FOR THE JOINT PLAN OF TOWER AUTOMOTIVE, INC. AND ITS DEBTOR
              SUBSIDIARIES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT.

                                 IMPORTANT DATES

- Deadline by which Ballots and Master Ballots must be received: July 6, 2007, at 4:00 p.m. (E.T.)

-    Deadline by which to file and serve objections to Confirmation of the Plan:
     July 6, 2007, at 4:00 p.m. (E.T.)

-    Distribution Record Date: July 6, 2007

-    Hearing on Confirmation of the Plan: July 11, 2007, at __:____ _m (E.T.)

          KIRKLAND & ELLIS LLP            KIRKLAND & ELLIS LLP
          Richard M. Cieri (RC-6062)      Anup Sathy P.C. (AS-4915)
          Lisa G. Laukitis (LG-9248)      Ross M. Kwasteniet (RK-1653)
          Citigroup Center                AON Center
          153 East 53rd Street            200 East Randolph Drive
          New York, New York 10022-4675   Chicago, Illinois 60601
          Telephone: (212) 446-4800       Telephone: (312) 861-2000
          Facsimile: (212) 446-4900       Facsimile: (312) 861-2100

          Attorneys for the Debtors and Debtors in Possession

Dated: May 1, 2007

----------
(1) The Debtors in these proceedings are Tower Automotive, Inc. ("Tower") and certain of Tower's direct and indirect subsidiaries: Algoods, USA, Inc.; R.J. Tower Corporation ("R.J. Tower"); Tower Automotive Bardstown, Inc.; Tower Automotive Bowling Green, LLC; Tower Automotive Chicago, LLC; Tower Automotive Finance, Inc.; Tower Automotive Granite City, LLC; Tower Automotive Granite City Services, LLC; Tower Automotive International, Inc.; Tower Automotive International Holdings, Inc.; Tower Automotive International Yorozu Holdings, Inc.; Tower Automotive Lansing, LLC; Tower Automotive Madison, LLC; Tower Automotive Michigan, LLC; Tower Automotive Milwaukee, LLC; Tower Automotive Plymouth, Inc.; Tower Automotive Products Company, Inc.; Tower Automotive Receivables Company, Inc.; Tower Automotive Services and Technology, LLC; Tower Automotive, s.r.o.; Tower Automotive Technology, Inc.; Tower Automotive Technology Products, Inc.; Tower Automotive Tool, LLC; Tower Services, Inc.; and Trylon Corporation (collectively, the "Debtors" or "Tower").

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS JULY 6, 2007, UNLESS THE DEBTORS EXTEND THE DEADLINE PRIOR TO THE VOTING DEADLINE. TO BE COUNTED, THE VOTING AGENT MUST RECEIVE YOUR BALLOT BEFORE THE VOTING DEADLINE.

THE DEBTORS PROVIDE NO ASSURANCE THAT THE DISCLOSURE STATEMENT, INCLUDING ANY EXHIBITS TO THE DISCLOSURE STATEMENT, THAT IS ULTIMATELY APPROVED IN THE CHAPTER 11 CASES (1) WILL CONTAIN ANY OF THE TERMS IN THE CURRENT DOCUMENT OR (2) WILL NOT CONTAIN DIFFERENT, ADDITIONAL, MATERIAL TERMS THAT DO NOT APPEAR IN THE CURRENT DOCUMENT. THEREFORE, MAKING INVESTMENT DECISIONS BASED UPON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN AND THE EXHIBITS IS HIGHLY SPECULATIVE, AND THE DOCUMENTS SHOULD NOT BE RELIED UPON IN MAKING SUCH INVESTMENT DECISIONS WITH RESPECT TO (1) THE DEBTORS OR (2) ANY OTHER PARTIES THAT MAY BE AFFECTED BY THE CHAPTER 11 CASES.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
I.   INTRODUCTION........................................................     1
     A. PURPOSE AND EFFECT OF THE PLAN...................................     4
     B. OVERVIEW OF CHAPTER 11...........................................     4
     C. SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND
        EQUITY INTERESTS UNDER THE PLAN..................................     4
     D. PARTIES ENTITLED TO VOTE ON THE PLAN.............................     5
     E. SOLICITATION PACKAGE.............................................     5
     F. VOTING INSTRUCTIONS..............................................     6
     G. THE CONFIRMATION HEARING.........................................     7
     H. CONFIRMING AND CONSUMMATING THE PLAN.............................     8

II.  BACKGROUND..........................................................     9
     A. OVERVIEW OF TOWER'S BUSINESS.....................................     9
     B. THE DEBTORS' CORPORATE AND CAPITAL STRUCTURE.....................    10

III. CHAPTER 11 CASES....................................................    14
     A. OVERVIEW -- EVENTS LEADING TO THE CHAPTER 11 CASES...............    14
     B. APPOINTMENT OF THE CREDITORS COMMITTEE...........................    14
     C. ADMINISTRATION OF THE CHAPTER 11 CASES...........................    15
     D. 1113/1114 PROCESS................................................    17
     E. CLAIMS BAR DATE AND CLAIMS ESTIMATION............................    21
     F. SUBSTANTIVE CONSOLIDATION........................................    22
     G. ATTEMPTS TO REORGANIZE...........................................    24
     H. THE MARKETING AND SALE PROCESS...................................    24

IV.  SUMMARY OF THE JOINT PLAN...........................................    26
     A. INTRODUCTION.....................................................    26
     B. ADMINISTRATIVE AND PRIORITY TAX CLAIMS...........................    27
     C. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY
        INTERESTS........................................................    28
     D. ACCEPTANCE OR REJECTION OF THE PLAN..............................    33
     E. MEANS FOR IMPLEMENTATION OF THE PLAN.............................    33
     F. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES............    36
     G. PROVISIONS GOVERNING DISTRIBUTIONS...............................    38
     H. THE POST-CONSUMMATION TRUST; THE POST-CONSUMMATION TRUST PLAN
        ADMINISTRATOR....................................................    40
     I. THE UNSECURED CREDITORS TRUST; THE UNSECURED TRUST PLAN
        ADMINISTRATOR....................................................    42
     J. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED
        CLAIMS OR EQUITY INTERESTS.......................................    44
     K. SUBSTANTIVE CONSOLIDATION........................................    45
     L. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE
        PLAN.............................................................    46
     M. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS...........    47
     N. RETENTION OF JURISDICTION........................................    53
     O. MISCELLANEOUS PROVISIONS.........................................    54

V.   THE SOLICITATION; VOTING PROCEDURES.................................    56
     A. THE SOLICITATION PACKAGE.........................................    56
     B. VOTING INSTRUCTIONS..............................................    56
     C. VOTING TABULATION................................................    58

VI.  CONFIRMATION PROCEDURES.............................................    60
     A. THE CONFIRMATION HEARING.........................................    60
     B. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN..............    61
     C. RISK FACTORS.....................................................    64
     D. IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION..............    64
     E. DISCLAIMER.......................................................    64

VII. PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND
     CONSUMMATING THE PLAN...............................................    65
     A. GENERAL..........................................................    65
     B. CERTAIN BANKRUPTCY LAW CONSIDERATIONS............................    65
     C. FACTORS AFFECTING THE POTENTIAL RECOVERIES OF HOLDERS OF CLAIMS
        IN VOTING CLASSES................................................    67
     D. THE DEBTORS MAY BE UNABLE TO CLOSE THE SALE TRANSACTION..........    67
     E. THE BANKRUPTCY COURT MAY DECLINE TO MODIFY RETIREE BENEFITS......    67
     F. FINANCIAL INFORMATION; DISCLAIMER................................    67
     G. FACTORS AFFECTING THE DEBTORS....................................    67
     H. CERTAIN TAX MATTERS..............................................    68
     I. RISK THAT THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY BE
        INACCURATE.......................................................    68
     J. LIQUIDATION UNDER CHAPTER 7......................................    68

VIII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.......................    69
     A. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF
        CLAIMS AND EQUITY INTERESTS......................................    70
     B. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS..........    73
IX.  CONCLUSION AND RECOMMENDATION.......................................    74

                                    EXHIBITS

EXHIBIT A - The Joint Plan of Tower Automotive, Inc. and Its Debtor
            Subsidiaries Under Chapter 11 of the Bankruptcy Code

EXHIBIT B - Marketing Protocol Order

EXHIBIT C - Liquidation Analysis

EXHIBIT D - Letters of the Debtors to Holders of Claims

EXHIBIT E - Asset Purchase Agreement With TA Acquisition Company, LLC

                                 I. INTRODUCTION

     The Debtors submit this disclosure statement (the "Disclosure Statement"), pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code"), to Holders of Claims and Equity Interests(2) in connection with: (i) the solicitation of votes to accept or reject the Joint Plan of Tower Automotive, Inc. and Its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code, dated May 1, 2007, as the same may be amended from time to time (the "Plan"), which was filed by the Debtors with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on May 1, 2007, and (ii) the Confirmation Hearing, which is scheduled for July 11, 2007, commencing at [___] [_].m., E.T. (the "Confirmation Hearing").(3) A copy of the Plan is attached hereto as Exhibit A.

     THE BOARD OF DIRECTORS OF TOWER AUTOMOTIVE, INC. (THE "BOARD") RECOMMENDS THAT ALL CREDITORS ENTITLED TO VOTE SUBMIT A TIMELY BALLOT VOTING TO ACCEPT THE PLAN. THE BOARD AND THE RESPECTIVE BOARDS OF DIRECTORS AND MANAGERS OF THE DEBTORS HAVE APPROVED THE FILING AND SOLICITATION OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD BELIEVES THAT THE PLAN IS PREFERABLE TO ANY OF THE ALTERNATIVES DESCRIBED HEREIN BECAUSE: (I) IT PROVIDES FOR A LARGER DISTRIBUTION TO HOLDERS OF ALLOWED CLAIMS THAN WOULD OTHERWISE RESULT FROM A LIQUIDATION UNDER CHAPTER 7 OF THE BANKRUPTCY CODE; AND (II) IT PROVIDES THE OPPORTUNITY FOR GREATER DISTRIBUTION TO ALL HOLDERS OF CLAIMS JUNIOR TO CLAIMS AGAINST R.J. TOWER AND THE INTERNATIONAL HOLDING COMPANY DEBTORS THAN WOULD OTHERWISE BE AVAILABLE IF THE BANKRUPTCY CODE'S "ABSOLUTE PRIORITY" RULE WERE STRICTLY ENFORCED. THE "ABSOLUTE PRIORITY" RULE PROVIDES, IN PERTINENT PART, THAT SENIOR CLASSES OF CLAIMS MUST BE SATISFIED BEFORE JUNIOR CLASSES RECEIVE ANY DISTRIBUTION. IN ADDITION, ANY ALTERNATIVE OTHER THAN CONFIRMATION OF THE PLAN COULD RESULT IN EXTENSIVE DELAYS AND INCREASED ADMINISTRATIVE EXPENSES RESULTING IN SMALLER DISTRIBUTIONS TO THE HOLDERS OF ALLOWED CLAIMS. ATTACHED HERETO AS EXHIBIT D IS A LETTER FROM THE DEBTORS RECOMMENDING THAT ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE ON THE PLAN, TIMELY SUBMIT BALLOTS TO ACCEPT THE PLAN.

     PARAGRAPH 18 OF THE MARKETING PROTOCOL (DEFINED BELOW) PROVIDES THAT THE COMMITTEE AGREES TO SUPPORT A PLAN OF REORGANIZATION IMPLEMENTING THE RESTRUCTURING TERM SHEET NEGOTIATED WITH PURCHASER, PROVIDED THAT THERE IS NO HIGHER AND BETTER OFFER FOR THE SALE OF THE ASSETS OF THE DEBTORS WHICH HAS BEEN ACCEPTED BY THE DEBTORS AND THE COMMITTEE, AND APPROVED BY THE BANKRUPTCY COURT. THE COMMITTEE ALSO URGES HOLDERS OF CLASS 4 R.J. TOWER BONDHOLDER CLAIMS, CLASS 5 R.J. TOWER GENERAL UNSECURED CLAIMS, CLASS 6 5.75% CONVERTIBLE SENIOR NOTE CLAIMS AND CLASS 7 OTHER GENERAL UNSECURED CLAIMS TO VOTE TO ACCEPT THE PLAN AND TO EVIDENCE SUCH ACCEPTANCE BY TIMELY COMPLETING AND RETURNING THEIR BALLOTS.

     THE DEBTORS ARE MAKING THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT

----------
(2) As set forth in this Disclosure Statement, and pursuant to the Disclosure Statement Order (as hereinafter defined), only the Core Group, all parties in interest on the 2002 List as of the Voting Record Date and all Holders of Claims in Classes 4, 5, 6 and 7 who are entitled to vote on the Plan will receive this Disclosure Statement. All other Holders of Claims and Equity Interests will receive a notice of the Disclosure Statement, which will provide details on how to procure copies of this Disclosure Statement.

(3) Unless otherwise defined in this Disclosure Statement, all capitalized terms used but not defined in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DISCLOSURE STATEMENT WAS FILED. HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN, INCLUDING, BUT NOT LIMITED TO, ANY RISK FACTORS CITED HEREIN, IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

     THE CONTENTS OF THIS DISCLOSURE STATEMENT MAY NOT BE DEEMED AS PROVIDING ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE. THE DEBTORS URGE EACH HOLDER OF A CLAIM TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY SUCH LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT'S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT'S APPROVAL OF THE MERITS OF THE PLAN.

     MOREOVER, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, HOLDERS SHOULD CONSTRUE THIS DISCLOSURE STATEMENT AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

     SEE ARTICLE VII OF THIS DISCLOSURE STATEMENT ENTITLED "PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND CONSUMMATING THE PLAN" FOR A DISCUSSION OF VARIOUS FACTORS TO BE CONSIDERED IN DECIDING WHETHER TO ACCEPT OR REJECT THE PLAN.

     THE DEBTORS HAVE NOT AUTHORIZED ANY PARTY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. CLAIMS HOLDERS SHOULD NOT RELY UPON ANY INFORMATION, REPRESENTATIONS OR OTHER INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.

     THE DEBTORS' MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT, OTHER THAN THE FINANCIAL STATEMENTS INCLUDED IN THE DEBTORS' ANNUAL REPORT, HAS NOT BEEN AUDITED.

     THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, CERTAIN OTHER DOCUMENTS AND CERTAIN FINANCIAL INFORMATION. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE; HOWEVER, YOU SHOULD READ THE PLAN IN ITS ENTIRETY. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR THE OTHER DOCUMENTS OR FINANCIAL INFORMATION TO BE INCORPORATED HEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES; PROVIDED, HOWEVER, THE TERMS OF THE ASSET PURCHASE AGREEMENT BETWEEN THE DEBTORS AND TA ACQUISITION COMPANY, LLC SHALL GOVERN IN THE EVENT OF ANY INCONSISTENCY BETWEEN IT AND THE PLAN.

     THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF INFORMING HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE.

     ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND MADE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

     THE PLAN CONSTITUTES A MOTION SEEKING ENTRY OF AN ORDER SUBSTANTIVELY CONSOLIDATING THE CHAPTER 11 CASES AS DESCRIBED IN THE PLAN.

A.   PURPOSE AND EFFECT OF THE PLAN

     The primary purpose of the Plan is to provide for the sale of substantially all of Tower's foreign and U.S. assets to TA Acquisition Company, LLC, an affiliate of Cerberus Capital Management, L.P. ("TA Affiliate") or a third party who submits an offer that is higher and better than the terms of the TA Acquisition Company, LLC Purchase Agreement (the "Sale Transaction"). Pursuant to the Marketing Protocol, as defined and more fully set forth in III.H below, and also attached hereto as Exhibit B, Tower continues an active sale and marketing process designed to generate bidding for and an auction of Tower's assets. As provided in the Marketing Protocol, Tower, in consultation with the Committee, will consider all proposals received, including proposals to acquire all of Tower's assets or segments of Tower's business. It is possible that TA Acquisition Company, LLC will not be selected as the successful bidder, and it is possible that the successful bidder may be one or more new bidders, or may be TA Acquisition Company, LLC, either on its own or in combination with one or more new bidders. In the case of any transaction resulting from such auction, all remaining assets will be liquidated and the proceeds distributed to the Debtors' creditors pursuant to the Plan.

     Upon and after the Effective Date (defined below), the Plan provides for a distribution of cash to holders of claims entitled to distributions under the Plan. The Plan also provides for subsequent distributions of cash to holders of claims entitled to distributions under the Plan from the Post-Consummation Trust, as defined in Article IV below, and for distributions of cash to holders of claims entitled to distributions from the Unsecured Creditors Trust, as defined in Article IV below.

B.   OVERVIEW OF CHAPTER 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

     The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

     Consummating a plan is the principal objective of a chapter 11 case. A plan may, as in this case, contemplate a liquidation of a debtor's assets. The Bankruptcy Court's confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan provides for the treatment of such debt in accordance with the terms of the confirmed plan.

     Prior to soliciting acceptances of a proposed chapter 11 plan, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the chapter 11 plan. This Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.

C. SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

     The following chart summarizes distributions to Holders of Allowed Claims and Equity Interests under the Plan.(4) The recoveries set forth below are projected recoveries and may change based upon changes in Allowed Claims and proceeds available.

----------
(4) This chart is only a summary of the classification and treatment of Allowed Claims and Equity Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims and Equity Interests.

                                                              ESTIMATED AGGREGATED   ESTIMATED PERCENTAGE
                                               TREATMENT OF    AMOUNT OF ALLOWED      RECOVERY OF ALLOWED
                                               CLAIM/EQUITY     CLAIMS OR EQUITY       CLAIMS OR EQUITY
CLASS           CLAIM/EQUITY INTEREST            INTEREST         INTERESTS (5)            INTERESTS
-----   ------------------------------------   ------------   --------------------   --------------------
1       Other Priority Claims                   Unimpaired      $    4,800000,              100%
2       Other Secured Claims                    Unimpaired      $   19,700,000              100%
3       Second Lien Claims                      Unimpaired      $   41,000,000(6)           100%
4       R.J. Tower Bondholder Claims             Impaired       $  467,989,850              1.9%
5       R.J. Tower General Unsecured Claims      Impaired       $  333,590,263              0.3%
6       5.75% Convertible Senior Note Claims     Impaired       $  126,536,314             <0.1%(7)
7       Other General Unsecured Claims           Impaired       $1,090,355,244             <0.1%(7)
8       Trust Related Claims                     Impaired       $  272,863,611               --
9       Common Equity Interests                  Impaired                   --               --

D.   PARTIES ENTITLED TO VOTE ON THE PLAN

     Under the provisions of the Bankruptcy Code, not all parties-in-interest are entitled to vote on a chapter 11 plan. Holders of Claims not impaired by the Plan are deemed to accept the Plan under section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote on the Plan. Holders of Claims or Equity Interests impaired by the Plan and receiving no distribution under the Plan are not entitled to vote because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.

     The following sets forth the Classes that are entitled to vote on the Plan and the Classes that are not entitled to vote on the Plan:

CLASS                   CLAIM                    STATUS       VOTING RIGHTS
-----   ------------------------------------   ----------   ----------------
1       Other Priority Claims                  Unimpaired   Deemed to Accept
2       Other Secured Claims                   Unimpaired   Deemed to Accept
3       Second Lien Claims                     Unimpaired   Deemed to Accept
4       R.J. Tower Bondholder Claims           Impaired     Entitled to Vote
5       R.J. Tower General Unsecured Claims    Impaired     Entitled to Vote
6       5.75% Convertible Senior Note Claims   Impaired     Entitled to Vote
7       Other General Unsecured Claims         Impaired     Entitled to Vote
8       Trust Related Claims                   Impaired     Deemed to Reject
9       Common Equity Interests                Impaired     Deemed to Reject

     For a detailed description of the Classes of Claims and the Classes of Equity Interests, as well as their respective treatment under the Plan, see
Article III of the Plan.

E.   SOLICITATION PACKAGE

     The following materials constitute the Solicitation Package:

----------
(5) Amounts set forth below are estimates only. The Allowance of Claims may be subject to litigation, and actual Allowed Claim amounts may differ from these estimated amounts.

(6) As described at Article II.B.2.a below, the Second Lien Claims represent drawn Second Lien Letters of Credit under the Second Lien Facility. To the extent additional Second Lien Letters of Credit are drawn between now and the Effective Date, the amount of the Second Lien Claims will increase accordingly.

(7) No assurances can be provided with respect to the value of the Post-Consummation Trust Residual Assets or the amount of value to be distributed from the Post-Consummation Trust Residual Assets, if any, which amount will be shared Pro Rata by Holders of Allowed Claims in Voting Classes 4, 5, 6 and 7.

     -    the Confirmation Hearing Notice;

     - the appropriate Ballot(s) and/or Master Ballot(s) and applicable Voting Instructions;

     -    a pre-addressed, postage pre-paid return envelope;

     - the Disclosure Statement with all exhibits, including the Plan, the Marketing Protocol and any other supplements or amendments to these documents which may be filed with the Bankruptcy Court;

     - a letter to the Holders in each of the Voting Classes urging them to vote to accept the Plan (the form of which is attached hereto as Exhibit D);

     - the Disclosure Statement Order, which, among other things, (a) approves this Disclosure Statement as containing "adequate information" in accordance with section 1125 of the Bankruptcy Code,
          (b) fixes a voting record date, (c) approves solicitation and voting procedures with respect to the Plan, (d) approves the form of the Solicitation Package and the notices to be distributed with respect thereto, and (e) schedules certain dates in connection therewith;

     The above are collectively referred to as the solicitation package (the "Solicitation Package").

     The Core Group, all parties in interest on the 2002 List as of the Voting Record Date and all parties entitled to vote to accept or reject the Plan shall be served either paper copies or a CD-ROM containing the Disclosure Statement Order, the Disclosure Statement and all exhibits to the Disclosure Statement, including the Plan. Any party who is served a CD-ROM but desires a paper copy of these documents may request a copy from the Debtors' Voting Agent by writing to Tower Automotive, c/o Bankruptcy Services LLC, 757 Third Avenue, Third Floor, New York, New York 10017, Attention: Ballot Processing Center or calling 1-866-405-5263. The Solicitation Package (except the Ballots) can also be obtained by any party by accessing the Voting Agent's website at www.bsillc.com. Moreover, all parties entitled to vote to accept or reject the Plan shall receive a Solicitation Package containing paper copies of the Confirmation Hearing Notice, an appropriate Ballot and/or Master Ballot, and the "Solicitation Procedures" (Exhibit 2 of the Disclosure Statement Order).

     The Plan Supplement will be filed by the Debtors on or before July 2, 2007 (the "Plan Supplement Filing Date"). When filed, the Plan Supplement shall be made available on the Voting Agent's website at www.bsillc.com. The Debtors will not serve paper or CD-ROM copies of the Plan Supplement. However, parties may request a copy of the Plan Supplement from the Debtors' Voting Agent.

F.   VOTING INSTRUCTIONS

     Only the Holders of Allowed Classes 4, 5, 6 and 7 Claims as of JUNE 1, 2007, the "Voting Record Date", are entitled to vote to accept or reject the Plan, and they may do so by completing the Ballot and returning it in the envelope provided to the Voting Agent by the Voting Deadline. Voting Instructions are attached to each Ballot.

     The Debtors, with the approval of the Bankruptcy Court, have engaged Bankruptcy Services, LLC ("BSI"), 757 Third Avenue, Third Floor, New York, New York 10017, as the claims and noticing agent and as the voting agent (the "Voting Agent") to assist in the solicitation process. The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process. The Voting Agent will also process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file a voting report (the "Voting Report") as soon as practicable before the Confirmation Hearing.

     The deadline to vote on the Plan is 4:00 p.m., E.T., JULY 6, 2007 (the "Voting Deadline").

                                     BALLOTS

             Ballots and Master Ballots must be actually received by
              the Voting Agent by the Voting Deadline by using the
                               envelope provided,
                  or by First Class Mail, Overnight Courier or
                              Personal Delivery to:

                        Tower Automotive Balloting Center
                           c/o Bankruptcy Services LLC
                           757 Third Avenue, 3rd Floor
                               New York, NY 10017

            If you have any questions on the procedures for voting on
             the Plan, please call the Voting Agent at the following
                                telephone number:

                                 1-866-405-5263


     ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM, BUT WHICH DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, SHALL NOT BE COUNTED.

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

     ALL BALLOTS ARE ACCOMPANIED BY RETURN ENVELOPES. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.

G.   THE CONFIRMATION HEARING

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.

     The Bankruptcy Court has scheduled the Confirmation Hearing for JULY 11, 2007,at [___] [_].m., Eastern time, (the "Confirmation Hearing Date") before the Honorable Allan L. Gropper, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, Courtroom 617, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

     Objections to confirmation of the Plan must be filed with the Bankruptcy Court and served on the Debtors, and certain other parties, on or before 4:00 p.m., Eastern time, JULY 6, 2007 (the "Plan Objection Deadline") in accordance with the Disclosure Statement Order that accompanies this Disclosure Statement. THE BANKRUPTCY COURT WILL NOT CONSIDER OBJECTIONS TO CONFIRMATION UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.

     The Debtors will publish the Confirmation Hearing Notice, which will contain, among other things, the Confirmation Hearing date and time, the Voting Record Date, the Voting Deadline, and the Plan Objection Deadline, in the following publications in order to provide notification to those persons who may not receive notice by mail: the USA Today, The New York Times, the Detroit Free Press/ Detroit News, Automotive News and the national edition of The Wall Street Journal.

H.   CONFIRMING AND CONSUMMATING THE PLAN

     It shall be a condition to Confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order. In addition, certain other conditions contained in the Plan shall have been satisfied or waived pursuant to the provisions of Article XII of the Plan.

     Following Confirmation, the Plan will be consummated on the date selected by the Debtors, that is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect and (b) all conditions specified in Article XII.B of the Plan have been (i) satisfied or (ii) waived pursuant to
Article XII.C of the Plan (the "Effective Date").

     For further information, see Article IV hereof - "SUMMARY OF THE JOINT PLAN"- Conditions Precedent to Confirmation and Consummation of the Plan."

                                 II. BACKGROUND

A.   OVERVIEW OF TOWER'S BUSINESS

     Tower Automotive, Inc. and its subsidiaries (collectively referred to as the "Company" or "Tower Automotive") is a global designer and producer of structural metal components and assemblies used by the major automotive original equipment manufacturers ("OEMs"), including Ford/Volvo, Hyundai/Kia, DaimlerChrysler, Nissan/Renault, Volkswagen Group, Toyota, Fiat and BMW. The Company provides broad technical design, engineering and program management capabilities for products that cover the entire body structure of a vehicle, including automotive body structural stampings and assemblies, exposed sheet metal ("Class A") components, lower vehicle structural stampings and assemblies and suspension components. The Company believes it is one of the largest independent global suppliers of structural components and assemblies to the automotive market (based on net revenues). The Company currently serves 87% of the major automotive OEMs around the world.

     Tower Automotive is one of only a few companies that provide a broad array of structural metal products and services for the automotive sector. These products and services are delivered to the Company's customers on a global basis from 35 production and engineering facilities located in the North America, Europe, Brazil, South Korea, Japan, China and India. As OEMs reduce their supplier bases in efforts to lower costs and improve quality, they are more frequently awarding sole-source contracts to broadly capable suppliers who are able to supply large and complex portions of a vehicle on a global basis, rather than to suppliers that only provide individual component parts. OEMs' criteria for supplier selection include cost, quality, responsiveness, full-service design and engineering, and program management capabilities. In addition, OEMs increasingly are requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a supplier with strong OEM relationships, broad capabilities and technologies, scale and global presence, the Company expects to continue to benefit from these trends going forward.

     Since its inception in April 1993, when the Company was formed to acquire
R. J. Tower Corporation, the Company's revenues have grown rapidly through internal growth and acquisitions on a global basis. From 1993 to 2006, the Company successfully completed 15 acquisitions and established five joint ventures to create the global footprint that characterizes the Company today. As a result of these acquisition activities and significant organic growth, Company revenues have increased from approximately $86 million in 1993 to $2.5 billion in 2006.

     Approximately 46% of the Company's 2006 revenues were generated from sales in North America. The Company supplies products for many car, light truck and sport utility models, including: the Ford Five Hundred/Freestyle, Focus, Ranger and F-Series pickup trucks, Ford Expedition, Explorer, and Escape SUVs, Lincoln Navigator and Mercury Mountaineer SUVs, Econoline full size van; Chevrolet Silverado and GMC Sierra pickups; Chrysler Town & Country and Dodge Caravan minivans; Dakota pickup trucks; Jeep Wrangler and Grand Cherokee; Toyota Camry, Avalon and Corolla cars and Tundra and Tacoma pickups; Honda Accord and Element; Nissan Xterra, Pathfinder, Armada SUVs, Infiniti QX56 SUV and Titan and Frontier pickups. Approximately 32% of the Company's 2006 revenues were generated from sales in Europe, 17% in Asia and 5% in South America. Key vehicle programs include: Volvo S40, V50, C30 and C40; DaimlerChrysler A-Class and Sprinter; BMW 1 & 3 series; VW Golf, Jetta and Toureg and the Porsche Cayenne; Fiat Punto, Stilo, Ducato; Alpha Romeo 147 and 156; Hyundai/Kia Spectra, Cerato, Sportage, Carinival and Sorento; and, Chery Flagcloud, WindCloud and Orient.

     The Company's strengths are its strong diversified customer and geographic portfolio, its global manufacturing footprint, the progress made during the bankruptcy in addressing legacy costs and restructuring underperforming operations, and its leadership in manufacturing and design of complex automotive metal structures.

     The Company's key strategies are to consolidate its position as a global metal structures leader, strengthen its financial performance, drive operational excellence throughout the company, leverage its scale to realize structural improvements and strengthen organizational depth to support leadership development and succession. Achievements of the last few years include the restructuring of the global manufacturing footprint by closing or selling one third of plants worldwide, including over half of the North American plants, driving operational improvements in productivity, safety and quality, eliminating about $20 million annual cash costs for post retirement medical benefits and freezing pension plans, centralizing purchasing and other selling, general and administrative expense functions and continuing to win new business with key customers.

B.   THE DEBTORS' CORPORATE AND CAPITAL STRUCTURE

     1.   RESTRUCTURING TRANSACTIONS

     Tower Automotive was created through a series of acquisitions of complementary businesses that allowed the Company to become one of the largest independent global suppliers of structural metal components and assemblies (based on net revenues) with a diverse customer portfolio and a broad scope of product offerings. In the Company's early years, the growth coincided with an extended period of increased production and consolidation in the automotive industry, resulting in high levels of utilization of the Company's resources and capacity. Unfortunately, with little post-merger integration across the acquisitions, insufficient operational disciplines and a highly leveraged balance sheet, when automotive production declined relative to prior periods, the Company struggled with profitability in its North American operations.

     Starting in 2001 through early 2005, the Company successfully finished launching a significant backlog of new business, which drove profitability in its international operations and helped strengthen customer relationships. At the same time, the North American region was reorganized, cutting SG&A costs while strengthening engineering resources, reducing excess capacity and eliminating redundant overhead costs. Despite the restructuring activities, developments in late 2004 and early 2005 led to a significant decline in the Company's liquidity position. These developments included market share and production declines at key North American OEM customers, a rise in steel prices, the termination of accelerated payment programs by certain automakers, higher than anticipated new program launch costs and the continued underperformance of the North American operations. The complex and restrictive capital structure built during the acquisition years presented a strategic challenge as debt service required cash outflows almost as high as on-going capital expenditures and drove the cost of capital above competitive levels.

     Tower developed a multi-phase strategic plan to rationalize its manufacturing footprint, reduce operating costs and improve capacity utilization and efficiency. Phase I of the North American restructuring plan was completed on-schedule with the downsizing or closure of four plants and eight plant closures have been announced or completed as part of Phase II. In the international operations, Tower has also completed the consolidation of two plants in Korea, the restructuring of a German tool shop, the sale of a small hydroforming operation in Germany and the sale of a tool shop in Italy. The Company negotiated the sale of its Lansing, Michigan operations, allowing it to exit the low-margin, non-core power-train module assembly business at the end of 2006.

     The Phase I and II North American restructuring actions are expected to generate approximately $35 million in run-rate annual savings. The European and Asian closures are expected to generate approximately $9-11 million of additional run-rate annual savings or cost avoidance.

                                 PHASE I AND II (COMPLETE)            PHASE III (IN PROCESS)
                            --------------------------------   ---------------------------------
PLANTS AFFECTED             -    Bowling Green, KY (closure)   -    Milan, TN (closure)

                            -    Belcamp, MD (closure)         -    Granite City IL (closure)

                            -    Corydon, IN (closure)         -    Kendallville, IN (closure)

                            -    Granite City, IL (downsize)   -    Upper Sandusky, OH (closure)

                            -    Hanam, Korea (closure)

                            -    Chemnitz, Germany (sale)

                            -    Gunpo, Korea (closure)

                            -    Milwaukee, WI (closure)

                            -    Greenville, MI (closure)

                            -    Toronto, Canada (closure)

                            -    German Tool Shop (closure)

                            -    Oslamt, Italy (sale)

                            -    Lansing, MI (sale)

NEW PLANTS                  -    Meridian, MS

                            -    Duisburg, Germany

NUMBER OF REMAINING NORTH                  16                                  12
AMERICAN PLANTS

     2. SUMMARY OF PREPETITION INDEBTEDNESS AND OTHER FINANCINGS AS OF THE PETITION DATE

     As of December 31, 2004, Tower's non-current liabilities were approximately $1.6 billion. Of this amount, approximately $1.35 billion related to long-term debt, approximately $35 million related to obligations under capital leases and approximately $214 million related to other non-current liabilities. Below is a summary of Tower's primary long-term debt obligations.

          (a)  Senior Secured Credit Facilities

     On May 24, 2004, Tower entered into a senior secured credit facility with Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities Inc., as sole and exclusive joint book runners and lead arrangers, Morgan Stanley Senior Funding, Inc., as administrative agent, JP Morgan Chase Bank, as syndication agent, Standard Federal Bank, as collateral agent, and the other lenders named therein (the "Senior Credit Facility"). The Senior Credit Facility provides for aggregate borrowings by R.J. Tower of up to $580.0 million, consisting of (a) a five-year revolving credit facility of up to $50.0 million, including a $25.0 million sub-facility for the issuance of letters of credit; (b) a five-year term loan facility in aggregate principal amount equal to $375.0 million; and (c) a synthetic letter of credit facility in an amount equal to $155.0 million.

     On the closing date of the Senior Credit Facility, Tower borrowed $46.5 million under the revolving credit facility, and issued letters of credit totaling $3.5 million. In addition, the term loan was fully drawn. As of September 30, 2004, no amounts were available for borrowing under the revolving credit facility or the term loan. The revolving credit facility was used solely for working capital requirements and other corporate purposes. The borrowings under the term loan facility were used, together with a portion of the net proceeds from the sale of certain debentures (as described below), (a) to repay outstanding indebtedness under the old senior credit facility, (b) to redeem a series of convertible notes due in 2004, (c) to pay fees and expenses incurred in connection with the refinancing transactions, and (d) for general corporate purposes.

     The $155.0 million synthetic letter of credit facility was issued on the closing date of the Senior Credit Facility to replace or backstop letters of credit outstanding under R.J. Tower's previous senior credit facility that supported operating leases, capitalized leases of $4.0 million, industrial development revenue bonds issued before the year 2000, workers' compensation obligations and to backstop an obligation outstanding under an interest rate hedging agreement. The lenders participating in the letter of credit facility deposited the full amount in a trust account held by Standard Federal Bank for the benefit of the issuer of such letters of credit. If a letter of credit is drawn under the synthetic letter of credit facility and not reimbursed in full by R.J. Tower, each participating lender's ratable share of the deposit will be applied automatically in satisfaction of the reimbursement obligation, and each participating lender will be deemed to have made a loan to R.J. Tower in such amount. R.J. Tower does not have an interest in any funds on deposit and does not account for such funds as indebtedness when deposited in the trust account. Indeed, the synthetic letter of credit facility will be reflected as debt on Tower's balance sheet only if and to the extent there are outstanding payments by the facility with respect to letters of credit. As of December 31, 2004, Tower had issued letters of credit totaling approximately $151.94 million under the facility, all of which were undrawn. Draws were made against the issued second lien letters of credit in the amount of $41 million as of March 31, 2007.

     The revolving credit facility and term loan were scheduled to mature on May 24, 2009. The synthetic letter of credit facility matures on January 29, 2010. The obligations of R.J. Tower under the Senior Credit Facility were guaranteed by Tower and all of R.J. Tower's direct and indirect existing and future domestic restricted subsidiaries (as defined in the Senior Credit Facility). As described in subsection 3 of this section, $425 million of the proceeds of the DIP facility were used to refinance the Senior Credit Facility existing at the time of the bankruptcy filing.

          (b)  The Unsecured Indentures

               (i)  12% Senior Notes

     R.J. Tower issued the 12% senior notes under an indenture (the "12% Notes Indenture"), dated June 13, 2003, among itself, Tower, the subsidiary guarantors named therein and BNY Midwest Trust Company, as trustee. The current outstanding aggregate principal amount of the 12% senior notes is $258.0 million.

     The 12% senior notes are general unsecured obligations of R.J. Tower, and rank senior in right of payment to all existing and future indebtedness of R.J. Tower that is expressly subordinated to the 12% senior notes. The 12% senior notes rank equally in right of payment with all existing and future liabilities of R.J. Tower that are not so subordinated, but are effectively subordinated to the liabilities of R.J. Tower's subsidiaries that do not guarantee the 12% senior notes.

     All of R.J. Tower's domestic subsidiaries have, jointly and severally, unconditionally guaranteed, on a senior unsecured basis, R.J. Tower's obligations under the 12% senior notes and all of its obligations under the 12% Notes Indenture. The obligations of subsidiary guarantors rank equally in right of payment with other indebtedness of such subsidiary guarantor, except to the extent that such other indebtedness is expressly subordinate to the obligations arising under the subsidiary guarantee.

               (ii) 9.25% Senior Euro Notes

     In July 2000, R.J. Tower issued E150,000,000 of 9.25% senior notes due in 2010 pursuant to an indenture (the "9.25% Notes Indenture"), dated as of July 25, 2000, among R.J. Tower, as issuer, the guarantors named therein and the Bank of New York, as successor trustee. The Euro-denominated senior notes are limited to an aggregate principal amount of E200,000,000, and will mature on August 1, 2010. The interest on the 9.25% senior notes is payable semi-annually on February 1 and August 1 of each year. The notes are listed on the Luxembourg Stock Exchange, and the net proceeds of such offering were used to repay outstanding indebtedness.

     The 9.25% senior notes are unsecured obligations of R.J. Tower, equal in right of payment with all other unsecured and unsubordinated indebtedness of R.J. Tower, and senior in right of payment to the outstanding and future subordinated indebtedness of R.J. Tower. Further, each of R.J. Tower's domestic subsidiaries that has guaranteed indebtedness under the Senior Credit Facility also unconditionally guarantees payment on a joint and several basis of all of R.J. Tower's obligations under the 9.25% Notes Indenture and the 9.25% senior notes. The guarantees are unsecured obligations of the guarantors, equal in right of payment with all other unsecured and unsubordinated indebtedness of the guarantors, and senior in right of payment to the outstanding and future subordinated indebtedness of such guarantors.

               (iii) 6.75% Trust Convertible Subordinated Debentures

     On June 9, 1998, Tower Automotive Capital Trust (the "TAC Trust"), a Delaware statutory business trust created at Tower's direction, completed the offering of $258.8 million in aggregate liquidation preference of 6.75% trust preferred securities (the "TAC Trust Preferred Securities") with Wells Fargo Bank, N.A. as successor trustee. The TAC Trust Preferred Securities resulted in net proceeds of approximately $249.7 million, which were used to repay outstanding indebtedness of Tower. Tower owns all of the outstanding common securities issued by the TAC Trust, and the sole assets held by the TAC Trust are Tower's 6.75% convertible subordinated debentures, due June 30, 2018, that were issued in an aggregate principal amount of $266.8 million.

     Distributions on the TAC Trust Preferred Securities are payable at the annual rate of 6.75% of the liquidation amount of $50 per TAC Trust Preferred Security (equivalent to $3.375 per TAC Trust Preferred Security per annum) if, as and when the TAC Trust has funds available for payment. Distributions are payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing September 30, 1998. Distributions not made on the scheduled payment date will accumulate and compound quarterly at a rate per annum equal to 6.75%. The ability of the TAC Trust to pay distributions on the TAC Trust Preferred Securities is entirely dependent on its receipt of payments with respect to the 6.75% convertible subordinated debentures held by the TAC Trust. The convertible subordinated debentures provide that payments of interest may be deferred at any time, and from time to time, by Tower for a period not exceeding 20 consecutive quarters. If interest payments on the convertible subordinated debentures are so deferred, distributions on the TAC Trust Preferred Securities will also be deferred, and Tower will not be permitted, subject to certain exceptions, to declare and pay cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to those debentures. On December 3, 2004, Tower announced that it was exercising its right to defer the dividend payment on the TAC Trust Preferred Securities that would otherwise have been paid on December 31, 2004.

     The TAC Trust Preferred Securities are convertible, at the option of the holder, into Tower's common stock at a rate of 1.6280 shares of common stock for each TAC Trust Preferred Security, which is equivalent to a conversion price of $30.713 per share.

     The payment of distributions by the TAC Trust and payments on liquidation of the TAC Trust or the redemption of TAC Trust Preferred Securities are guaranteed on a subordinated basis by Tower to extent the TAC Trust has funds available therefor. Tower's obligation under the guarantee is subordinate and junior in right to payment of all of its other liabilities, and ranks pari passu with the most senior preferred stock, if any, issued from time to time by Tower. Tower's obligations under the 6.75% convertible subordinated debentures are subordinate and junior in right of payment to all senior debt of Tower. The term "senior debt" is generally defined under the indenture to mean any indebtedness of Tower for money borrowed, except for trade credit and any such indebtedness that is by its terms subordinated to or pari passu with the 6.75% convertible subordinated debentures, as the case may be. Tower's obligations under the guarantee and the 6.75% convertible subordinated debentures are effectively subordinated to all existing and future obligations of Tower's subsidiaries.

               (iv) 5.75% Convertible Senior Notes.

     On May 24, 2004, Tower issued certain 5.75% debentures under an indenture (the "5.75% Notes Indenture") between Tower and BNY Midwest Trust Company, as trustee (with HSBC Bank USA, National Association as successor trustee). The debentures and the shares of common stock issuable upon conversion of the debentures are covered by a registration rights agreement, dated as of May 24, 2004, among Tower and the initial purchasers thereof.

     The 5.75% debentures are general unsecured senior obligations of Tower and rank equally in right of payment to any present or future senior debt of Tower, including its existing and future unsecured subordinated indebtedness and its guarantee of the 12% senior notes. The 5.75% debentures are limited to an aggregate principal amount of $125,000,000 and mature on May 15, 2024, unless earlier converted, repurchased or redeemed. The debentures accrue interest at a rate of 5.75% each year payable in cash on each May 15 and November 15, beginning November 15, 2004.

     Holders of the 5.75% debentures have the option, subject to fulfillment of certain conditions and during certain periods, to convert their debentures into shares of common stock at an initial conversion rate of 231.0002 shares of Tower's common stock per $1,000 principal amount of debentures to be converted. This is equivalent to an initial conversion price of approximately $4.33 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of debentures for conversion, Tower will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of common stock in amounts described in the debenture. All debentures converted on any day will receive the same form of conversion payment, namely, cash, shares of Tower's common stock or a combination of the two.

          (c)  2004 Securitization Facility.

     On or about December 30, 2004, Tower closed a $50 million trade receivables securitization facility with General Electric Commercial Finance ("GE") that provided $44 million in initial proceeds (the "GE Securitization Facility"). Under the GE Securitization Facility all eligible receivables are sold to Tower Automotive Asset Securitization Company, L.L.C. ("TAASC"), a non-debtor special purpose entity wholly owned by R.J. Tower. To the extent that TAASC holds receivables in excess of the collateral base pledged under the GE Securitization Facility, the value of such receivables is reflected as either a capital contribution by R.J. Tower to TAASC, or as a note payable from TAASC to R.J. Tower. The securitization facility is set to expire in December, 2007. As of January 17, 2005, the GE Securitization Facility was fully utilized, meaning that Tower had no additional ability at that time to sell additional receivables into the GE Securitization Facility. Moreover, as a consequence of the Debtors' Bankruptcy Filing, the GE Securitization Facility unwound and Tower lost the ability to sell receivables into the facility.

          (d)  Foreign Indebtedness.

     As of December 31, 2004, R.J. Tower's foreign subsidiaries had an aggregate of $163.9 million of outstanding indebtedness. For the most part, borrowings by Tower's foreign subsidiaries are made under credit agreements with commercial lenders in their respective jurisdictions and are used to fund working capital and other operating requirements. Tower has guaranteed $70.6 million of the outstanding borrowings of its foreign subsidiary Seojin, up to a limit of approximately $105.7 million. Tower's guarantees expire on various dates, with certain guarantees having expired in April 2005 and others expiring at the same time as the underlying borrowings come due.

     Certain foreign subsidiaries of R.J. Tower are subject to restrictions on their ability to dividend or otherwise distribute cash to R.J. Tower because they are subject to financing arrangements that restrict them from paying dividends.

                              III. CHAPTER 11 CASES

A.   OVERVIEW -- EVENTS LEADING TO THE CHAPTER 11 CASES

     Notwithstanding the restructuring activities Tower had undertaken in 2002 through 2004, Tower still encountered significant operational and financial difficulties. A series of developments resulted in a reduction of Tower's liquidity position, thereby jeopardizing near-term payment obligations and threatening Tower's ability to continue to pursue necessary growth and development initiatives.

     First, the market share and overall production of Tower's largest North American customers declined in recent years. Tower typically supplied its customers on a requirements basis, and is not guaranteed any set volume of business. Therefore, when Tower's customers decreased production, the volume of Tower's business simultaneously decreased. The decrease in production by Tower's customers was disproportionately weighted towards light trucks and sport utility vehicles, which are core components of Tower's business.

     Second, Tower incurred significant costs in the years leading up to its bankruptcy filing related to the launch of new business lines. For example, Tower had a significant amount of new product launch activity in 2004. Unforeseen difficulties in managing these new launches resulted in significantly higher than anticipated new launch program costs, which had an adverse effect on liquidity and profitability.

     Third, Tower experienced certain commodity price increases. Notably, the cost of steel increased significantly, and certain of Tower's supply contracts at fixed prices did not allow Tower to pass through increased material costs.

     Fourth, during the third quarter of 2004, certain of Tower's OEM customers terminated their accelerated payments programs for all of their suppliers, including Tower. The termination of these programs had a material adverse impact on Tower's short-term liquidity position by pushing back the dates by which the Debtors received certain payments.

     Finally, Tower has not always been able to achieve its desired level of cost savings with respect to existing product lines. In many cases, long-term supply contracts with Tower's customers call for regular price decreases. In cases where Tower was unable to achieve cost savings sufficient to offset these price decreases, Tower's profit margin decreased accordingly.

     As a result of these factors, and several others, Tower endured a steady decline in its gross margin in each of the four years leading up to its bankruptcy filing, from 14.7% in 2000 to 11.2% in 2001, 10.8% in 2002, 9.1% in
2003, and only 7.1% for 2004.

     The steady deterioration of their liquidity position forced the Debtors to seek chapter 11 protection as they restructured their operations and their balance sheet, in an effort to return to profitability. On February 2, 2005, Tower Automotive, Inc. and 25 of its subsidiaries each filed a voluntary petition for relief under the Bankruptcy Code (the "Commencement Date"). The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1008 of the Bankruptcy Code.

B.   APPOINTMENT OF THE CREDITORS COMMITTEE

     On February 15, 2005, the United States Trustee for the Southern District of New York appointed the official committee of unsecured creditors of the Debtors (the "Committee") pursuant to section 1102 of the Bankruptcy Code. The original members of the Committee were: (i) MST Steel Corporation of Kentucky,
(ii) The Bank of New York, as Indenture Trustee, (iii) HSBC Bank USA, National Association, as Indenture Trustee, (iv) Quantum Partners, (v) The Worthington Steel Company (vi) Wells Fargo Bank, National Association, as Indenture Trustee, and (vii) Pension Benefit Guaranty Corporation. On October 20, 2005, the United States Trustee for the Southern District of New York appointed Comau Pico as a new member of the Committee to replace The Worthington Steel Company which resigned. The current members of the Committee are (i) MST Steel Corporation of Kentucky, (ii) The Bank of New York, as Indenture Trustee, (iii) HSBC Bank USA, National Association, as

Indenture Trustee, (iv) Camulos Capital LP, (v) Comau Pico (vi) Wells Fargo Bank, National Association, as Indenture Trustee, and (vii) Pension Benefit Guaranty Corporation.

     The Committee retained Akin Gump Strauss Hauer & Feld LLP as its legal advisors, Houlihan Lokey Howard & Zukin Capital ("HLHZ") as its financial advisors, Cervantes, Aguilar-Alvarez y Sainz, S.C., as special Mexican counsel, and Stutman Treister & Glass, as conflicts counsel. Each of these professionals submitted an application to the Bankruptcy Court for an order authorizing its retention and on March 30, 2005, March 21, 2006 and February 20, 2007 the Bankruptcy Court entered the respective orders. The March 30, 2005 order approving HLHZ was an interim order that automatically became final at a later date after no objections were filed.

     Since the formation of the Committee, the Debtors have kept the Committee informed about their business operations and have sought the concurrence of the Committee in connection with certain actions and certain transactions taken by the Debtors outside of the ordinary course of business. The Committee has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business operations and the actions taken in the Chapter 11 Cases.

C.   ADMINISTRATION OF THE CHAPTER 11 CASES

     During the initial stages of the Chapter 11 Cases, the Debtors devoted substantial efforts to stabilizing their operations and restoring their relationship with vendors, customers, employees and utilities that had been impacted by the commencement of the Chapter 11 Cases.

     1.   FIRST DAY ORDERS

     Shortly after the Commencement Date, the Bankruptcy Court entered several orders authorizing the Debtors to pay various prepetition Claims. These orders were designed to ease the strain on the Debtors' relationships with employees, vendors, customers, shippers and taxing authorities as a consequence of the commencement of the Chapter 11 Cases and to provide for an orderly transition into chapter 11. The Bankruptcy Court entered orders authorizing the Debtors to, among other things, continue certain customer programs and pay substantially all of the Debtors' prepetition wages and certain benefits to employees, pay certain prepetition taxes and government charges, pay prepetition premiums necessary to maintain insurance coverage, pay prepetition claims of certain shippers and lien claimants, and pay certain prepetition claims of certain vendors and service providers deemed by the Debtors to be essential to the uninterrupted functioning of the Debtors' business operations.

     2.   STABILIZING OPERATIONS.

     The Debtors devoted substantial efforts to responding to the disruption to their businesses caused by the commencement of the Chapter 11 Cases and stabilizing their business operations. In that regard, the Debtors engaged in in-depth and detailed communications with critical suppliers, vendors, customers and employees to provide them with an understanding of the Debtors' financial situation and general plan from emergence from chapter 11. As a result, the Debtors believe that they were able to generally control the adverse impact of the commencement of the Chapter 11 Cases.

     3.   FINANCING

     In February 2005, the Bankruptcy Court approved a Revolving Credit, Term Loan and Guaranty Agreement ("DIP Agreement"), as amended, with J.P. Morgan Chase Bank, N.A., as agent for the lenders ("Lenders") and each of the Lenders. On March 2, 2005, the Bankruptcy Court entered the final corrected order authorizing the Debtors to secure post-petition financing and to make use of cash collateral (the "Final DIP Order"). Pursuant to the Final DIP Order, the DIP Agreement provides for a $725 million commitment of debtor-in-possession financing comprised of a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $300 million and a term loan in the aggregate principal amount of $425 million. The proceeds of the term loan have been used to refinance the Debtors' prepetition obligation amounting to $425 million under the credit agreement existing at the time of the bankruptcy filing. The proceeds of the revolving credit loans have been used to fund the ongoing cash requirements of the Debtors during the Chapter 11 Cases.

     The Debtors requested permission from the Bankruptcy Court to replace Comerica with Deutsche Bank as its Letter of Credit Issuer when Comerica informed the Debtors shortly after the Petition Date that it would not be renewing any of the Second Lien Letters of Credit (the "Second Lien Letters"). On May 17, 2005, the Bankruptcy

Court entered an order approving Deutsche Bank as the Second Lien Issuer (the "Second Lien Issuer"), and authorized the Debtors to pay certain fees and expenses in connection with the issuance of the replacement letters of credit.

     Throughout the Chapter 11 Cases, Tower has worked diligently to ensure that the estates have sufficient liquidity to operate while it continued to evaluate its restructuring and transaction alternatives. On January 31, 2007, the Bankruptcy Court approved the eighth amendment (the "Eighth DIP Amendment") to Tower's postpetition secured credit facility. Under the Eighth DIP Amendment, Tower obtained a six-month extension of the DIP Agreement, to August 2, 2007. As part of the consideration for this extension, however, Tower committed to filing a chapter 11 plan on or before May 2, 2007 that provides for the payment, in full, of Tower's obligations under the DIP Agreement on the Effective Date of such plan.

     4.   INCENTIVE AND RETENTION PROGRAMS

     Prior to the Commencement Date, the Debtors operated an annual incentive bonus plan. The Debtors requested authorization from the Bankruptcy Court to continue this bonus plan in order to retain key employees that are essential to the Debtors' ongoing operations and efforts under chapter 11. On March 14, 2005, the Bankruptcy Court entered an order approving the continuation of the Debtors' annual incentive plan during the Chapter 11 Cases. On March 30, 2005, the Bankruptcy Court authorized the Debtors to continue the annual incentive bonus plan with respect to seven senior executives who were not included in the annual incentive bonus plan in the Incentive Order. Additionally the Bankruptcy Court approved a retention program for certain key employees to ensure that the key employees continue to provide essential services during the Chapter 11 Cases.

     5.   EMPLOYMENT AND COMPENSATION OF PROFESSIONALS

     To assist them in carrying out their duties as debtors in possession and to otherwise represent their interests in the Chapter 11 Cases, the Debtors employed, with authorization from the Bankruptcy Court, the following professionals: (a) Kirkland & Ellis LLP, as counsel for the Debtors; (b) Togut, Segal & Segal LLP as Conflicts Counsel for the Debtors; (c) FTI Consulting, Inc. as financial advisors to the Debtors, ("FTI"); (d) BSI as Notice, Claims, and Balloting Agent to the Debtors; (e) Deloitte & Touche LLP, as independent auditors and accountants to the Debtors; (f) Lazard Freres, as investment bankers to the Debtors ("Lazard"); (g) Varnum Riddering Schmidt & Howlett LLP, as special counsel to the Debtors; (h) A.T. Kearney, as consultants to the Debtors; (i) Ernst & Young LLP as internal auditors and tax service providers to the Debtors; (j) Jefferson Wells International, Inc., to provide internal tax and accounting services to the Debtors; (k) Deloitte Tax LLP, as tax service providers and tax consultants to the Debtors, (l) Foley & Lardner LLP as special labor negotiation counsel for the Debtors, (m) Dovebid Valuation Services, Inc., as appraisers to the Debtors, and (n) Duff & Phelps, LLC, as valuation consultants to the Debtors. Additionally, the Debtors and the Committee jointly retained Heidrick & Struggles, Inc., as a consultant to assist in locating and hiring members of the Board of Reorganized Tower Automotive, Inc. The Bankruptcy Court entered orders retaining each of these professionals.

     6.   OPERATIONAL RESTRUCTURING EFFORTS

     Throughout the course of these Chapter 11 Cases, the Debtors have engaged in ongoing operational restructuring efforts including the closure of certain plants and sale of certain assets. Tower has announced the closure or sale of ten production facilities in North America and an additional six production facilities around the world. As a result Tower has experienced headcount reductions of approximately 2,800 colleagues during the course of these Chapter 11 Cases. The Debtors have sought court approval for the sale of de minimus assets and non-de minimus assets that were no longer profitable for the Debtors. For example, the Bankruptcy Court approved the sale of a piece of heavy equipment that had been rendered useless to the Debtors to Metalsa S.A. de C.V. for $1 million dollars. The sale of this piece of equipment and others was part of Debtors' overall consolidation efforts to reduce cost and minimize waste.

     The Debtors have also rejected over 50 unfavorable equipment leases, real property leases and unexpired leases in furtherance of the Debtors' ongoing operational restructuring efforts. On March 30, 2005, the Debtors obtained an order from the Bankruptcy Court extending the time the Debtors have to assume or reject unexpired leases of real property by 180 days. After obtaining this order, the Debtors received Bankruptcy Court approval for rejection of several unprofitable real property leases and equipment leases including those associated with the Debtors' operations in Milwaukee, Wisconsin, and Corydon, Indiana. The Bankruptcy Court has approved multiple extensions of the time the Debtors have to assume or reject unexpired leases of real property. The current deadline is July 31, 2007, subject to further extension.

     7.   CUSTOMER AND SUPPLIER AGREEMENTS

     On August 10, 2005, the Bankruptcy Court entered an order approving the Debtors' settlement with GM, authorizing the sale of assets by the Debtors to GM, and authorizing and approving the payment of certain prepetition claims.

     When one of the Debtors' key suppliers ("Trim Trends") went into bankruptcy, the Bankruptcy Court approved an agreement between the Debtors and Trim Trends pursuant to which the Debtors provided certain accommodations to support Trim Trends as it pursued a sale of its business operations. Bankruptcy Court approval also ensured that the Debtors would continue to receive revenue from the component parts provided by Trim Trends, thus avoiding the unnecessary and potentially devastating costs and damages associated from a shutdown of the Debtors' facilities.

     Over the past few months, as part of the Debtors' business strategy to induce lasting sales and to be an attractive target for potential purchasers, Tower has been negotiating several long-term accommodations agreements with its key OEM customers. On April 4, 2007, the Bankruptcy Court authorized the Debtors to file under seal their motions for court approval of these customer agreements. These agreements include pricing adjustments on selected platforms and service parts, commitments with respect to certain price givebacks, adjustments of payment terms, assistance in moving or resourcing low volume or low margin products, acceleration of reimbursement for tooling expenses and commitments to not resource current business.

     8.   ANALYSIS OF AVOIDANCE ACTIONS

     Pursuant to Bankruptcy Code sections 547, 548 and 550, the Debtors commenced approximately 420 adversary proceedings seeking to avoid and recover transfers made during the 90 days preceding the Petition Date aggregating approximately $270,000,000 ("Commenced Actions"). In addition, the Debtors entered into 28 tolling agreements, tolling the applicable statutes of limitations under Chapter 5 of the Bankruptcy Code ("Tolled Actions", together with the Commenced Actions, the "Avoidance Actions"), for potential actions to avoid and recover transfers made during the 90 days preceding the Petition Date aggregating approximately $20,000,000.

D.   1113/1114 PROCESS

     1.   BACKGROUND

     The Debtors spent the first eight months of these Chapter 11 Cases focusing on operational restructuring efforts in an attempt to return their businesses to profitability including the closure of certain of the Debtors' North American plants, the improvement of operational efficiencies at the Debtors' plants and the attainment of price increases from customers. After these initial efforts proved insufficient to return the Debtors to profitability, the Debtors made the very difficult, but necessary decisions to seek modifications to their collective bargaining agreements and retiree benefits.(8)

----------
(8) All references to retiree benefits contained in this section of the Disclosure Statement shall mean "retiree benefits" as defined by section 1114 of the Bankruptcy Code. Section 1114(a) of the Bankruptcy Code defines "retiree benefits" as:

     payments to any entity or person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents, for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the debtor prior to filing a petition commencing a case under this title.

     11 U.S.C. Section 1114(a).

     In September 2005, the Debtors sent letters to the Representatives explaining the Debtors' need for labor and retiree benefit cost savings, and requesting an initial meeting to begin the bargaining process. These letters were sent to representatives of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW")(9); the Untied Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union ("USW")(10); the IUE, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC ("IUE-CWA")(11); and the Smith Steel Workers D.A.L.U. 19806, AFL-CIO, International Association of Machinists and Aerospace Workers District Council 10, Technical Engineers Association, International Brotherhood of Electrical Workers Local 663, Service Employees International Union, Local 1, Steamfitters Union, Local 601, and Chicago Regional Council of Carpenters (the "Milwaukee Unions", collectively with the UAW, USW, IUE-CWA, the "Unions"). In response, the Unions informed the Debtors that they would serve as the designated authorized representatives for their respective retiree groups. The UAW also confirmed that it would act as the authorized representative for certain retirees at business units that are no longer in operation.

     After conducting initial in-person meetings with the Unions, the Debtors made initial proposals to the Unions in October 2005. On November 8, 2005, the Bankruptcy Court appointed an Official Committee of Retired Employees (the "Retiree Committee", and together with the Unions, the "Representatives") to represent the Debtors' non-Union salaried and management retirees. Shortly thereafter, the Debtors conducted an in-person meeting with the Retiree Committee and made a similar proposal.

     Over the next several months the parties engaged in extensive discovery. The Debtors made every effort to make the process of reducing its labor and legacy costs consensual. In addition to the numerous in-person meetings and negotiating sessions, the Debtors opened their books and financial records to the Unions and Retiree Committee, maintained an on-line data room to provide them with the documents and information necessary to evaluate the Debtors' proposals, and urged negotiations toward a mutually agreeable resolution.

     While continuing to negotiate with the Unions and the Retiree Committee, on January 4, 2006, the Debtors filed their Motion (I) to Reject Their Collective Bargaining Agreements Pursuant to 11 U.S.C. Section 1113(c) and (II) to Modify Their Retiree Benefits Pursuant to 11 U.S.C. Section 1114(g) (the "1113/1114 Motion") and filed an extensive Memorandum in Support of the Debtors' Motion (I) to Reject Their Collective Bargaining Agreement Pursuant to 11 U.S.C. Section 1113(c) and (II) to Modify Their Retiree Benefits Pursuant to 11 U.S.C. Section 1114(g) (the "1113/1114 Memorandum"). The 1113/1114 Motion sought an order authorizing the rejection of the Debtors' collective bargaining agreements with, and/or modifying the retiree benefits of retirees represented by the Unions and the Retiree Committee.

     Reducing labor-related and legacy costs were the central focus of the 1113/1114 Motion. The Debtors' unionized employees were historically entitled to a broad range of compensation and overtime pay packages, as well as significant dental, health, pension, and retirement benefits. The Debtors' retirees were historically entitled to a

----------
(9) The UAW agreed to act as the authorized representative under section 1114(c)(1) of the Bankruptcy Code for union retirees from the following facilities formerly operated by the Debtors or predecessors of the Debtors:
     (i) the Kalamazoo facility, represented by UAW Local 740 (the "Kalamazoo Union"), (ii) the Active Tool & Manufacturing Company Inc. facility, represented by UAW Local 155 (the "Active Tool Union"), (iii) the Masco Tech facility, represented by UAW Local 174 (the "Masco Tech Union"), (iv) the Bluffton, OH facility (the "Bluffton Facility"); (v) the Kendallville, IN facility (the "Kendallville Facility"); (vi) the Plymouth, MI facility (the "Plymouth Facility"); (vi) the Traverse City, MI facility (the "Traverse City Facility"), (vii) the Clinton, MI facility (the "Clinton Facility"), and (viii) the facility at Granite City, IL (the "Granite City Facility").

(10) The USW acted as the authorized representative under section 1113(b)(1)(A) of the Bankruptcy Code for union employees from the Elkton, MI facility (the "Elkton Facility") and the facility in Milan, TN (the "Milan Facility").

(11) The IUE-CWA agreed to act as the authorized representative under section 1114(c)(1) of the Bankruptcy Code for the various current and future retirees from the Debtors' Greenville, MI location (the "Greenville Facility").

broad range of retiree benefits. Retirees had health coverage through at least age 65. Some retirees had lifetime health coverage, while others had been entitled to Medicare supplement payments after reaching the age of 65. Furthermore, the Debtors had provided life insurance benefits to retirees.

     These various retiree welfare benefits and wage and benefit plans represented a significant liability for the Debtors, one that threatened the viability of the business if not addressed and resolved in a way that provided meaningful cash relief for the Debtors. As of September 30, 2005, prior to making its 1113 and 1114 proposals, an actuarial valuation conducted by the Debtors' benefits consultants, Towers Perrin, estimated the present value of Tower's retiree welfare benefits at approximately $178 million (the "2005 APBO"), of which approximately $133 million related to current retirees and approximately $45 million related to anticipated costs of future retirees. In addition to the large future value represented by the 2005 APBO, the Debtors incurred substantial annual costs funding retiree welfare benefits. Towers Perrin projected that for 2006, payment of retiree welfare benefits would cost the Debtors approximately $20 million. Further, as demonstrated during the lengthy hearings on the 1113/1114 Motion, the Debtors projected that their North American operations would be cash flow negative through 2008, even with all the cost savings sought in the 1113/1114 Motion. Without the cost savings sought through the modification of legacy retiree benefits, reductions in ongoing wage and benefit levels and the elimination of inefficient plants, the Debtors projected negative North American cash flows through at least 2010 and negative global cash flows through at least 2007.

     On January 12, 2006 the Bankruptcy Court entered a pre-trial order setting forth the procedures and timeline by which the 1113/1114 Motion would be resolved.

     2.   1113 SETTLEMENTS

     After a full trial on the 1113/1114 Motion and many months of difficult negotiations, Tower reached consensual settlements to enter into amendments to certain collective bargaining agreements with various employees represented by the UAW(12) and the United Steel, Paper and Forestry, Rubber Manufacturing, Energy, Allied Industrial and Service Workers International Union (the "USW")(13) (the "UAW & USW Amendments"), which were approved by the Court.

     The UAW & USW Amendments significantly reduced the Debtors' workforce-related expenses through the following modifications:

     - Bluffton Facility and Elkton Facility: Wages were reduced and in certain instances frozen. Additionally, certain modifications were made to overtime pay calculations and holiday vacation. Tower's contribution to healthcare plan values were reduced and supplemented by contributions by covered employees. Additionally, the pension plans were frozen.

     - Milan Facility Closure: The USW agreed not to contest the closure of the Milan Facility and except for certain preserved grievances, the USW discharged Tower from claims, causes of action and damages.

----------
(12) The UAW acted as the authorized representative for union employees from the following facilities: (i) the Bluffton, OH facility (the "Bluffton Facility"); (ii) the Kendallville, IN facility (the "Kendallville Facility"); (iii) the Plymouth, MI facility (the "Plymouth Facility"); (iv) the Traverse City, MI facility (the "Traverse City Facility") and (v) the Clinton, MI facility (the "Clinton Facility"). In addition, the UAW represented employees at the Debtors' facility at Granite City, IL (the "Granite City Facility").

(13) The USW acted as the authorized representative for union employees from the Elkton, MI facility (the "Elkton Facility"). In addition, the USW represented employees at the Debtors' facility in Milan, TN (the "Milan Facility").

     3.   RETIREE SETTLEMENTS

     Tower also reached consensual settlements to modify retiree benefits with the Milwaukee Unions (the "Milwaukee Settlement"), the Retiree Committee (the "Retiree Committee Settlement") and the UAW and IUE, CWA (the "UAW/IUE-CWA Settlement" and together with the Milwaukee Settlement and the Retiree Committee Settlement, the "Retiree Settlements"). The Court entered the orders approving the Retiree Settlements over the objection of the Committee. The Committee appealed the orders of this Court approving the Retiree Settlements. On December 15, 2006, the U.S. District Court for the Southern District of New York (the "District Court") affirmed the Court's orders and denied the appeal. Official Committee of Unsecured Creditors of Tower Auto. v. Debtors (In re Tower Auto., Inc.), 2006 WL 3751360 (S.D.N.Y. 2006) ("Tower Auto. II"). On December 28, 2006,
the Committee appealed the District Court decision to the Court of Appeals for the Second Circuit, which appeal is currently pending.

     The Retiree Settlements can be summarized as follows:

     - Establishment of VEBA Trusts: Voluntary Employees Beneficiary Association ("VEBA") trusts were established to provide the remaining retiree benefits that were not compromised.(14) Tower made up front cash payments to start up the VEBAs. The Retiree Committee VEBA received $500,000, the Greenville VEBA received $500,000 and the UAW Trust received $125,000. Once the VEBAs were established and funded, Tower had no obligation to provide the remaining retiree benefits directly, rather such benefits would be provided through the Tower-funded VEBAs.

     - Funding of VEBAs During the Chapter 11 Cases: Tower was obligated to make certain payments to the VEBAs during the pendency of the Chapter 11 Cases. Since the implementation of the Retiree Settlement, the Milwaukee VEBA has received nearly $8 million, the Retiree Committee VEBA has received nearly $450,000, the Greenville VEBA has received approximately $1.1 million and the UAW Trust has received $200,000. On July 1, 2007, the Debtors are scheduled to make payments of nearly $1.5 million to the Milwaukee VEBA and $80,000 to the Retiree Committee VEBA.

     - General Unsecured Claims: Pursuant to the Retiree Settlements, the Milwaukee Unions, the Retiree Committee, the UAW and the IUE-CWA were granted general unsecured claims in the Chapter 11 Cases against R.J. Tower Corporation and the applicable domestic operating subsidiaries. The Milwaukee Unions were granted claims of $150 million, the Retiree Committee was granted claims of $16.5 million, the IUE-CWA was granted claims of $15 million and the UAW was granted claims of $2.5 million, each against the relevant Debtors (collectively, the "Benefit Reduction Claims"). The Benefit Reduction Claims are subject to reductions for the value of benefits provided or payments made by Tower during the remainder of Tower's bankruptcy cases.

     - Life Insurance: Life insurance coverage provided to the individuals represented by the Unions and Retiree Committee was immediately modified to reduce benefit levels to the minimum levels under Tower's current retiree life insurance program.

     - Effective Date Payments: The Retiree Settlements provide the Retirees with a minimum guaranteed value to be contributed to VEBA trusts by way of a 20% claim floor mechanism. The claim floor is simply a two-step mechanism whereby Tower will give the retirees a guaranteed amount of value to be contributed into the respective VEBAs. The claim floor does not guaranty a recovery on account of the Benefit Reduction Claims. Rather, claim floor assures the retirees that regardless of the value they receive on account of the Benefit Reduction Claims, the Retiree Settlements will provide the retirees with a known, quantifiable minimum value. The way the claim floor works is that when Tower proposes a chapter 11 plan, Tower will calculate the percentage recovery that unsecured creditors will receive on account of their claims. All unsecured creditors who are similarly situated will presumably receive the same recovery under a plan of reorganization that will be proposed. If the Retirees receive

----------
(14) Due to the small number of UAW retirees, a trust entity (the "UAW Trust") paid amounts directly to the UAW Retirees rather than providing benefits through a VEBA.

          less than a 20% aggregate recovery under the plan of reorganization on account of their general unsecured Benefit Reduction Claims, Tower will provide additional recovery to the Retirees, to be paid into the respective VEBAs, such that the Unions and Retiree Committee each receive the guaranteed minimum value they agreed to in the Retiree Settlements.(15) Additionally, on the effective date of a plan Tower must pay the Retiree Committee VEBA (a) $425,000 in cash and (b) $925,000 in cash or equity.

     - Ancillary Issues: In addition to resolving the vast majority of Tower's retiree welfare obligations, the settlements resolved a myriad of ancillary issues, including hundreds of pending grievance proceedings, a putative class action lawsuit, pending National Labor Relation Board proceedings, arbitration proceedings, arbitration awards, claims under the National Labor Relations Act and ultimately, hundreds, if not thousands of claims filed in the Tower's bankruptcy cases.

     -    Additional Settlement Provisions Related to the Milwaukee Facility:
          The Milwaukee Settlement also resolved all issues related to the closure of Tower's Milwaukee facility, which was historically Tower's largest (and one of the costliest) production facilities, with manufacturing operations at the site going back over 100 years. Significantly, the Milwaukee Settlement resolved a number of difficult plant-closing issues, including severance benefits, application of pension credits, seniority and outsourcing issues related to wind-down operations. Further, depending on Tower's unsecured debt credit rating from 2009 through 2010, the Milwaukee Union's VEBA may be entitled to a payment of up to 40% of the projected APBO as of January 1, 2009 (the "Back-End Payment"). If Tower's credit rating is "B" or less, then Tower will have no obligation to make the Back-End Payment.

     4.   SECOND 1114 PROCEEDING

     Tower's existing liabilities under the Retiree Settlements total approximately $42.4 million to be paid on the effective date of a plan, plus a potential additional liability as part of the Back-End Payment under the Milwaukee Settlement (collectively, the "Retiree Benefits").

     The Debtors have made new 1114 proposals to the Representatives. On April 11, 2007, the Debtors sent the Milwaukee Unions a proposal to modify their Retiree Benefits. On April 16, 2007, the Debtors sent the Retiree Committee, the UAW and the IUE-CWA proposals to modify Retiree Benefits. In connection with each proposal, Tower offered to meet with the Representatives at their convenience to discuss the proposals. The Debtors and the respective Representatives have commenced good-faith negotiations regarding the Debtors' proposed modifications to the Retiree Benefits provided for in the Retiree Settlements. The Debtors have reached agreement in principle with each of the Representatives and the Purchaser, as set forth in the TA Acquisition Company, LLC Purchase Agreement, subject to documentation. The Debtors reserve the right, if they are unable to document these agreements with the Representatives, to file a motion pursuant to section 1114 of the Bankruptcy Code to modify the Retiree Benefits as necessary to accommodate confirmation of the Plan.

E.   CLAIMS BAR DATE AND CLAIMS ESTIMATION

     By the order of the Bankruptcy Court dated March 30, 2005 (the "Bar Date Order"), and pursuant to Rule 3003 (c)(3) of the Bankruptcy Rules, the Court set May 31, 2005 as the deadline by which proofs of claim were required to be filed in these Chapter 11 cases by entities other than governmental units holding or asserting a claim as of the filing Date against the Debtors, and August 1, 2005 as the deadline for governmental units to file proofs of claim (together the "Claim Bar Dates"). In accordance with the Bar Date Order, written notice of the applicable Claims Bar Dates was mailed to, among others, all Creditors listed on the Schedules and published in among other publications, the USA Today (National Edition) and the Detroit Free Press/ Detroit News. A deadline by which administrative proofs of claim are required to be filed with the Court has not been established as of the date of this Disclosure Statement.

----------
(15) These minimum guaranteed recoveries are subject to incremental increase based on the recoveries ultimately recognized by certain senior bondholder groups.

     To date, approximately $10.8 billion in purported general unsecured and approximately $1.1 billion in purported secured and priority proofs of claim have been filed against the Debtors' estates and the Debtors have objected (the "Claim Objections") to approximately $2 billion of such claims on the grounds that they should be reduced and allowed or reclassified; disallowed and expunged; or reclassified. As a result of the Claim Objections or by agreement, approximately $1.3 billion in general unsecured claims and approximately $550 million in secured and priority claims have been determined as disallowed claims or withdrawn and the Claims Objections remain pending with respect to approximately $225 million in purported general unsecured and approximately $45 in purported secured and priority claims.

     In addition, to date, approximately $256 million in purported administrative proofs of claim have been filed against the Debtors' estates. The Debtors dispute many of these claims and contend that the actual total of valid administrative claims is, in fact, substantially less. In fact, Claims Objections have been filed with respect to approximately $33 million of the purported administrative claims and, as a result, approximately $13.5 million in administrative claims have been disallowed.

     Furthermore, on April 23, 2007, the Debtors filed the First Omnibus Motion For Order, Pursuant to 11 U.S.C. Sections 105(a) and 502(c) Estimating Certain Contingent or Unliquidated Claims (the "Estimation Motion"). The Estimation Motion seeks to set a cap on certain administrative, priority and secured claims that were filed as contingent or unliquidated, which will result in a further reduction in the maximum amount of secured, administrative and priority claims that may be asserted against the Debtors' estates. A hearing before the Bankruptcy Court on the Estimation Motion has been scheduled for May 15, 2007.

F.   SUBSTANTIVE CONSOLIDATION

     The Plan contemplates and is predicated upon substantive consolidation of the Substantively Consolidated Debtors into a single entity and the International Holding Company Debtors into another entity, solely for purposes of all voting and distributions under the Plan. The Substantively Consolidated Debtors do not include Tower Automotive, Inc., or R.J. Tower or the International Holding Company Debtors. Entry of the Confirmation Order will constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Substantively Consolidated Debtors, on the one hand, and the International Holding Company Debtors, on the other hand, for all purposes related to the Plan. Accordingly, for purposes of classification, voting and distributions under the Plan, (i) all assets and liabilities of the Substantively Consolidated Debtors will be deemed merged so that all of the assets of all of the Substantively Consolidated Debtors will be available to pay all of the liabilities of all of the Substantively Consolidated Debtors as if they were one company, (ii) all assets and liabilities of the International Holding Company Debtors will be deemed merged so that all of the assets of all of the International Holding Company Debtors will be available to pay all of the liabilities of all of the International Holding Company Debtors as if they were one company, (iii) any obligation of any of the Substantively Consolidated Debtors and all guaranties thereof by or enforceable against any of the Substantively Consolidated Debtors and any joint and several liability of the Substantively Consolidated Debtors will be treated as though they were a single obligation in the amount of the obligation of the primary obligor, (iv) any obligation of any of the International Holding Company Debtors and all guaranties thereof by or enforceable against any of the International Holding Company Debtors and any joint and several liability of the International Holding Company Debtors will be treated as though they were a single obligation in the amount of the obligation of the primary obligor, (v) any Claim or Claims filed or to be filed against any of the Substantively Consolidated Debtors, on the one hand, or the International Holding Company Debtors, on the other hand, in connection with any such obligation and any such guaranties or any such joint and several liability will be treated as though they were a single Claim in the amount of the Claim against the primary obligor, (vi) any such guaranties of the Substantively Consolidated Debtors, on the one hand, or the International Holding Company Debtors, on the other hand, will be deemed eliminated and extinguished, (vii) all Claims of any Substantively Consolidated Debtor against any other Substantively Consolidated Debtor will be cancelled and extinguished,
(viii) all Claims of any International Holding Company Debtor against any other International Holding Company Debtor will be cancelled and extinguished; (ix) no distributions will be made under the Plan on account of any Interests of any of the Substantively Consolidated Debtors in any of the other Substantively Consolidated Debtors; and (x) no distributions will be made under the Plan on account of any Interests of any of the International Holding Company Debtors in any of the other International Holding Company Debtors.

     Substantive consolidation is an equitable remedy whereby the assets and liabilities of different entities may be consolidated and dealt with as if the assets were held by, and the liabilities were incurred by, a single entity.

Thus, if the Debtors are substantively consolidated under the Plan, the assets of the Substantively Consolidated Debtors, on the one hand, and the International Holding Company Debtors, on the other hand, would each be collapsed into a common fund for the payment of their prepetition liabilities, and any intercompany claims between and among the Substantively Consolidated Debtors, on the one hand, and the International Holding Company Debtors, on the other hand, would be extinguished. Consequently, a creditor of one of the Substantively Consolidated Debtors, on the one hand, or one of the International Holding Company Debtors, on the other hand, is treated as a creditor of the substantively consolidated group of debtors, and issues of individual corporate ownership of property and individual corporate liability on obligation are ignored.

     There is no express statutory authority for substantive consolidation. The Bankruptcy Court's ability to order substantive consolidation derives from its general equitable powers under section 105(a) of the Bankruptcy Code, which provides that "the court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title." 11 U.S.C.
Section 105(a). See also F.D.I.C. v. Colonial Realty Co., 966 F.2d 57, 59 (2d Cir. 1992). Because the substantive consolidation doctrine lacks a statutory framework, courts must examine the facts and circumstance of each case to determine whether substantive consolidation is appropriate. See 5 COLLIER ON BANKRUPTCY 1100.06[1] (stating that substantive consolidation cases are to a great degree sui generis). Thus, (i) where the facts of a case establish that creditors rely on the separate existence of corporate or partnership entities in extending credit or would suffer more than minimal harm from disregarding such separate existence, substantive consolidation is disfavored, and (ii) notwithstanding such reliance, substantive consolidation may be ordered upon demonstration of an increased likelihood of the debtor's reorganization as a result of eliminating (a) the need to disentangle assets, (b) duplicative claims, and (c) the question of who among the debtors is liable. See, e.g., Drexel Burnham Lambert Group, 138 B.R. 723, 765 (Bankr. S.D.N.Y. 1992); Chemical Bank New York Trust Co. v. Kheel (In re Seatrade Corp.), 369 F.2d 845, 847 (2d Cir. 1966).

     The Debtors and their professionals, including FTI, spent significant time and attention analyzing intercompany relationships and dealings in order to determine the propriety of substantive consolidation. The Debtors and FTI concluded that the Debtors' historical record-keeping practices make it impossible to present historical asset and liability information on a legal entity basis among the Substantively Consolidated Debtors. The Debtors also believe their creditors, in many instances, treated the Substantively Consolidated Debtors as a single economic unit, relying on consolidated financial information and not their structurally separate corporate entities in determining their creditworthiness and extending credit. The Substantively Consolidated Debtors often conducted business on a consolidated basis and did not itemize transactions among their various legal entities. The Substantively Consolidated Debtors also conducted their business through a centralized cash management system. In sum, although each of the Substantively Consolidated Debtors were maintained as distinct legal entities, the Debtors believe that many creditors of the Substantively Consolidated Debtors did not rely on corporate separateness when deciding to extend credit, and, moreover, regardless of reliance, the Debtors do not believe it would be possible to meaningfully disentangle assets and liabilities between and among the Substantively Consolidated Debtors.

     Accordingly, the Debtors believe that substantive consolidation of the Substantively Consolidated Debtors is required for purposes of the Plan and the distributions to be effected under the Plan. The Debtors further believe that substantive consolidation of the Substantively Consolidated Debtors will facilitate the implementation of the Plan, enabling the Debtors to treat holders of Claims with greater similarity and fairness and save administrative costs by simplifying administration of the remaining assets and liability of the remaining assets and liabilities. The Debtors believe that, in addition to being justified pursuant to applicable law, substantive consolidation of the Substantively Consolidated Debtors is in the best interests of their creditors. The Debtors believe that the recovery of virtually all creditors of the Substantively Consolidated Debtors will be higher or approximately equal, under the Plan, as it would be if there was not substantive consolidation. Substantive consolidation is an essential element of the Plan. The Debtors submit that substantive consolidation is necessary for the efficient liquidation of the Debtors and is appropriate in these Chapter 11 Cases.

     In addition to substantive consolidation of the Substantively Consolidated Debtors, the Debtors also propose substantive consolidation of the International Holding Company Debtors. The International Holding Company Debtors do not conduct substantial operations, and are not believed to have significant creditors, other than certain of the Debtors' secured creditors and the Holders of the R.J. Tower Bondholder Claims. While the Debtors believe that substantive consolidation is appropriate as among the International Holding Company Debtors, the Debtors do not believe that it would be appropriate to substantively consolidate the International Holding Company Debtors with the Substantively Consolidated Debtors. The Debtors and FTI have concluded that the books and records of the International Holding Company Debtors are separate and distinct and are not unduly entangled with the books and records of the Substantively Consolidated Debtors. Moreover, the Debtors believe that the Holders of the R.J. Tower Bondholder Claims relied upon the separate collateral value of the International Holding Company Debtors, and that the separate identity of the International Holding Company Debtors, apart from the Substantively Consolidated Debtors, was an important factor in the decision of the R.J. Tower bondholders to lend money under the 12% Senior Note Indenture and the 9.25% Senior Euro Note Indenture. Consequently, the Debtors do not believe it is appropriate to substantively consolidate the International Holding Company Debtors with any other Debtors, including either the Substantively Consolidated Debtors, Tower Automotive, Inc., or R.J. Tower.

G.   ATTEMPTS TO REORGANIZE

     Throughout these Chapter 11 Cases, the Debtors have considered many potential restructuring alternatives. The Debtors and their professionals have spent a significant amount of time evaluating the Debtors' post-reorganization capital structure. The Debtors and their financial advisors spent significant time exploring the possibility of financing a plan of reorganization through exit financing. The Debtors concluded that they would not be able to raise sufficient debt financing to allow them to pay allowed secured, priority and administrative expense claims in full and to emerge from bankruptcy. Subsequently the Debtors and their advisors considered and explored raising a relatively small equity investment to recapitalize the Debtors and providing creditors with a minority equity interest in the Debtors. Thereafter, as the Debtors financial condition and the state of automotive industry deteriorated, the Debtors concluded that their ability to formulate a chapter 11 plan required raising a substantial equity investment, which would involve an investor or group of investors acquiring substantially all of the equity in the Debtors upon emergence from bankruptcy, or selling substantially all of the Debtors' assets.

     Dating back to the summer of 2006, the Debtors have had discussions with approximately 20 parties in an attempt to raise the capital investment the Debtors believed was necessary to permit a reorganization. Toward this end, on October 12, 2006, the Debtors filed a motion seeking authority to pay certain due-diligence and work fees to parties who may be interested in the Debtors' equity raise. This motion was approved by the Bankruptcy Court on October 25, 2006. Various potential investors performed significant due diligence and formulated the terms of their proposed equity investments. Given the size of the equity investment that would be necessary to restructure the Debtors, most investors required that they be given full ownership of Tower in exchange for the capital investment. Tower identified certain equity investors willing to consider such an investment, and on December 19, 2006, filed the Motion to Authorize and Approve Indemnification Obligations Payment of Fees to Initial Committed Purchasers Pursuant to Backstop Commitment Letter and Restructuring Term Sheet (the "Initial Backstop Motion"). On January 11, 2007, Tower withdrew the Initial Backstop Motion after receiving a notice of termination from the Initial Committed Purchasers (as defined in the Initial Backstop Motion).

H.   THE MARKETING AND SALE PROCESS

     Following the withdrawal of the Initial Backstop Motion, and after several weeks of discussions with four interested parties (the "Interested Parties"), the Debtors asked the Interested Parties to submit their highest and best proposals, and determined that the restructuring term sheet (the "Term Sheet") submitted by TA Affiliate was the highest and best proposal. The Term Sheet represents the culmination of an intense and very fruitful negotiating process. Over the last several months, the value of the proposals from the Interested Parties has increased dramatically. The Debtors estimate that the transaction set forth in the Term Sheet provides the Debtors' estates with over $100 million more than the initial proposals from the Interested Parties.

     On March 28, 2007, the Debtors filed a motion with the Bankruptcy Court seeking authority to enter into the Term Sheet with TA Affiliate as well as the approval of certain sale and bidding procedures (the "Marketing Protocol"), which procedures were approved (as modified) by an order of the Bankruptcy Court dated April 6, 2007 (the "Bidding Procedures Order").

Marketing Protocol

     The Marketing Protocol is designed to ensure that Debtors, their estates and their creditors receive the highest and best value possible, in the context of these Chapter 11 Cases. The Marketing Protocol sets forth a process whereby Tower, in consultation with the Committee, will continue to actively solicit competing proposals and will consider all proposals received, including proposals to acquire all of the Debtors' assets or for segments of the Debtors' business and can be summarized as follows:(16)

     - Notice: The Debtors published the Marketing Protocol Notice in the national editions of The New York Times and The Wall Street Journal. The Debtors also served the Marketing Protocol Notice and a copy of the Marketing Protocol Order with its exhibits on the Notice Parties.

     - Contact Parties: The Debtors, in connection with Lazard, developed a list of Contact Parties who may be potentially interested in and who would have the financial resources to consummate a competing transaction to that of TA Acquisition Company, LLC. The Contact Parties received an Information Package consisting of a cover letter, a confidentiality agreement, a copy of the Term Sheet, the Marketing Protocol Order and its exhibits. After the Documentation Date, the Debtors will distribute a copy of the Purchase Agreement and the Plan to the Contact Parties.

     - Access to Tier 1 Diligence Materials: In order to participate in the bidding process and to receive a copy of the Debtors' offering memorandum and access to a virtual data room containing non-public information concerning the Debtors, other than information that the Debtors deem to be business-sensitive, in their sole discretion, (i) a party must deliver a Preliminary Interest Package which includes an executed confidentiality agreement, identification of the bidder and its representatives, and (ii) the Debtors, in consultation with the Committee, must reasonably believe that the party would have the financial resources to consummate a Competing Transaction.

     - Access to Tier 2 Diligence Materials: In order to access the virtual data room containing all diligence materials provided to TA Acquisition Company, LLC, including the business-sensitive information excluded from the Tier 1 Diligence Materials, a party must (i) submit a Preliminary Interest Package, and (ii) submit to the Debtors, with copies to the Committee: (a) an executed non-binding indication of interest satisfactory to the Debtors, in consultation with the Committee, which must reasonably identify the proposed Competing Transaction, including the assets proposed to be acquired, the proposed purchase price, contingencies and conditions precedent to closing, (b) written evidence of the party's appropriate senior executive's approval of the proposed Competing Transaction, and (c) written evidence that the Debtors, in consultation with the Committee, reasonably conclude demonstrates the party's financial ability to perform the Competing Transaction.

     - Bids: To be eligible to participate in the Auction, each Bid and Bidder must satisfy each of the following conditions: (1) each Bid be accompanied by a good faith deposit in the amount of $25 million, (2) if the Bid is for substantially all of the Debtors' assets, aggregate consideration must equal or exceed the sum of the Purchase Price (as defined in the Term Sheet), the value of the Assumed Liabilities (as defined in the Term Sheet), plus $1 million, (3) each Bid must be on terms that are substantially the same or better than the terms of the purchase agreement with TA Acquisition Company, LLC and the Plan, (4) each Bid may not be conditioned on obtaining financing or any internal approval, or on the outcome or review of due diligence, (5) each Bid must be irrevocable until and unless the Debtors accept a higher Qualified Bid as an overbid, (6) each Bid must not request or entitle the Bidder to any break-up fee, termination fee, expense reimbursement or similar type of payment and each Bidder shall be deemed to waive the right to pursue a substantial contribution claim under section 503 of the Bankruptcy Code related in any way to the submission of its Bid or the marketing or auction process, and (7) each Bid must be received by the Debtors and the Committee in writing on or before June 20, 2007. If the Bid satisfies the above requirements it is a Qualified Bid.

----------
(16) The Marketing Protocol Order is attached hereto as Exhibit B. This summary refers to, and is qualified in its entirety by, reference to the Marketing Protocol Order. The terms of the Marketing Protocol Order will govern in the event any inconsistency arises between this summary and the Marketing Protocol Order. All capitalized terms used but not defined in this summary of the Marketing Protocol shall have the meanings ascribed to them in the Marketing Protocol Order.

     - Baseline Bid: No later than June 22, 2007, the Debtors will notify all Qualified Bidders of the highest and best Qualified Bid (the "Baseline Bid") and provide copies of all submitted bids to all Qualified Bidders.

     - Auction: The Debtors will conduct an auction on June 25, 2007 at 10:00 a.m. (Eastern Time), if a Qualified Bid other than the TA Acquisition Company, LLC Purchase Agreement is timely received. At the start of the Auction, the Debtors will describe the terms of the Baseline Bid. All Bids made thereafter shall be Overbids which must be made in increments of at least $5 million and comply with the conditions for a Qualified Bid except the Bid Deadline and Initial Minimum Overbid Increment shall not apply. All Overbids shall be made and received on an open basis, and all material terms of each Bid shall be fully disclosed to all other Qualified Bidders. The Debtors will maintain a transcript of all Bids made and announced at the Auction.

     - Selection of Successful Bidder: If another Qualified Bid is received and the Debtors conduct an auction, the party who submits the highest and best bid at the auction, to be determined in accordance with the Marketing Protocol, will be declared the Successful Bidder. If no other Qualified Bid is received by June 20, 2007, the Debtors will not conduct the auction and shall designate TA Acquisition Company, LLC as the Successful Bidder.

     - Sponsor Protections: In the event the Debtors (i) do not proceed with the Transaction or a transaction that involves the sale or acquisition of all or substantially all of Debtors' assets and (ii) TA Acquisition Company, LLC has executed and is not in material default under the terms of the TA Acquisition Company, LLC Purchase Agreement, Tower may be obligated to pay TA Acquisition Company, LLC certain fees and expenses as set forth in the Marketing Protocol.

     Since entry of the Bidding Procedures Order, the Debtors, through their financial advisors, in consultation with the Committee, have contacted more than 50 parties to determine whether those parties have an interest in obtaining due diligence materials and pursuing a competing transaction.

     Over the last month the Debtors and TA Acquisition Company, LLC have been negotiating the terms of the Asset Purchase Agreement (the "TA Acquisition Company, LLC Purchase Agreement"), which is annexed to the Disclosure Statement as Exhibit E.

     IN THE EVENT THAT A BID OR BIDS OTHER THAN THE TA ACQUISITION COMPANY, LLC BID SET FORTH IN THE TA ACQUISITION COMPANY, LLC PURCHASE AGREEMENT IS SELECTED AS THE SUCCESSFUL BID, THE DEBTORS WILL NOT SOLICIT ADDITIONAL VOTES FOR A REVISED PLAN. THE DEBTORS WILL NOT DISTRIBUTE A REVISED DISCLOSURE STATEMENT OR A REVISED PLAN OR SOLICIT ADDITIONAL VOTES. THEREFORE, YOU SHOULD VOTE ON THE PLAN AS IF TA ACQUISITION COMPANY, LLC IS THE PURCHASER AND THE TA ACQUISITION COMPANY, LLC PURCHASE AGREEMENT REPRESENTS THE SUCCESSFUL BID. BECAUSE THE DEBTORS WILL ONLY SELECT ANOTHER QUALIFIED BID AS THE SUCCESSFUL BID IF SUCH BID PROVIDES MORE VALUE THAN THE TA ACQUISITION COMPANY, LLC BID, ANY VOTE IN FAVOR OF THE PLAN WILL BE DEEMED TO BE A VOTE IN FAVOR OF ANY REVISED PLAN BASED ON A BID THAT IS HIGHER AND BETTER THAN THE TA ACQUISITION COMPANY, LLC BID.

                          IV. SUMMARY OF THE JOINT PLAN

A.   INTRODUCTION

     THE FOLLOWING SECTIONS SUMMARIZE CERTAIN KEY INFORMATION CONTAINED IN THE PLAN. THIS SUMMARY REFERS TO, AND IS QUALIFIED IN ITS ENTIRETY BY, REFERENCE TO THE PLAN. THE TERMS OF THE PLAN WILL GOVERN IN THE EVENT ANY INCONSISTENCY ARISES BETWEEN THIS SUMMARY AND THE PLAN.

     THE BANKRUPTCY COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN DO NOT YET BIND ANY PERSON OR ENTITY. IF THE BANKRUPTCY COURT DOES CONFIRM THE PLAN, HOWEVER, THEN IT WILL BIND ALL CLAIM AND EQUITY INTEREST HOLDERS.

     The Plan is structured to provide recovery to unsecured creditors in Voting Classes 4, 5, 6 and 7 from either or both of the Unsecured Creditors Trust Assets and the Post-Consummation Trust Residual Assets, depending on the Voting Class, as set forth in the Plan. The Unsecured Creditors Trust Assets will be distributed as R.J. Tower Bondholder Primary Recovery and R.J. Tower General Unsecured Claim Primary Recovery.

     The distributions on account of R.J. Tower Bondholder Primary Recovery and R.J. Tower General Unsecured Claim Primary Recovery reflect the allocation of value according to the absolute priority rule. In reaching this allocation, certain assumptions were made about the contributions of value, as well as liabilities, from the Debtors' foreign and domestic operations as well as the relative enterprise value of each estate.

     The proceeds of the Post-Consummation Trust Residual Assets will be distributed to all Holders of Allowed Claims in Voting Classes 4, 5, 6 and 7, Pro Rata. In the event the Post-Consummation Trust has any value remaining after all Post-Consummation Senior Claims have been paid in full, the Post-Consummation Trust Plan Administrator will distribute assets Pro Rata to all creditors entitled to receive either the Class 6 Recovery, Class 7 Recovery, R.J. Tower Bondholder Secondary Recovery or R.J. Tower General Unsecured Claim Secondary Recovery. This distribution reflects a settlement among unsecured creditors of intercompany liabilities and other intercreditor issues.

B.   ADMINISTRATIVE AND PRIORITY TAX CLAIMS

     1.   ADMINISTRATIVE CLAIMS

     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Working Capital Administrative Claim will be paid the full unpaid amount of such Claim in Cash by the Purchaser in the ordinary course of business.

     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Other Administrative Claim will be paid the full unpaid amount of such Claim in Cash by the Post-Consummation Trust Plan Administrator, out of the Post-Consummation Trust Priority Account (unless otherwise provided in the Plan), (a) on or as soon as practicable after the Effective Date; (b) or if such Claim is Allowed after the Effective Date, on or as soon as practicable after the date such Claim is Allowed; or (c) upon such other terms as may be agreed upon by such Holder and the Post-Consummation Trust Plan Administrator, or otherwise upon an order of the Bankruptcy Court. If the Post-Consummation Trust Priority Account is not sufficient to provide for the payment in full of all Allowed Other Administrative Claims, the Post-Consummation Trust Plan Administrator shall utilize the other assets (or proceeds thereof) of the Post-Consummation Trust (other than assets held in segregated accounts), to the extent necessary, to pay such Allowed Other Administrative Claims in full.

Bar Date for Administrative Claims

     Except as otherwise provided in Article II.A of the Plan, unless previously Filed, requests for payment of Other Administrative Claims must be Filed and served on the Post-Consummation Trust Plan Administrator and the Purchaser, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date. Holders of Other Administrative Claims that are required to File and serve a request for payment of such Other Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such Other Administrative Claims against the Debtors, the Post-Consummation Trust or Unsecured Creditors Trust, or their respective property, and such Other Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Post-Consummation Trust Plan Administrator, the Purchaser and the requesting party by the later of (a) 180 days after the Effective Date and (b) 90 days after the Filing of the applicable request for payment of Administrative Claims.

          (a)  Professional Compensation

     Retained Professionals or other Entities asserting a Fee Claim for services rendered before the Confirmation Date must File and serve on the Post-Consummation Trust and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 45 days after the Effective Date; provided that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective

Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. Objections to any Fee Claim must be Filed and served on the Post-Consummation Trust Plan Administrator and the requesting party by the later of (i) 75 days after the Effective Date and (ii) 30 days after the Filing of the applicable request for payment of the Fee Claim. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims. Each Holder of an Allowed Fee Claim shall be paid by the Post-Consummation Trust Plan Administrator from the Retained Professional Escrow Account.

     The Indenture Trustees may submit detailed invoices to the Debtors or the Trusts, as applicable, for all fees and expenses for which the Indenture Trustees seek reimbursement without the need for further Bankruptcy Court approval. The Debtors or the Trusts, as applicable, upon review of such invoices, may pay those amounts that the Debtors or the Trusts, as applicable, in their sole discretion, deem to be reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Trusts, as applicable, deem to be unreasonable. In the event that the Debtors or the Trusts, as applicable, object to all or any portion of an Indenture Trustee's invoice, the Debtors or the Trusts, as applicable, and such Indenture Trustee will endeavor, in good faith, to reach mutual agreement on the amount of such disputed fees and/or expenses. In the event that the Debtors or the Trusts, as applicable, and an Indenture Trustee are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

          (b)  Ordinary Course Liabilities

     Holders of Working Capital Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business will not be required to File or serve any request for payment of such Working Capital Administrative Claims.

     2.   DIP FACILITY CLAIMS

     Subject to the provisions of sections 328, 330(a), 331 and 506(b) of the Bankruptcy Code, and pursuant to the terms of the Final DIP Order, the Allowed DIP Facility Claims will be paid in full in Cash on the Effective Date.

     3.   PRIORITY TAX CLAIMS

     On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, Cash in an amount equal to the amount of such Allowed Priority Tax Claim, which amounts shall be payable by the Post-Consummation Trust out of the Post-Consummation Trust Priority Account. If the Post-Consummation Trust Priority Account is not sufficient to provide for the payment in full of all Allowed Priority Tax Claims, the Post-Consummation Trust Plan Administrator shall utilize the other assets (or proceeds thereof) of the Post-Consummation Trust (other than assets held in segregated accounts), to the extent necessary, to pay such Allowed Priority Tax Claims in full.

C.   CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

     1.   SUMMARY

     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

          (a) Summary of Classification and Treatment of Classified Claims and Equity Interests

CLASS                   CLAIM                    STATUS       VOTING RIGHTS
-----   ------------------------------------   ----------   ----------------
  1     Other Priority Claims                  Unimpaired   Deemed to Accept
  2     Other Secured Claims                   Unimpaired   Deemed to Accept
  3     Second Lien Claims                     Unimpaired   Deemed to Accept
  4     R.J. Tower Bondholder Claims            Impaired    Entitled to Vote
  5     R.J. Tower General Unsecured Claims     Impaired    Entitled to Vote
  6     5.75% Convertible Senior Note Claims    Impaired    Entitled to Vote
  7     Other General Unsecured Claims          Impaired    Entitled to Vote
  8     Trust Related Claims                    Impaired    Deemed to Reject
  9     Common Equity Interests                 Impaired    Deemed to Reject

     2.   CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

          (a)  Class 1--Other Priority Claims.

               (i) Classification: Class 1 consists of the Other Priority Claims against the Debtors.

               (ii) Treatment: The legal, equitable and contractual rights of the Holders of Allowed Class 1 Claims are unaltered by the Plan. Unless otherwise agreed to by the Holders of the Allowed Class 1 Other Priority Claim and the Debtors, each Holder of an Allowed Class 1 Claim shall receive, in full and final satisfaction of such Allowed Class 1 Claim, payment of the Allowed Class 1 Claim in full in Cash on the Effective Date or as soon as practicable thereafter from the Post-Consummation Trust Priority Account. If the Post-Consummation Trust Priority Account is not sufficient to provide for the payment in full of all Allowed Other Priority Claims, the Post-Consummation Trust Plan Administrator shall utilize the other assets (or proceeds thereof) of the Post-Consummation Trust (other than assets held in segregated accounts), to the extent necessary, to pay such Allowed Other Priority Claims in full.

               (iii) Voting: Class 1 is an Unimpaired Class, and the Holders of
                    Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan; provided, however, that all Class 1 Claims shall be subject to Allowance under the provisions of the Plan, including, but not limited to,
                    Article X of the Plan.

          (b)  Class 2--Other Secured Claims.

               (i) Classification: Class 2 consists of the Other Secured Claims against the Debtors.

               (ii) Treatment: Each Holder of an Allowed Class 2 Claim shall receive, in full and final satisfaction of such Allowed Class 2 Claim, payment in full in Cash of any such Allowed Other Secured Claim on the Effective Date or as soon practicable thereafter from the Post-Consummation Trust Priority Account. If the Post-Consummation Trust Priority Account is not sufficient to provide for the payment in full of all Allowed Other Secured Claims, the Post-Consummation Trust Plan Administrator shall utilize the other assets (or proceeds thereof) of the Post-Consummation Trust (other than assets held in segregated accounts), to the extent necessary, to pay such Allowed Other Secured Claims in full.

               (iii) Voting: Class 2 is an Unimpaired Class, and the Holders of
                    Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 2 Claims are not entitled to vote to accept or reject the Plan; provided, however, that all Class 2 Claims shall be subject to Allowance under the provisions of the Plan, including, but not limited to, Article X of the Plan.

          (c)  Class 3--Second Lien Claims

               (i) Classification: Class 3 consists of the Holders of Second Lien Claims against the Debtors.

               (ii) Allowance: Subject to review and verification by the Debtors and the Purchaser, the Second Lien Claims shall be allowed in the full amount set forth in that certain payoff letter to be circulated by the Second Lien Agent pursuant to the Purchase Agreement, without defense, offset, counterclaim or reduction.

               (iii) Treatment: On or as soon as practicable after the Effective
                    Date, all remaining Cash in the Second Lien Collateral Account shall be returned to the Second Lien Agent for the Pro Rata benefit of the Second Lien Lenders, and the Second Lien Facility shall be terminated. Each Holder of an Allowed Class 3 Claim shall receive, in full and final satisfaction of each such Allowed Class 3 Claim, payment in full in Cash from the Purchaser, pursuant to the terms of the Purchase Agreement, of each such Allowed Class 3 Claim on the Effective Date or as soon as practicable thereafter.

               (iv) Voting: Class 3 is an Unimpaired Class, and the Holders of
                    Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Class 3 Claims are not entitled to vote to accept or reject the Plan.

          (d)  Class 4--R.J. Tower Bondholder Claims

               (i) Classification: Class 4 consists of the Holders of R.J. Tower Bondholder Claims against the Debtors.

               (ii) Treatment: On or as soon as practicable after the Effective
                    Date each Holder of an Allowed Class 4 Claim shall receive, in full and final satisfaction of its Allowed Class 4 Claim, its Pro Rata share of the R.J. Tower Bondholder Primary Recovery and the R.J. Tower Bondholder Secondary Recovery.

               (iii) Voting: Class 4 is Impaired, and Holders of Class 4 Claims
                    are entitled to vote to accept or reject the Plan.

               (iv) Restriction on Recovery: The Post-Consummation Trust shall not make distributions to holders of Class 4 Claims until such time as all Post-Consummation Trust Senior Claims payable by the Post-Consummation Trust have been paid in full, or until an appropriate Disputed Claims Reserve has been established for the payment of all such Post-Consummation Trust Senior Claims.

          (e)  Class 5--R.J. Tower General Unsecured Claims

               (i) Classification: Class 5 consists of the Holders of General Unsecured Claims against R.J. Tower.

               (ii) Treatment: On or as soon as practicable after the Effective
                    Date each Holder of an Allowed Class 5 Claim shall receive, in full and final satisfaction of its Allowed Class 5 Claim, its Pro Rata share of the R.J. Tower General Unsecured Claim Primary Recovery and the R.J. Tower General Unsecured Claim Secondary Recovery.

               (iii) Voting: Class 5 is Impaired, and Holders of Class 5 Claims
                    are entitled to vote to accept or reject the Plan.

               (iv) Restriction on Recovery: The Post-Consummation Trust shall not make distributions to holders of Class 5 Claims until such time as all Post-Consummation Trust Senior Claims payable by the Post-Consummation Trust have been paid in full, or until an appropriate Disputed Claims Reserve has been established for the payment of all such Post-Consummation Trust Senior Claims.

          (f)  Class 6--5.75% Convertible Senior Note Claims

               (i) Classification: Class 6 consists of the Holders of 5.75% Convertible Senior Note Claims against Tower, Inc.

               (ii) Treatment: On the Effective Date the Class 6 5.75%
                    Convertible Senior Notes will be cancelled automatically without any further order of the Bankruptcy Court or the Debtors or the Indenture Trustee for the 5.75% Convertible Senior Notes and, as soon as practicable after the Effective Date, each Holder of an Allowed Class 6 5.75% Convertible Senior Note Claim will receive a Pro Rata distribution of the Class 6 Recovery.

               (iii) Voting: Class 6 is Impaired, and Holders of Class 6 Claims
                    are entitled to vote to accept or reject the Plan.

               (iv) Restriction on Recovery: The Post-Consummation Trust shall not make distributions to holders of Class 6 Claims until such time as all Post-Consummation Trust Senior Claims payable by the Post-Consummation Trust have been paid in full, or until an appropriate Disputed Claims Reserve has been established for the payment of all such Post-Consummation Trust Senior Claims.

          (g)  Class 7--Other General Unsecured Claims

               (i) Classification: Class 7 consists of the Holders of Class 7 General Unsecured Claims.

               (ii) Treatment: On the Effective Date the Class 7 General
                    Unsecured Claims will be cancelled and, as soon as practicable after the Effective Date, each Holder of an Allowed Class 7 General Unsecured Claim will receive a Pro Rata distribution of the Class 7 Recovery.

               (iii) Voting: Class 7 is Impaired, and Holders of Class 7 Claims
                    are entitled to vote to accept or reject the Plan.

               (iv) Restriction on Recovery: The Post-Consummation Trust shall not make distributions to holders of Class 7 Claims until such time as all Post-Consummation Trust Senior Claims payable by the Post-Consummation Trust have been paid in full, or until an appropriate Disputed Claims Reserve has been established for the payment of all such Post-Consummation Trust Senior Claims.

          (h)  Class 8--Trust Related Claims

               (i) Classification: Class 8 consists of the Holders of Trust Related Claims against Tower, Inc.

               (ii) Treatment: On the Effective Date the 6.75% Trust Preferred
                    Securities will be cancelled and Holders of Class 8 Trust Related Claims will receive no distribution on account of their Claims.

               (iii) Voting: Class 8 is Impaired and is conclusively deemed to reject the Plan. Holders of Class 8 Trust Related Claims are not entitled to vote to accept or reject the Plan.

          (i)  Class 9--Equity Interests

               (i) Classification: Class 9 consists of all Equity Interests in the Debtors.

               (ii) Treatment: On the Effective Date, all Class 9 Equity
                    Interests shall be deemed cancelled, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 9 Equity Interests.

               (iii) Voting: Class 9 is Impaired, and Holders of Class 9 Equity
                    Interests are conclusively deemed to reject the Plan. Holders of Class 9 Equity Interests are therefore not entitled to vote to accept or reject the Plan.

     3.   INTERCOMPANY CLAIMS

     All Intercompany Claims will be cancelled as of the Effective Date, and Holders thereof will not receive a distribution under the Plan in respect of such Claims.

     Pursuant to Bankruptcy Rule 9019, the Plan incorporates a proposed compromise and settlement of all issues relating to the validity, enforceability and priority of Intercompany Claims and the substantive consolidation of certain of the Estates. Pursuant to the Plan, and in consideration for the distribution and other benefits under the Plan, upon the Effective Date, all Intercompany Claims shall be extinguished except as otherwise provided in Article III.C of the Plan. All parties who have held, hold or may hold Claims or Equity Interests in any or all of the Debtors are permanently enjoined from asserting or continuing in any manner any action related to the enforcement of the Intercompany Claims.

     Notwithstanding any other provision of this section or the Plan, the Plan shall not affect and shall not be deemed to effect a waiver, cancellation, alteration or impairment of any subordination or related rights or obligations of any Person or Entity.

     4.   SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors' rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

     5.   SPECIAL PROVISIONS REGARDING SUBORDINATED SECURITIES CLAIMS

     All Subordinated Securities Claims will be cancelled as of the Effective Date, and Holders thereof will not receive a distribution under the Plan in respect of such Claims.

     6. SPECIAL PROVISIONS REGARDING THE TREATMENT OF ALLOWED SECONDARY LIABILITY CLAIMS

     The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

     The Allowed Secondary Liability Claims arising from or related to any Debtor's joint or several liability for the obligations under any (a) Allowed Claim that is being reinstated under the Plan or (b) Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor or any other Entity will be reinstated.

     Except as provided in Article III.F of the Plan, Holders of Allowed Secondary Liability Claims will be entitled to only one distribution in respect of such underlying Allowed Claim from the Substantively Consolidated Debtors and only one distribution in respect of such underlying Allowed Claim from the International Holding Company Debtors. No multiple recovery on account of any Allowed Secondary Liability Claim will be provided or permitted.

D.   ACCEPTANCE OR REJECTION OF THE PLAN

     1.   VOTING CLASSES

     Each Holder of an Allowed Claim in each of the Voting Classes shall be entitled to vote to accept or reject the Plan.

     2.   ACCEPTANCE BY VOTING CLASSES

     The Voting Classes shall have accepted the Plan if: (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in that Class have voted to accept the Plan; and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in that Class have voted to accept the Plan.

     3.   PRESUMED ACCEPTANCE OF PLAN

     Classes 1, 2 and 3 are Unimpaired under the Plan, and are therefore presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

     4.   PRESUMED REJECTION OF PLAN

     Classes 8 and 9 are Impaired and shall receive no distribution and are therefore presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

     5.   NON-CONSENSUAL CONFIRMATION

     The Debtors reserve the right to seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Classes 8 and 9. To the extent that any of the Voting Classes vote to reject the Plan, the Debtors further reserve the right to seek
(a) Confirmation of the Plan under section 1129(b) of the Bankruptcy Code; and/or (b) modify the Plan in accordance with Article XV.D of the Plan.

E.   MEANS FOR IMPLEMENTATION OF THE PLAN

     1.   SALE OF ASSETS

     On the Effective Date the Debtors shall consummate the Sale Transaction and, among other things, the Acquired Assets including the Assumed Contracts, shall be transferred to the Purchaser free and clear of all Claims, Encumbrances (as defined in the Purchase Agreement) and Interests pursuant to the terms of the Purchase Agreement, Sale Order and Confirmation Order.

     2.   POST-CONSUMMATION TRUST

          (a)  Establishment of the Post-Consummation Trust

     On the Effective Date, the Debtors, on their own behalf and on behalf of the Beneficiaries, will execute the Post-Consummation Trust Agreement and will take all other steps necessary to establish the Post-Consummation Trust pursuant to the Post-Consummation Trust Agreement as further described in Article VIII in the Plan. On the Effective Date, and in accordance with and pursuant to the terms of the Plan, the Debtors will transfer to the Post-Consummation Trust all of their rights, title and interests in all of the Remaining Assets. In connection with the transfer of the Remaining Assets, any attorney client privilege, work product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Post-Consummation Trust will vest in the Post-Consummation Trust and its representatives, and the Debtors and the Post-Consummation Trust are authorized to take all necessary actions to effectuate the transfer of such privileges.

          (b)  Funding Expenses of the Post Consummation Trust

     As more fully described in the Post-Consummation Trust Agreement, Cash in the Post-Consummation Trust Priority Account will be applied in accordance with the terms of the Post-Consummation Trust Budget, first, to the fees, costs, expenses (each of the foregoing in amounts not to exceed amounts approved pursuant to the Post-Consummation Trust Budget) and liabilities of the Post-Consummation Trust Plan Administrator, second, to satisfy any other administrative and Wind-Down Expenses of the Post-Consummation Trust (each of the foregoing in amounts not to exceed amounts approved pursuant to the Post-Consummation Trust Budget) and, third, to the distributions provided for pursuant to the Plan.

          (c)  Appointment of the Post-Consummation Trust Plan Administrator

     On the Effective Date and in compliance with the provisions of the Plan, the Post-Consummation Trust Plan Administrator will be appointed in accordance with the Post-Consummation Trust Agreement and the Post-Consummation Trust will be administered by the Post-Consummation Trust Plan Administrator in accordance with the Post-Consummation Trust Agreement.

     3.   UNSECURED CREDITORS TRUST

          (a)  Establishment of the Unsecured Creditors Trust

     On the Effective Date, the Committee, on its own behalf and on behalf of the Beneficiaries of the Unsecured Creditors Trust, will execute the Unsecured Creditors Trust Agreement and will take all other steps necessary to establish the Unsecured Creditors Trust pursuant to the Unsecured Creditors Trust Agreement. On the Effective Date, and in accordance with and pursuant to the terms of the Plan and the Purchase Agreement, the Purchaser will transfer to the Unsecured Creditors Trust the Cash portion of the Unsecured Creditors Trust Assets and the Residual Chapter 5 Claims will be deemed to be transferred to the Unsecured Creditors Trust free and clear of all Claims and Interests pursuant to the terms of the Confirmation Order.

     4.   RESTRUCTURING TRANSACTIONS

          (a)  Restructuring Transactions Generally

     On or after the Confirmation Date, the applicable Debtors and/or Post-Consummation Trust Plan Administrator, or the Purchaser, consistent with
Section 5.11 of the Purchase Agreement, may enter into Restructuring Transactions without further order of the Bankruptcy Court.

     5.   SUBSTANTIVE CONSOLIDATION

     The Plan is predicated on the substantive consolidation of the Substantively Consolidated Debtors, on the one hand, as well as the substantive consolidation of the International Holding Company Debtors, on the other hand, each for voting and distribution purposes only, all as set forth more fully in
Article XI of the Plan.

     6.   CANCELLATION OF NOTES AND EQUITY INTERESTS

     On the Effective Date, except to the extent otherwise provided in the Plan, all notes, stock, instruments, certificates, and other documents evidencing the 5.75% Convertible Senior Note Claims, the 6.75% Trust Convertible Subordinated Debenture Claims, the 9.25% Senior Euro Note Claims, the 12% Senior Note Claims, and Equity Interests shall be cancelled, and the obligations of the Debtors thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent otherwise provided in the Plan, any indenture relating to any of the foregoing, including but not limited to the 5.75% Convertible Senior Note Indenture, the 6.75% Trust Convertible Subordinated Debenture, the 9.25% Senior Euro Note Indenture and the 12% Senior Note Indenture shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be discharged. The 5.75% Convertible Senior Note Indenture, the 9.25% Senior Euro
Note Indenture and the 12% Senior Note Indenture shall continue in effect solely for the purposes of: (i) allowing Holders of the 5.75% Convertible Senior Note Claims, the 9.25% Senior Euro Note Claims and the 12% Senior Note Claims to receive distributions under the Plan; and (ii) allowing and preserving the rights of the Indenture Trustees under the 5.75% Convertible Senior Note Indenture, the 9.25% Senior Euro Note Indenture and the 12% Senior Note Indenture to (x) make distributions in satisfaction of Allowed 5.75% Convertible Senior Note Claims, the 9.25% Senior Euro Note Claims and the 12% Senior Note Claims, (y) exercise their respective charging liens against any such distributions, and (z) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

     7.   CREATION OF RETAINED PROFESSIONAL ESCROW ACCOUNT

     On the Effective Date, the Post-Consummation Trust shall establish the Retained Professional Escrow Account and reserve the amounts necessary to ensure the payment of all Accrued Professional Compensation.

     8.   RETENTION BY DEBTORS AND POST-CONSUMMATION TRUST OF OTHER ACTIONS

     Subject to Article XIII.F of the Plan, all Other Actions, along with any associated recoveries, proceeds and settlements, shall remain the property of the Debtors' estates and shall be devised to the Post-Consummation Trust, provided, however, no Acquired Assets or Residual Chapter 5 Claims shall be devised to the Post-Consummation Trust.

     9.   CORPORATE ACTION

     Upon the entry of the Confirmation Order by the Bankruptcy Court, all matters provided for under the Plan and the Purchase Agreement involving the corporate structure of the Debtors will be deemed authorized and approved without any requirement of further action by the Debtors, the Debtors' shareholders or the Debtors' boards of directors. On and after the Effective Date, the Post-Consummation Trust is authorized and directed to issue, execute and deliver the agreements, documents, and distributions contemplated by the Plan and the Purchase Agreement in the name of and on behalf of the Debtors.

     10.  D&O TAIL COVERAGE POLICIES

     To the extent provided under the Purchase Agreement, on the Effective Date the Debtors or the Post-Consummation Trust Plan Administrator will obtain sufficient tail coverage, in an amount consistent with the level of coverage existing prior to the Effective Date, for a period of six years under a directors' and officers' insurance policy for the current and former officers and directors of the Debtors utilizing the Post-Consummation Trust Priority Account.

     11.  ERISA SETTLEMENT AGREEMENT

     The Post-Consummation Trust Plan Administrator, after the Effective Date, shall pay $2 million out of the Post-Consummation Indemnity Account pursuant to that the terms of the ERISA Settlement Agreement, it being understood that any refund paid to the Debtors under the ERISA Settlement Agreement up to $2 million shall be returned to the Post-Consummation Indemnity Account.

     12.  SOURCES OF CASH FOR PLAN DISTRIBUTION

     All Cash necessary for the Debtors, or the Trusts, as the case may be, to make payments pursuant to the Plan shall be obtained from the Sale Proceeds and the proceeds of the Post-Consummation Trust Assets and the Unsecured Creditors Trust Assets, as the case may be.

     13.  RELEASE OF LIENS

     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article III of the Plan, all Interests, mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged.

     Except as otherwise provided in the Purchase Agreement, on the Effective Date all Acquired Assets shall be transferred to the Purchaser free and clear of all Claims, Encumbrances or Interests pursuant to sections 105, 363, 365, 1123 and 1141(c) of the Bankruptcy Code.

     On the Effective Date the Unsecured Creditors Trust Assets shall be transferred to the Unsecured Creditors Trust free and clear of all Claims, Encumbrances or Interests.

     14. EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS; EXEMPTION FROM CERTAIN TRANSFER TAXES

     The chief executive officer or chief financial officer of each Debtor will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan and the Purchase Agreement. The secretary and any assistant secretary of each Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146 of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax or similar tax: (1) the Sale Transaction; (2) the creation of any mortgage, deed of trust, lien or other security interest; (3) the making or assignment of any lease or sublease; (4) any Restructuring Transaction; or (6) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale or (e) assignments executed in connection with any Restructuring Transaction pursuant to the Plan.

     15.  MODIFICATION OF RETIREE BENEFITS

     The Plan is predicated on obtaining the relief requested in the Second 1114 Motion, to the extent the Second 1114 Motion is filed, or the approval of the Retiree Benefit Settlements (as defined in the Purchase Agreement).

F.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     1.   ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          (a)  Assumption and Assignment of Assumed Contracts

     The Debtors will assume and assign the Assumed Contracts to the Purchaser pursuant to the terms of the Purchase Agreement. The designation of a contract or lease as an Assumed Contract shall not be deemed an admission that such contract or lease constitutes an Executory Contract or Unexpired Lease.

          (b)  Assumption and Assignment of Retained Contracts

     The Debtors will assume and assign the Retained Contracts, if any, to the Post-Consummation Trust. The designation of a contract or lease as a Retained Contract shall not be deemed an admission that such contract or lease constitutes an Executory Contract or Unexpired Lease.

          (c)  Approval of Assumptions and Assignments

     The Confirmation Order and the Sale Order shall constitute orders of the Bankruptcy Court approving the assumptions and assignments described in Article VI.A of the Plan, pursuant to sections 365 and 1123 of the Bankruptcy Code, as of the Effective Date. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed or assumed and assigned pursuant to the Plan of: (a) the contract or lease being assumed or assumed and assigned; (b) the cure amount, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and
(c) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed cure claim.

     2.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED

     On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Article VI.A of the Plan, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections pursuant to section 365 of the Bankruptcy Code as of the Effective Date.

     3.   CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

     ALL PROOFS OF CLAIM ARISING FROM THE REJECTION (IF ANY) OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES MUST BE FILED WITH THE VOTING AGENT WITHIN THIRTY
(30) DAYS AFTER THE EARLIER OF: (A) THE DATE OF ENTRY OF AN ORDER OF THE BANKRUPTCY COURT APPROVING ANY SUCH REJECTION; AND (B) THE EFFECTIVE DATE. ANY CLAIMS ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR UNEXPIRED LEASE FOR WHICH PROOFS OF CLAIM WERE NOT TIMELY FILED WITHIN THAT TIME PERIOD WILL BE FOREVER BARRED FROM ASSERTION AGAINST THE DEBTORS OR THEIR ESTATES AND PROPERTY, OR THE TRUSTS, UNLESS OTHERWISE ORDERED BY THE BANKRUPTCY COURT OR AS OTHERWISE PROVIDED IN THE PLAN. ALL SUCH CLAIMS SHALL, AS OF THE EFFECTIVE DATE, BE SUBJECT TO THE PERMANENT INJUNCTION SET FORTH IN ARTICLE XIII.G OF THE PLAN.

     4. CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED PURSUANT TO THE PLAN

     Any monetary amounts by which any Executory Contract and Unexpired Lease to be assumed pursuant to the Plan (including pursuant to Article VI.A of the Plan) or otherwise is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree, with all such amounts to be payable by the Debtors out of the Post-Consummation Trust Priority Account. If the Post-Consummation Trust Priority Account is not sufficient to provide for payment in full of all cure amounts, the Post-Consummation Trust Plan Administrator shall utilize the other assets (or proceeds thereof) of the Post-Consummation Trust (other than assets held in segregated accounts), to the extent necessary, to pay such cure amounts in full. In the event of a dispute regarding: (a) the amount of any cure payments; (b) the ability of the Purchaser or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (c) any other matter pertaining to assumption; the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption of any Executory Contracts or Unexpired Leases.

     5.   ASSUMPTION OF D&O INSURANCE POLICIES

     As of the Effective Date, the Post-Consummation Trust shall be deemed to have assumed all of the Debtors' directors' and officers' liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the foregoing assumption of each of the directors' and officers' liability insurance policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the directors' and officers' liability insurance policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assigned to the Post-Consummation Trust as to which no proof of claim need be Filed.

     6.   PENSION PLAN

     R.J. Tower, a wholly owned subsidiary of Tower, Inc., currently sponsors and maintains one defined benefit pension plan known as The Tower Automotive Consolidated Pension Plan (the "Pension Plan"). Purchaser intends to assume the Pension Plan on an on-going basis and will be liable to fund the Pension Plan in accordance with the minimum funding standards under the Internal Revenue Code and ERISA, pay all required PBGC insurance premiums, and continue to administer and operate the Pension Plan in accordance with the terms of the Pension Plan and provisions of ERISA. The Pension Plan is covered by Title IV of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") (29 U.S.C. Section et seq.).

     The Pension Benefit Guaranty Corporation ("PBGC") is the wholly-owned United States government corporation and agency of the United States created under Title IV of ERISA to administer the federal pension insurance programs and enforce compliance with the provisions of Title IV. PBGC guarantees the payment of certain pension benefits upon termination of a pension plan covered by Title IV.

     Purchaser and all members of its controlled group, will be obligated to pay the contributions necessary to satisfy the minimum funding standards under section 412 of the Internal Revenue Code and section 302 of ERISA. 26 U.S.C.
Section 412(c)(11), 29 U.S.C. Section 1082(c)(11).

     PBGC has filed an estimated contingent claim in the Debtors' Chapter 11 Cases against each Debtor for unfunded benefit liabilities owed to the Tower Automotive Pension Plan and the Tower Automotive UAW Retirement Income Plan (the predecessor plans to the Pension Plan) in the approximate amount of $182,900,000 and $7,700,000, respectively. PBGC has also filed unliquidated claims for statutory premiums owed to PBGC and minimum funding contributions owed to each of the Pension Plans. Upon the closing on the sale of the Debtors' assets to the Purchaser and upon the Purchaser's continuation of the Pension Plan, PBGC will withdraw its claims against the Debtors' bankruptcy estates.

G.   PROVISIONS GOVERNING DISTRIBUTIONS

     1.   DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

     Except as otherwise provided in the Plan or as may be ordered by the Bankruptcy Court, all distributions with respect to all Allowed Claims that are not Assumed Liabilities shall be made by the Trusts, as set forth in the Plan. As described in Articles VIII and IX of the Plan, the Trusts shall make distributions on the Effective Date or as soon as reasonably practicable thereafter to their respective Beneficiaries, and shall make further distributions to Holders of Claims that subsequently are determined to be Allowed Claims, pursuant to the Plan.

     2.   DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
          DISTRIBUTIONS

          (a)  Delivery of Distributions in General

     Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims as of the Distribution Record Date shall be made at the address of the Holder of such Claim as indicated on the records of the Debtors or the Trusts, as the case may be, as of the date such distribution is made. Except as otherwise provided in the Plan, the Trusts shall make distributions to Holders of Allowed Claims at the address for each such Holder indicated on the Debtors' records on the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Debtors or Trusts, as the case may be; and provided further that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any proof of Claim filed by that Allowed Claim Holder.

     All distributions to Holders of 5.75% Convertible Senior Note Claims, the 9.25% Senior Euro Note Claims, and the 12% Senior Note Claims shall be governed by the 5.75% Convertible Senior Note Indenture, the 9.25% Senior Euro Note Indenture and the 12% Senior Note Indenture, respectively. Notwithstanding any provisions in the Plan to contrary, the 5.75% Convertible Senior Note Indenture, the 9.25% Senior Euro Note Indenture and the 12% Senior Note Indenture will continue in effect to the extent necessary to (i) allow the respective Indenture Trustees to receive and make distributions pursuant to the Plan on account of the Allowed Claims of Holders of 5.75% Convertible Senior Note Claims, the 9.25% Senior Euro Note Claims, and the 12% Senior Note Claims, (ii) exercise their respective charging liens against any such distributions, and (iii) seek compensation and reimbursement for any fees and expenses incurred in making such distributions.

          (b)  Distributions by Distribution Agent(s)

     The Debtors and the Trusts, as applicable, shall have the authority, in their sole discretion, to enter into agreements with one or more Distribution Agents, to facilitate the solicitation of votes on the Plan and distributions required under the Plan. As a condition to serving as a Distribution Agent, a Distribution Agent must (i) affirm its obligation to facilitate the prompt distribution of any documents or solicitation materials, (ii) affirm its obligation to facilitate the prompt distribution of any recoveries or distributions required under the Plan, and (iii) waive any right or ability to setoff, deduct from, or assert any lien or encumbrance against the distributions required under the Plan that are to be distributed by such Distribution Agent. In consideration for waiving its rights to setoff, deduct from or assert any lien or encumbrance against such distributions, the Debtors or the Trusts, as applicable, shall pay all reasonable fees and expenses of such Distribution Agent. The Distribution Agent shall submit detailed invoices to the Debtors or the Trusts, as applicable, for all fees and expenses for which the Distribution Agent seeks reimbursement without the need for further Bankruptcy Court approval. The Debtors or the Trusts, as applicable,


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

upon review of such invoices, shall pay those amounts that the Debtors or the Trusts, as applicable, in their sole discretion, deem reasonable, and shall object in writing to those fees and expenses, if any, that the Debtors or the Trusts, as applicable, deem to be unreasonable. In the event that the Debtors or the Trusts, as applicable, object to all or any portion of a Distribution Agent's invoice, the Debtors or the Trusts, as applicable, and such Distribution Agent will endeavor, in good faith, to reach mutual agreement on the amount of such disputed fees and/or expenses. In the event that the Debtors or the Trusts, as applicable, and a Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

          (c)  Undeliverable Distributions

               (i)  Holding of Certain Undeliverable Distributions.

     If any distribution to a Holder of an Allowed Claim is returned to the Trusts as undeliverable, no further distributions shall be made to such Holder unless and until the Trusts are notified in writing of such Holder's then current address. Undeliverable distributions shall remain in the possession of the Trusts, subject to Article VII.B.3(b) of the Plan, until such time as any such distributions become deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, the Trusts shall make all distributions that become deliverable.

               (ii) Failure to Claim Undeliverable Distributions.

     In an effort to ensure that all Holders of Allowed Claims receive their allocated distributions, ninety (90) days after the Effective Date, the Post-Consummation Trust, in consultation with the Unsecured Creditors Trust, will file with the Bankruptcy Court a listing of the Holders of undeliverable distributions. This list will be maintained for as long as the Chapter 11 Cases stay open. Any Holder of an Allowed Claim, irrespective of when a Claim became an Allowed Claim, that does not assert a Claim pursuant to the Plan for an undeliverable distribution (regardless of when not deliverable) within the later of (i) one year after the Effective Date, and (ii) sixty days after the date such Claim becomes an Allowed Claim shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Trusts or its respective property. In such cases any Cash held for distribution on account of such Claims shall be property of the Trusts, free of any restrictions thereon. Nothing contained in the Plan shall require the Trusts to attempt to locate any Holder of an Allowed Claim.

          (d)  Compliance with Tax Requirements/Allocations

     In connection with the Plan, to the extent applicable, the Trusts shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. For tax purposes, distributions received by Holders in full or partial satisfaction of Allowed Claims will be allocated first to the principal amount of Allowed Claims, with any excess allocated unpaid interest that accrued on such Claims.

     3.   TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

     On the Effective Date or as soon as practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim or as soon as practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in
Article X of the Plan. Except as otherwise provided in the Plan, or as required under applicable law, Holders of Claims shall not be entitled to interest on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

     4.   MINIMUM DISTRIBUTION

     Any other provision of the Plan notwithstanding, the Trusts will not be required to make distributions or payments of less than $50 (whether cash or otherwise), and will likewise not be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment will reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

     If, at any time, only de minimis assets remain in the Post-Consummation Trust after Post-Consummation Trust Senior Claims have been paid in full, the Post-Consummation Trust Plan Administrator may, in its sole discretion, distribute such assets to a charity, as set forth in the Post-Consummation Trust Agreement. If, at any time, only de minimis assets remain in the Unsecured Creditors Trust, the Unsecured Creditors Trust Plan Administrator may, in its sole discretion, distribute such assets to a charity, as set forth in the Unsecured Creditors Trust Agreement.

     5.   SETOFFS

     The Debtors and the Trusts may, pursuant to section 553 of the Bankruptcy Code or applicable non bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the claims, equity interests, rights and Causes of Action of any nature that the Debtors or the Trusts may hold against the Holder of any such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Trusts of any such claims, equity interests, rights and Causes of Action that the Debtors or the Trusts may possess against any such Holder, except as specifically provided in the Plan.

     6.   SURRENDER OF CANCELLED INSTRUMENTS OR SECURITIES

     As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Holder of a 5.75% Convertible Senior Note Claim, 9.25% Senior Euro Note Claim, or 12% Senior Note Claim shall be deemed to have surrendered the certificates or other documentation underlying each such Claim, and all such surrendered certificates and other documentations shall be deemed to be canceled, except to the extent otherwise provided in the Plan. The Indenture Trustees may (but shall not be required to) request registered Holders to surrender their notes for cancellation.

H.   THE POST-CONSUMMATION TRUST; THE POST-CONSUMMATION TRUST PLAN ADMINISTRATOR

     1.   GENERALLY

     The powers, authority, responsibilities and duties of the Post Consummation Trust and the Post-Consummation Trust Plan Administrator are set forth in and will be governed by the Post Consummation Trust Agreement. The Debtors, in consultation with the Committee, will designate the initial Post-Consummation Trust Plan Administrator.

     2.   PURPOSE OF THE POST CONSUMMATION TRUST

     The Post-Consummation Trust will be established for the primary purpose of liquidating its assets with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Post-Consummation Trust. Upon the transfer of the Post-Consummation Trust Assets, the Debtors will have no reversionary or further interest in or with respect to the Post-Consummation Trust Assets or the Post-Consummation Trust. For all federal income tax purposes, the Beneficiaries of the Post-Consummation Trust will be treated as grantors and owners thereof and it is intended that the Post-Consummation Trust be classified as a liquidating trust under Section 301.7701 4 of the Treasury Regulations and that such trust is owned by the Beneficiaries. Accordingly, for federal income tax purposes, it is intended that the Beneficiaries be treated as if they had received a distribution of an undivided interest in the Post-Consummation Trust Assets and then contributed such interests to the Post-Consummation Trust. Accordingly, the Post-Consummation Trust will, in an expeditious but orderly manner, liquidate and convert to Cash the Post-Consummation Trust Assets, make timely distributions to the Beneficiaries pursuant to the Plan and not unduly prolong its duration. The Post-Consummation Trust will not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth in the Plan or in the Post-Consummation Trust Agreement. The Post-Consummation Trust is intended to qualify as a "grantor trust" for federal income tax purposes with the Beneficiaries treated as grantors and owners of the trust.


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

     3.   TRANSFER OF ASSETS TO THE POST-CONSUMMATION TRUST

     The Debtors and the Post-Consummation Trust Plan Administrator will establish the Post-Consummation Trust on behalf of the Beneficiaries pursuant to the Post-Consummation Trust Agreement, with the Beneficiaries to be treated as the grantors and deemed owners of the Post-Consummation Trust Assets. The Debtors will, as set forth in the Plan, transfer, assign and deliver to the Post-Consummation Trust, on behalf of the Beneficiaries, all of their rights, titles and interests in the Post-Consummation Trust Assets, including any claims, rights and Causes of Action that the Debtors may hold against any Entity, but not including any Acquired Assets or Unsecured Creditors Trust Assets, in accordance with the provisions in the Plan, notwithstanding any prohibition of assignability under non-bankruptcy law. The Post-Consummation Trust will agree to accept and hold the Post-Consummation Trust Assets in the Post-Consummation Trust for the benefit of the Beneficiaries, subject to the terms of the Plan and the Post-Consummation Trust Agreement.

     On the Effective Date, the Debtors will transfer the Post-Consummation Trust Assets to the Post-Consummation Trust for the benefit of the Beneficiaries. Notwithstanding any prohibition of assignability under applicable non bankruptcy law, all the Remaining Assets will vest in the Post-Consummation Trust in accordance with section 1141 of the Bankruptcy Code. Upon the transfer of the Post-Consummation Trust Assets to the Post-Consummation Trust, the Debtors will have no interest in or with respect to such Post-Consummation Trust Assets or the Post-Consummation Trust.

     4.   DISTRIBUTION; WITHHOLDING

     The Post-Consummation Trust will make distributions to the Beneficiaries of the Post-Consummation Trust as provided in the Plan, and pursuant to the Post-Consummation Trust Agreement. The Post-Consummation Trust may withhold from amounts distributable to any Person any and all amounts, determined in the Post-Consummation Trust Plan Administrator's sole discretion, to be required by the Plan, any law, regulation, rule, ruling, directive or other governmental requirement.

     5.   INSURANCE

     The Post-Consummation Trust will maintain customary insurance coverage for the protection of Persons serving as administrators and overseers of the Post-Consummation Trust on and after the Effective Date.

     6.   POST-CONSUMMATION TRUST IMPLEMENTATION

     On the Effective Date, the Post-Consummation Trust will be established and become effective for the benefit of the Holders of Allowed Claims entitled to distributions from the Post-Consummation Trust under the Plan. The Post-Consummation Trust Agreement will contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Post-Consummation Trust as a grantor trust and the Beneficiaries as the grantors and owners thereof for federal income tax purposes. All parties (including the Debtors, the Post-Consummation Trust Plan Administrator and the Beneficiaries) will execute any documents or other instruments as necessary to cause title to the Remaining Assets to be transferred to the Post-Consummation Trust.

     7.   DISPUTED CLAIMS RESERVE

     The Post-Consummation Trust Plan Administrator will maintain, in accordance with the Post-Consummation Trust Plan Administrator's powers and responsibilities under the Plan and the Post-Consummation Trust Agreement, a Disputed Claims Reserve. The Post-Consummation Trust Plan Administrator will, in its sole discretion, distribute such amounts (net of any expenses, including any taxes relating thereto), as provided in the Plan and in the Post-Consummation Trust Agreement, as such Disputed Claims are resolved by Final Order, and such amounts will be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date. The Post-Consummation Trust will pay taxes on the taxable net income or gain allocable to Holders of Disputed Claims on behalf of such Holders and, when such Disputed Claims are ultimately resolved, Holders whose Disputed Claims are determined to be Allowed Claims will receive distributions from the Post-Consummation Trust net of the taxes that the Post-Consummation Trust previously paid on their behalf.


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

     8.   TERMINATION OF THE POST-CONSUMMATION TRUST

     The Post-Consummation Trust will terminate as soon as practicable, but in no event later than the fifth anniversary of the Effective Date; provided that, on or later than the date six months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Post-Consummation Trust for a finite period if such an extension is necessary to liquidate the Post-Consummation Trust Assets or to complete any distribution required under the Plan. Notwithstanding the foregoing, multiple extensions may be obtained so long as (1) Bankruptcy Court approval is obtained no more than six months prior to the expiration of each extended term and (2) the Post-Consummation Trust Plan Administrator receives an opinion of counsel or a favorable ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Post-Consummation Trust as a grantor trust for federal income tax purposes. If only de minimis assets remain after [Post-Consummation Trust Senior Claims] have been paid in full, the Post-Consummation Trust Plan Administrator, in its sole discretion, may distribute such assets to a charity.

     9.   TERMINATION OF THE POST-CONSUMMATION TRUST PLAN ADMINISTRATOR

     The duties, responsibilities and powers of the Post-Consummation Trust Plan Administrator will terminate in accordance with the terms of the Post-Consummation Trust Agreement.

     10.  EXCULPATION; INDEMNIFICATION

     THE POST-CONSUMMATION TRUST PLAN ADMINISTRATOR, THE POST-CONSUMMATION TRUST, THE PROFESSIONALS OF THE POST-CONSUMMATION TRUST AND THEIR
REPRESENTATIVES WILL BE EXCULPATED AND INDEMNIFIED PURSUANT TO THE TERMS OF THE POST-CONSUMMATION TRUST AGREEMENT.

     11.  COOPERATION WITH UNSECURED CREDITORS TRUST

     The Post-Consummation Trust and the Post-Consummation Trust Plan Administrator shall reasonably cooperate with the Unsecured Creditors Trust and the Unsecured Creditors Trust Plan Administrator to facilitate the administration of the Trusts, including, but not limited to the sharing of information related to Claims and any Disputed Claims Reserve.

I.   THE UNSECURED CREDITORS TRUST; THE UNSECURED TRUST PLAN ADMINISTRATOR

     1.   GENERALLY

     The powers, authority, responsibilities and duties of the Unsecured Creditors Trust and the Unsecured Creditors Trust Plan Administrator are set forth in and will be governed by the Unsecured Creditors Trust Agreement. The Committee will designate the initial Unsecured Creditors Trust Plan Administrator.

     2.   PURPOSE OF THE UNSECURED CREDITORS TRUST

     The Unsecured Creditors Trust will be established for the primary purpose of liquidating its assets with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Unsecured Creditors Trust. Upon the transfer by the Debtors and the Purchaser, respectively, of the Unsecured Creditors Trust Assets, the Debtors and Purchaser will have no reversionary or further interest in or with respect to the Unsecured Creditors Trust Assets or the Unsecured Creditors Trust. For all federal income tax purposes, the Beneficiaries of the Unsecured Creditors Trust will be treated as grantors and owners thereof and it is intended that the Unsecured Creditors Trust be classified as a liquidating trust under Section 301.7701 4 of the Treasury Regulations and that such trust is owned by the Beneficiaries of the Unsecured Creditors Trust. Accordingly, for federal income tax purposes, it is intended that the Beneficiaries of the Unsecured Creditors Trust be treated as if they had received a distribution of an undivided interest in the Unsecured Creditors Trust Assets and then contributed such interests to the Unsecured Creditors Trust. Accordingly, the Unsecured Creditors Trust will, in an expeditious but orderly manner, liquidate and convert to Cash the Unsecured Creditors Trust Assets, make timely distributions to the Beneficiaries of the Unsecured Creditors Trust pursuant to the Plan and the Unsecured Creditors Trust Agreement and not unduly prolong its duration. The Unsecured Creditors Trust will not be deemed a successor in interest of the Debtors for any purpose other than as specifically set forth in the Plan or in the Unsecured Creditors Trust Agreement. The Unsecured Creditors Trust is intended to


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

qualify as a "grantor trust" for federal income tax purposes with the Beneficiaries of the Unsecured Creditors Trust treated as grantors and owners of the trust.

     3.   TRANSFER OF ASSETS TO THE UNSECURED CREDITORS TRUST

     The Unsecured Creditors Trust Plan Administrator will establish the Unsecured Creditors Trust on behalf of its Beneficiaries pursuant to the Unsecured Creditors Trust Agreement, with the Beneficiaries of the Unsecured Creditors Trust to be treated as the grantors and deemed owners of the Unsecured Creditors Trust Assets. On the Effective Date, the Purchaser will transfer the $10 million Unsecureds Claim Payment and the $2 million Unsecureds Funds Payment, each as defined in the Purchase Agreement, to the Unsecured Creditors Trust for the benefit of the Beneficiaries of the Unsecured Creditors Trust. The Debtors will, as set forth in the Plan, transfer, assign and deliver to the Unsecured Creditors Trust, on behalf of the Beneficiaries of the Unsecured Creditors Trust, the Residual Chapter 5 Claims as set forth in the Purchase Agreement, in accordance with the provisions in the Plan, notwithstanding any prohibition of assignability under non-bankruptcy law. The Unsecured Creditors Trust will agree to accept and hold the Unsecured Creditors Trust Assets in the Unsecured Creditors Trust for the benefit of the Beneficiaries of the Unsecured Creditors Trust, subject to the terms of the Plan and the Unsecured Creditors Trust Agreement.

     4.   DISTRIBUTION; WITHHOLDING

     The Unsecured Creditors Trust will make distributions to the Beneficiaries of the Unsecured Creditors Trust pursuant to the Unsecured Creditors Trust Agreement. The Unsecured Creditors Trust may withhold from amounts distributable to any Person any and all amounts, determined in the Unsecured Creditors Trust Plan Administrator's sole discretion, to be required by the Unsecured Creditors Trust Agreement, any law, regulation, rule, ruling, directive or other governmental requirement.

     5.   INSURANCE

     The Unsecured Creditors Trust will maintain customary insurance coverage, if appropriate and available, for the protection of Persons serving as administrators and overseers of the Unsecured Creditors Trust on and after the Effective Date.

     6.   UNSECURED CREDITORS TRUST IMPLEMENTATION

     On the Effective Date, the Unsecured Creditors Trust will be established and become effective for the benefit of the Beneficiaries of the Unsecured Creditors Trust entitled to distributions from the Unsecured Creditors Trust under the Unsecured Creditors Trust Agreement. The Unsecured Creditors Trust Agreement will contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Unsecured Creditors Trust as a grantor trust and the Beneficiaries of the Unsecured Creditors Trust as the grantors and owners thereof for federal income tax purposes.

     7.   DISPUTED CLAIMS RESERVE

     The Unsecured Creditors Trust Plan Administrator will maintain, in accordance with the Unsecured Creditors Trust Plan Administrator's powers and responsibilities under the Plan and the Unsecured Creditors Trust Agreement, a Disputed Claims Reserve. The Unsecured Creditors Trust Plan Administrator will, in its sole discretion, distribute such amounts (net of any expenses, including any taxes relating thereto), as provided in the Plan and in the Unsecured Creditors Trust Agreement, as such Disputed Claims are resolved by Final Order, and such amounts will be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date. The Unsecured Creditors Trust will pay taxes on the taxable net income or gain allocable to Holders of Disputed Claims on behalf of such Holders and, when such Disputed Claims are ultimately resolved, Holders whose Disputed Claims are determined to be Allowed Claims will receive distributions from the Unsecured Creditors Trust net of the taxes that the Unsecured Creditors Trust previously paid on their behalf.

     8.   TERMINATION OF THE UNSECURED CREDITORS TRUST

     The Unsecured Creditors Trust will terminate as soon as practicable, but in no event later than the fifth anniversary of the Effective Date; provided that, on or later than the date six months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Unsecured Creditors Trust for a finite period if such an extension is necessary to liquidate the Unsecured Creditors Trust Assets or to complete any distribution required under the Unsecured Creditors Trust Agreement. Notwithstanding the foregoing, multiple extensions may be obtained so long as (1) Bankruptcy Court approval is obtained no more than six months prior to the expiration of each extended term and (2) the Unsecured Creditors Trust Plan Administrator receives an opinion of counsel or a favorable ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the Unsecured Creditors Trust as a grantor trust for federal income tax purposes.

     9.   TERMINATION OF THE UNSECURED CREDITORS TRUST PLAN ADMINISTRATOR

     The duties, responsibilities and powers of the Unsecured Creditors Trust Plan Administrator will terminate in accordance with the terms of the Unsecured Creditors Trust Agreement.

     10.  EXCULPATION; INDEMNIFICATION

     THE UNSECURED CREDITORS TRUST PLAN ADMINISTRATOR, THE UNSECURED CREDITORS TRUST, THE PROFESSIONALS OF THE UNSECURED CREDITORS TRUST AND THEIR REPRESENTATIVES WILL BE EXCULPATED AND INDEMNIFIED PURSUANT TO THE TERMS OF THE UNSECURED CREDITORS TRUST AGREEMENT.

     11.  COOPERATION WITH POST-CONSUMMATION TRUST

     The Unsecured Creditors Trust and the Unsecured Creditors Trust Plan Administrator shall reasonably cooperate with the Post-Consummation Trust and the Post-Consummation Trust Plan Administrator to facilitate the administration of the Trusts, including, but not limited to the sharing of information related to Claims and any Disputed Claims Reserve.

J. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS

     1.   RESOLUTION OF DISPUTED CLAIMS

          (a)  Prosecution of Claims Objections

          Except as set forth in the Purchase Agreement, the Debtors, prior to the Effective Date, and thereafter the Trusts with respect to Claims filed by Beneficiaries of the respective Trusts, shall have the exclusive authority to file objections on or before the Claims Objection Bar Date, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise. From and after the Effective Date, the Trusts may settle or compromise any Disputed Claim without approval of the Bankruptcy Court; provided, however, in the event the Purchaser objects to any Claim in accordance with the terms of the Purchase Agreement, the Post-Consummation Trust may not settle or compromise the Disputed Claim without (a) the written consent of the Purchaser or (b) order of the Bankruptcy Court. An objection is deemed to have been timely Filed as to all Tort Claims, thus making each such Claim a Disputed Claim as of the Claims Objection Bar Date. Each such Tort Claim will remain a Disputed Claim until it becomes an Allowed Claim.

          (b)  Claims Estimation

     Before the Effective Date, the Debtors, and after the Effective Date, the Trusts with respect to Claims filed by Beneficiaries of the respective Trusts, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Trusts have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the relevant Trust may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

          (c)  Payments and Distributions on Disputed Claims, In General

     Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Plan Administrators in their respective sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of any such disputes by settlement or Final Order. On the date or, if such date is not a Business Day, on the next successive Business Day that is 20 calendar days after the end of the calendar quarter in which a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which that Holder is then entitled under the Plan. Notwithstanding the foregoing, any Holder of both an Allowed Claim and a Disputed Claim in the same Class of Claims will not receive payment or distribution in satisfaction of any such Allowed Claim, except as otherwise agreed by the Plan Administrators in their respective sole discretion or ordered by the Bankruptcy Court, until all such Disputed Claims are resolved by settlement or Final Order. In the event that there are Claims that require adjudication or other resolution, the Debtors and Post-Consummation Trust reserve the right to, or shall upon an order of the Bankruptcy Court, establish appropriate reserves for potential payment of any such Claims.

     2.   CLAIMS ALLOWANCE

     Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Trusts will have and shall retain after the Effective Date any and all rights and defenses that the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Person or Entity subject to section 502(d) of the Bankruptcy Code shall be deemed disallowed as of the Effective Date unless and until such Person or Entity pays in full the amount that it owes such Debtor.

     3.   CONTROVERSY CONCERNING IMPAIRMENT

     If a controversy arises as to whether any Claims or any Class of Claims are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine any such controversy before the Confirmation Date.

K.   SUBSTANTIVE CONSOLIDATION

     1.   CONSOLIDATION OF THE CHAPTER 11 CASES

     The Plan contemplates and will effect the substantive consolidation of the Substantively Consolidated Debtors into a single Entity solely for the purposes of voting and distributions under the Plan and the substantive consolidation of the International Holding Company Debtors into a single Entity solely for the purposes of voting and distributions under the Plan. Accordingly, on the Effective Date: (1) no distributions will be made under the Plan on account of the Intercompany Claims, other than Allowed Intercompany Claims as set forth in the Plan Supplement; (2) the guarantees of certain Debtors of obligations of other Debtors, including those obligations arising under the Second Lien Facility, the 9.25% Senior Note Indenture and the 12% Senior Note Indenture, will be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint and several liability of any Debtor with another Debtor will be deemed to be one obligation of the Substantively Consolidated Debtors and/or the International Holding Company Debtors, as appropriate; (3) each and every Claim against a Substantively Consolidated Debtor will be deemed asserted against the consolidated Estates of all of the Substantively Consolidated Debtors, will be deemed one Claim against and obligation of the deemed consolidated Substantively Consolidated Debtors and their Estates and will be treated in the same Class regardless of the Substantively Consolidated Debtor, and (4) each and every Claim against an International Holding Company Debtor will be deemed asserted against the consolidated Estates of all of the International Holding Company Debtors, will be deemed one Claim against and obligation of the deemed consolidated International Holding Company Debtors and their Estates and will be treated in the same Class regardless of the International Holding Company Debtor. Notwithstanding the substantive consolidation in the Plan, substantive consolidation will not


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

affect the obligation of each and every Debtor under 28 U.S.C. Section 1930(a)(6) until a particular case is closed, converted or dismissed.

     2.   SUBSTANTIVE CONSOLIDATION ORDER

     The Plan will serve as a motion seeking entry of an order substantively consolidating the Debtors' Chapter 11 Cases as set forth in the Plan. Unless an objection to substantive consolidation is made in writing by any Creditor affected by the Plan as in the Plan provided on or before the Plan Objection Deadline, an order substantively consolidating the Debtors' Chapter 11 Cases, including as part of the Confirmation Order, may be entered by the Bankruptcy Court. In the event any such objections are timely filed, a hearing with respect thereto will be scheduled by the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

     3.   RESERVATION OF RIGHTS

     The Debtors reserve the right at any time up to the conclusion of the Confirmation Hearing to withdraw their request for substantive consolidation, to seek Confirmation of the Plan as if there were no substantive consolidation, and to seek Confirmation of the Plan with respect to one or more Debtors even if Confirmation with respect to other Debtors is denied.

L.   CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     1.   CONDITIONS PRECEDENT TO CONFIRMATION

     It shall be a condition to Confirmation hereof that all provisions, terms and conditions hereof are approved in the Confirmation Order. In addition, the following conditions shall have been satisfied or waived pursuant to the provisions of Article XII.C of the Plan:

          (a) The Plan, the Sale Order and the proposed Confirmation Order shall be in a form and substance reasonably acceptable to the Debtors and the Purchaser; provided that the Debtors or the Purchaser may seek an expedited hearing before the Bankruptcy Court to address any objection to any of the foregoing.

          (b) The proposed Confirmation Order shall be in a form and substance reasonably acceptable to the Committee, any modification of the Plan shall be in a form and substance reasonably acceptable to the Committee, and any material modification to the Sale Order shall be reasonably acceptable to the Committee, provided that the Debtors or the Purchaser may seek an expedited hearing before the Bankruptcy Court to address any objection by the Committee to any of the foregoing.

          (c) The Plan Supplement, which shall be reasonably acceptable to the Debtors, the Purchaser and the Committee, shall have been filed, provided that if any party objects to the Plan Supplement, the Debtors, the Purchaser or the Committee may seek an expedited hearing before the Bankruptcy Court to address such objection.

     2.   CONDITIONS PRECEDENT TO CONSUMMATION

     It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Article XII.C of the Plan:

          (a) The Confirmation Order confirming the Plan, as the Plan may have been modified, shall have been entered and become a Final Order in a form and substance reasonably satisfactory to the Debtors, the Purchaser and the Committee, provided that if any party objects to the Confirmation Order, the Debtors, the Purchaser or the Committee may seek an expedited hearing before the Bankruptcy Court to address such objection. The Confirmation Order shall provide that:

               (i) the Debtors, the Committee, the Purchaser and the Trusts are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with or described in the Plan;

               (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent; and

               (iii) the Sale Order is incorporated as part of the Confirmation Order.

          (b) All documents and agreements necessary to implement the Plan shall have been, as applicable to each such document and agreement: (a) tendered for delivery; (b) all conditions precedent thereto shall have been satisfied; and (c) shall have been effected or executed; which documents and agreements shall include, but not be limited to the Purchase Agreement, the Post-Consummation Trust Agreement and the Unsecured Creditors Trust Agreement.

          (c) All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental authorities in accordance with applicable laws.

          (d) All conditions precedent to the obligations of the Purchaser in the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

          (e) The Sale Order shall have been entered and become a Final Order.

          (f) The amounts payable by Purchaser in accordance with the Purchase Agreement to the Trusts shall have been paid.

          (g) The Closing Date (as defined in the Purchase Agreement) of the Sale Transaction shall have occurred.

     3.   WAIVER OF CONDITIONS

     The Debtors, in their discretion, and with the consent of (i) the Committee (which consent shall not be unreasonably withheld), and (ii) the Purchaser may, at any time, waive any of the conditions to Confirmation of the Plan and to Consummation of the Plan set forth in Article XII of the Plan without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. The Purchaser, at any time, may waive any of the conditions to Confirmation of the Plan and to Consummation of the Plan set forth in Article XII of the Plan without notice, leave or order of the Bankruptcy Court or any formal action.

     4.   EFFECT OF NON OCCURRENCE OF CONDITIONS TO CONSUMMATION

     If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any Holders or any other parties in interest; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other parties in interest in any respect.

M.   SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

     1.   COMPROMISE AND SETTLEMENT

     Notwithstanding anything contained in the Plan to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions and treatments under the Plan take into account for and conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) and (c) of the Bankruptcy Code, substantive consolidation or otherwise. As of the Effective Date, any and all such rights described in the preceding sentence are settled, compromised and released pursuant to the Plan, including for substantive consolidation purposes. The Confirmation Order shall constitute the Bankruptcy Court's finding and determination that the settlements reflected in the Plan, including all issues pertaining to claims for substantive consolidation (which are settled by the distributions in the Plan) are (1) in the best interests of the Debtors and their Estates, (2) fair, equitable and reasonable, (3) made in good faith and (4) approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019. In addition, the allowance, classification and treatment of Allowed Claims take into account any causes of action, claims or counterclaims, whether under the Bankruptcy Code or otherwise under applicable law, that may exist: (1) between the Debtors and the Releasing Parties; and (2) as between the Releasing Parties (to the extent set forth in the Third Party Release). As of the Effective Date, any and all such causes of action, claims and counterclaims are settled, compromised and released pursuant to the Plan. The Confirmation Order will approve all such releases of contractual, legal and equitable subordination rights, causes of action, claims and counterclaims against each such Releasing Party that are satisfied, compromised and settled pursuant to the Plan. Nothing in Article XIII.A of the Plan will compromise or settle in any way whatsoever, any Claims or Causes of Action that the Debtors or the Trusts may have against the Non-Released Parties.

     2.   RELEASES BY THE DEBTORS

     NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE AND EFFECTIVE AS OF THE EFFECTIVE DATE AND IMMEDIATELY PRIOR TO THE TRANSFER OF THE RESPECTIVE TRUSTS' ASSETS TO SUCH TRUSTS (SUCH THAT THE TRUSTS WILL NOT RECEIVE ANY CLAIM RELEASED HEREUNDER), FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE DEBTOR RELEASEES, INCLUDING, BUT NOT LIMITED TO: (A) THE DISCHARGE OF DEBT AND ALL OTHER GOOD AND VALUABLE CONSIDERATION PAID PURSUANT TO THE PLAN OR OTHERWISE; AND (B) THE SERVICES OF THE DEBTORS' PRESENT AND FORMER OFFICERS AND DIRECTORS IN FACILITATING THE IMPLEMENTATION OF THE RESTRUCTURING CONTEMPLATED BY THE PLAN, AND IN VIEW OF THE INDEMNIFICATION PURSUANT TO ARTICLE XIII.E OF THE PLAN OF DEBTORS' FORMER OFFICERS AND DIRECTORS AS INDEMNIFIED PARTIES, EACH OF THE DEBTORS SHALL PROVIDE A FULL DISCHARGE AND RELEASE TO THE DEBTOR RELEASEES (AND EACH SUCH DEBTOR RELEASEE SO RELEASED SHALL BE DEEMED RELEASED AND DISCHARGED BY THE DEBTORS) AND EACH SUCH DEBTOR RELEASEE'S RESPECTIVE PROPERTIES FROM ANY AND ALL CLAIMS, CAUSES OF ACTION AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING, WITHOUT LIMITATION, THOSE THAT ANY OF THE DEBTORS OR THE TRUSTS WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER PERSON OR ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF ANY OF THE DEBTORS OR ANY OF THEIR ESTATES AND FURTHER INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING DEBTOR RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE FROM ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OR PLAN SUPPLEMENT.

     NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE DEBTORS SHALL NOT HAVE RELEASED NOR BE DEEMED TO HAVE RELEASED BY OPERATION OF ARTICLE XIII.B OF THE PLAN OR OTHERWISE ANY CLAIMS, DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, INTERESTS, REMEDIES, LIABILITIES OR CAUSES OF ACTION THAT THEY OR THE TRUSTS MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.

     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT'S APPROVAL, PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND


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

BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT'S FINDING THAT THE DEBTOR RELEASE IS: (A) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR RELEASEES, REPRESENTING GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (C) FAIR, EQUITABLE, AND REASONABLE; (D) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO THE DEBTORS OR TRUSTS ASSERTING ANY CLAIM RELEASED BY THE DEBTOR RELEASE AGAINST ANY OF THE DEBTOR RELEASEES OR THEIR RESPECTIVE PROPERTY.

     3.   THIRD PARTY RELEASE

     NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, ON THE EFFECTIVE DATE, EFFECTIVE AS OF THE EFFECTIVE DATE, THE RELEASING PARTIES SHALL PROVIDE A FULL DISCHARGE AND RELEASE (AND EACH PERSON OR ENTITY SO RELEASED SHALL BE DEEMED RELEASED BY THE RELEASING PARTIES) TO THE DEBTOR RELEASEES, AND THEIR RESPECTIVE PROPERTY FROM ANY AND ALL CLAIMS, CAUSES OF ACTION AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES, AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AS OF THE EFFECTIVE DATE OR THEREAFTER ARISING, IN LAW, AT EQUITY, WHETHER FOR TORT, FRAUD, CONTRACT, VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS, OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY TO THE DEBTORS, INCLUDING THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASES OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING THIRD PARTY RELEASE SHALL NOT OPERATE TO WAIVE OR RELEASE ANY OF THE DEBTOR RELEASEES FROM ANY CAUSES OF ACTION EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN OR PLAN SUPPLEMENT, OR RELEASE THE PURCHASER FROM ITS OBLIGATIONS UNDER THE PURCHASE AGREEMENT, THE SALE ORDER AND THE PLAN.

     THE THIRD PARTY RELEASE SHALL HAVE NO EFFECT ON THE CLAIMS OF RELEASEES TREATED UNDER THE PLAN, TO THE EXTENT OF ALLOWANCE OF CLAIMS AND SATISFACTION OF CLAIMS PURSUANT TO THE PLAN.

     NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, THE RELEASING PARTIES SHALL NOT HAVE RELEASED NOR DEEMED TO HAVE RELEASED BY OPERATION OF ARTICLE XIII.C OF THE PLAN OR OTHERWISE ANY CLAIMS OR CAUSES OF ACTION THAT THEY, THE DEBTORS OR THE TRUSTS MAY HAVE NOW OR IN THE FUTURE AGAINST THE NON-RELEASED PARTIES.

     ENTRY OF THE CONFIRMATION ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT'S APPROVAL PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 9019 OF THE THIRD PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT'S FINDING THAT THE THIRD PARTY RELEASE IS: (A) IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE THIRD PARTY RELEASEES, REPRESENTING GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (B) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS; (C) FAIR, EQUITABLE, AND REASONABLE; (D) APPROVED AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (E) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM RELEASED BY THE THIRD PARTY RELEASE AGAINST ANY OF THE THIRD PARTY RELEASEES OR THEIR PROPERTY.

     4.   EXCULPATION

     Notwithstanding anything contained in the Plan to the contrary, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any prepetition or postpetition act taken or omitted to be taken in connection with or related to formulating, negotiating, preparing, disseminating, implementing, administering the Plan or otherwise, the Plan Supplement, the Disclosure Statement, the Post-Consummation Trust Agreement, the Unsecured Creditors Trust Agreement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors or confirming or consummating the Plan; provided, however, that the foregoing provisions of Article XIII.D of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents; provided still further, that the foregoing Exculpation shall not apply to any acts or omissions expressly set forth in and preserved by the Plan or Plan Supplement.

     Notwithstanding anything contained in the Plan to the contrary, the Exculpated Parties shall not include the Non-Released Parties, and the Plan shall not exculpate nor be deemed to have exculpated any of the Non-Released Parties for any acts they have taken, whether in contemplation of the restructuring of the Debtors, in confirming or consummating the Plan, or otherwise.

     5.   INDEMNIFICATION

     Only to the extent of available funds in the Post-Consummation Indemnity Account, on and from the Effective Date, and effective as of the Effective Date, the Post-Consummation Trust shall indemnify and hold harmless, except as provided in the Plan Supplement, each of the Indemnified Parties for all costs, expenses, loss, damage or liability incurred by any such parties arising from or related in any way to any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, Causes of Action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those arising from or related in any way to: (a) any acquisition by any such party of any indebtedness of the Debtors; (b) any action or omission of any such party with respect to any such indebtedness of the Debtors (including without limitation any action or omission of any such party with respect to the acquisition, holding, voting or disposition of any such investment); (c) any action or omission of any such party in such party's capacity as an officer, director, employee or agent of, or advisor to any Debtor; (d) any disclosure made or not made by any Person to any current or former Holder of any such indebtedness of the Debtors; (e) any consideration paid to any such party by any of the Debtors in respect of any investment by any such party in any indebtedness of the Debtors or in respect of any services provided by any such party to any Debtor; and (f) any action taken or not taken in connection with the Post-Consummation Trust Agreement, the Chapter 11 Cases, or the Plan. In the event that any such party becomes involved in any action, proceeding or investigation brought by or against any Person, as a result of matters to which the foregoing indemnity may relate, the Post-Consummation Trust will promptly reimburse any such party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith as such expenses are incurred and after a request for indemnification is made in writing, with reasonable documentation in support thereof; provided, however, that, notwithstanding anything in the Plan to the contrary, the Plan shall not indemnify nor be deemed to have indemnified any of the Non-Released Parties, whether for any matter to which Article XIII.E of the Plan pertains or otherwise, and provided further that the obligations of the Post-Consummation Trust with respect to Article XII.E of the Plan shall be limited to the funds in the Post-Consummation Indemnity Account.

     6.   PRESERVATION OF RIGHTS OF ACTION

          (a)  Maintenance of Causes of Action

     Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date the Post-Consummation Trust shall retain all rights to commence and pursue, as appropriate, any and all Other Actions,


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

whether arising before or after the Petition Date, in any court or other tribunal including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases and all actions set forth in the Plan Supplement.

     Except as otherwise provided in the Plan, Purchase Agreement or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Causes of Action, and which such claims, rights and Causes of Action are Excluded Assets and are not Residual Chapter 5 Claims, that the Debtors may hold against any Entity shall vest upon the Effective Date in the Post-Consummation Trust. The Post-Consummation Trust, through its authorized agents and representatives, shall retain and may exclusively enforce any and all Other Actions. After the Effective Date, the Post-Consummation Trust shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all Other Actions, without the consent or approval of any third party and without any further order of the Bankruptcy Court.

          (b) Preservation of All Causes of Action Not Expressly Sold, Settled or Released

     Unless a Claim or Cause of Action against a Holder or other Person or Entity is acquired by Purchaser (and is an Excluded Asset) pursuant to the Purchase Agreement, or is a Residual Chapter 5 Claim, or is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Sale Order and the Confirmation Order), subject to the terms of the Purchase Agreement, the Debtors expressly reserve such Claim or Cause of Action for later adjudication by the Debtors or the Post-Consummation Trust (including, without limitation, claims and Causes of Action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such claims or Causes of Action upon or after the Confirmation or Consummation of the Plan based on the Disclosure Statement, the Plan or the Confirmation Order, except where such claims or Causes of Action have been released in the Plan (including, without limitation, and for the avoidance of doubt, the Debtor Release contained in
Article XIII.B of the Plan) or any other Final Order (including the Confirmation Order). In addition, the Debtors and Post-Consummation Trust expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co defendants in such lawsuits, unless such claims are acquired by Purchaser pursuant to the Purchase Agreement, or are a Residual Chapter 5 Claim.

     7.   INJUNCTION

          (A) FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE DEBTORS, THE PURCHASER, THE COMMITTEE, THE COMMITTEE MEMBERS, INDENTURE TRUSTEES OR THE TRUSTS, THEIR SUCCESSORS AND ASSIGNS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS, OFFICERS, DIRECTORS, MANAGED FUNDS INVESTMENT ADVISORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

          (B) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN, THE PURCHASE AGREEMENT OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE PURCHASER, THE DEBTORS, THE DEBTORS IN POSSESSION, THE DEBTORS' ESTATES, THE TRUSTS, THE COMMITTEE, THE COMMITTEE MEMBERS, INDENTURE TRUSTEES, ANY OF THEIR SUCCESSORS AND ASSIGNS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS, OFFICERS, DIRECTORS, MANAGED FUNDS, INVESTMENT ADVISORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES AND

     REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), AND THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR EQUITY INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS, OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED PRIOR TO THE EFFECTIVE DATE.

          (C) THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND EQUITY INTERESTS IN THE PLAN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS OR PROPERTIES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS SHALL BE SATISFIED AND RELEASED IN FULL.

          (D) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN, THE PURCHASE AGREEMENT OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PARTIES AND ENTITIES ARE PERMANENTLY ENJOINED, ON AND AFTER THE EFFECTIVE DATE, ON ACCOUNT OF ANY CLAIM OR EQUITY INTEREST SATISFIED AND RELEASED HEREBY, FROM:

               (i) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND AGAINST ANY DEBTOR, THE PURCHASER, THE TRUSTS, THE COMMITTEE, THE COMMITTEE MEMBERS, THE INDENTURE TRUSTEES, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS, OFFICERS, DIRECTORS, MANAGED FUNDS, INVESTMENT ADVISORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), OR ANY OF THEIR SUCCESSORS AND ASSIGNS, OR ANY OF THEIR ASSETS AND PROPERTIES;

               (ii) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST ANY DEBTOR, THE PURCHASER, THE TRUSTS, THE COMMITTEE, THE COMMITTEE MEMBERS, INDENTURE TRUSTEES AND ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS, OFFICERS, DIRECTORS, MANAGED FUNDS, INVESTMENT ADVISORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS SUCH), AND THEIR RESPECTIVE ASSETS AND PROPERTIES;

               (iii) CREATING, PERFECTING, OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST ANY DEBTOR, THE PURCHASER, THE TRUSTS, THE INDENTURE TRUSTEES, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS, OFFICERS, DIRECTORS, MANAGED FUNDS, INVESTMENT ADVISORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES AND REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS
          SUCH), OR THE PROPERTY OR ESTATE OF ANY OF THE FOREGOING; OR

               (iv) ASSERTING ANY RIGHT OF SETOFF, SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION DUE FROM ANY DEBTOR, THE PURCHASER, THE TRUSTS OR AGAINST THE PROPERTY OR ESTATE OF ANY DEBTOR, THE PURCHASER OR THE TRUSTS, AND EACH OF THEIR RESPECTIVE CURRENT AND FORMER MEMBERS, OFFICERS, DIRECTORS, MANAGED FUNDS, INVESTMENT ADVISORS, AGENTS, FINANCIAL ADVISORS, ATTORNEYS, EMPLOYEES, PARTNERS, AFFILIATES AND

          REPRESENTATIVES (EACH OF THE FOREGOING IN ITS INDIVIDUAL CAPACITY AS
          SUCH), EXCEPT TO THE EXTENT A RIGHT TO SETOFF, RECOUPMENT OR SUBROGATION IS ASSERTED WITH RESPECT TO A TIMELY FILED PROOF OF CLAIM.

          (E) BY ACCEPTING DISTRIBUTIONS PURSUANT TO THE PLAN, EACH HOLDER OF AN ALLOWED CLAIM RECEIVING DISTRIBUTIONS PURSUANT TO THE PLAN WILL BE DEEMED TO HAVE SPECIFICALLY CONSENTED TO THE INJUNCTIONS SET FORTH IN ARTICLE XIII.G OF THE PLAN.

N.   RETENTION OF JURISDICTION

     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Persons and Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as legally permissible, including, but not limited to, jurisdiction to:

     1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

     2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

     3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to the Plan after the Effective Date pursuant to
Article XV.D of the Plan adding Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed;

     4. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

     5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Post-Consummation Trust after the Effective Date, provided, however, that the Post-Consummation Trust shall reserve the right to commence actions in all appropriate jurisdictions;

     6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, the Sale Transaction, the Post-Consummation Trust Agreement and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, Plan Supplement, Post-Consummation Trust Agreement or the Disclosure Statement;

     7. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Sale Order, the Plan, or any Person's or Entity's obligations incurred in connection with the Plan;

     8. issue injunctions, enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided in the Plan;

     9. enforce Article XIII.A, Article XIII.B, Article XIII.C, Article XIII.D, and Article XIII.E of the Plan;

     10. enforce the injunction set forth in Article XIII.G of the Plan;

     11. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article XIII of the Plan, and enter such orders as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

     12. enter and implement such orders as necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

     13. resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Sale Order, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; and

     14. enter an order and/or Final Decree concluding the Chapter 11 Cases.

O.   MISCELLANEOUS PROVISIONS

     1.   EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATE ACTION

     The Debtors, the Purchaser, the Committee and the Trusts are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof pursuant to the Plan.

     Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the shareholders or directors of the Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable state law without any requirement of further action by the shareholders, directors, managers or partners of the Debtors.

     2.   DISSOLUTION OF COMMITTEE

     Effective no later than thirty (30) days after the Effective Date if no appeal of the Confirmation Order is then pending, and so long as the Trusts have been established, the Committee shall dissolve with respect to the Debtors and its respective members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to the Chapter 11 Cases; provided, however, that the Committee and their respective Retained Professionals shall be retained with respect to (i) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (ii) motions seeking the enforcement of the provisions of the Plan and the transactions contemplated under the Plan or the Confirmation Order and (iii) pending appeals.

     3.   PAYMENT OF STATUTORY FEES

     All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid prior to the closing of the Chapter 11 Cases on the earlier of when due or the Effective Date, or as soon thereafter as practicable.

     4.   MODIFICATION OF PLAN

     Effective as of the date hereof, and subject to the limitations contained in the Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Post-Consummation Trust, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Any such modification shall be made subject to the reasonable consent of the Purchaser and the Committee, provided that if any party objects to such modification, the Debtors, the Purchaser or the Committee may seek an expedited hearing before the Bankruptcy Court to address such objection.

     5.   REVOCATION OF PLAN

     The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Person; (ii) prejudice in any manner the rights of the Debtors or any other Person; or (iii) constitute an admission of any sort by the Debtors or any other Person.

     6.   SUCCESSORS AND ASSIGNS

     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person or Entity.

     7.   RESERVATION OF RIGHTS

     Except as expressly set forth in the Plan, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained in the Plan, nor the taking of any action by a Debtor or any Person with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of:
(a) any Debtor with respect to the Holders of Claims or Equity Interests or other parties in interest; or (b) any Holder of a Claim or other party in interest prior to the Effective Date.

     8.   SECTION 1146 EXEMPTION

     Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant to the Plan, including, but not limited to the Sale Transaction, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

     9.   FURTHER ASSURANCES

     The Debtors, Trusts, all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

     10.  SEVERABILITY

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term of provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision then will be applicable as altered or interpreted; provided, however, that any such alteration or interpretation must be in form and substance reasonably acceptable to the Debtors, the Purchaser, and the Committee, provided that the Debtors, the Purchaser or the Committee may seek an expedited hearing before the Bankruptcy Court to address any objection to any of the foregoing. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                     V. THE SOLICITATION; VOTING PROCEDURES

     The following briefly summarizes procedures to accept and confirm the Plan. Holders of Claims are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys. The Confirmation Hearing Notice sets forth additional information regarding voting procedures.

A.   THE SOLICITATION PACKAGE

     The following materials constitute the Solicitation Package:

     -    the Confirmation Hearing Notice;

     - the appropriate Ballot(s) and/or Master Ballot(s) and applicable Voting Instructions;

     -    a pre-addressed, postage pre-paid return envelope;

     - the Disclosure Statement with all exhibits, including the Plan, and any other supplements or amendments to these documents which may be filed with the Bankruptcy Court;

     - a letter to the Holders in each of the Voting Classes urging them to vote to accept the Plan (the forms of which are attached hereto as Exhibit D);

     - the Disclosure Statement Order, which, among other things (a) approves this Disclosure Statement as containing "adequate information" in accordance with section 1125 of the Bankruptcy Code, (b) fixes a voting record date, (c) approves solicitation and voting procedures with respect to the Plan, (d) approves the form of the Solicitation Package and the notices to be distributed with respect thereto, and
          (e) schedules certain dates in connection therewith.

     The Core Group(17), all parties in interest on the 2002 List as of the Voting Record Date and all parties entitled to vote to accept or reject the Plan shall be served paper copies or a CD-ROM containing the Disclosure Statement Order, the Disclosure Statement and all exhibits to the Disclosure Statement, including the Plan. Any party who is served a CD-ROM but desires a paper copy of these documents may request a copy from the Debtors' Voting Agent by writing to Tower Automotive, c/o Bankruptcy Services LLC, 757 Third Avenue, Third Floor, New York, New York 10017, Attention: Ballot Processing Center or calling 1-866-405-5263. The Solicitation Package (except the Ballots) can also be obtained by any party by accessing the Voting Agent's website at www.bsillc.com. Moreover, all parties entitled to vote to accept or reject the Plan shall receive a Solicitation Package containing paper copies of the Confirmation Hearing Notice, an appropriate Ballot and/or Master Ballot, and the Solicitation Procedures (Exhibit 2 of the Disclosure Statement Order).

     The Plan Supplement will be filed by the Debtors on or before July 2, 2007, the Plan Supplement Filing Date. When filed, the Plan Supplement shall be made available on the Voting Agent's website at www.bsillc.com. The Debtors will not serve paper or CD-ROM copies of the Plan Supplement. However, parties may request a copy of the Plan Supplement from the Debtors' Voting Agent.

B.   VOTING INSTRUCTIONS

     Only the Holders of Allowed Classes 4, 5, 6 and 7 Claims as of JUNE 1, 2007, the Voting Record Date, are entitled to vote to accept or reject the Plan, and they may do so by completing the Ballot and returning it in the envelope provided to the Voting Agent by the Voting Deadline. Voting Instructions are attached to each Ballot.

----------
(17) "Core Group" means (i) United States Bankruptcy Judge Allan L. Gropper's Chambers, (ii) Office of the United States Trustee for the Southern District of New York, (iii) counsel to the Committee, (iv) counsel for the Debtors' prepetition secured lenders, and (v) counsel to the administrative agent for the Debtors' postpetition secured lenders.

     The Debtors, with the approval of the Bankruptcy Court, have engaged BSI, 757 Third Avenue, Third Floor, New York, NY 10017, as the claims and noticing agent and as the Voting Agent to assist in the solicitation process. The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process. The Voting Agent will also process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will file the Voting Report as soon as practicable before the Confirmation Hearing.

     The deadline to vote on the Plan is 4:00 p.m., E..T., JULY 6, 2007.

                                     BALLOTS

       Ballots and Master Ballots must be actually received by the Voting
          Agent by the Voting Deadline by using the envelope provided, or by First Class Mail, Overnight Courier or
                              Personal Delivery to:

                        Tower Automotive Balloting Center
                           c/o Bankruptcy Services LLC
                           757 Third Avenue, 3rd Floor
                               New York, NY 10017

       If you have any questions on the procedures for voting on the Plan, please call the Voting Agent at the following telephone number:

                                 1-866-405-5263

     ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM, BUT WHICH DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, SHALL NOT BE COUNTED.

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

     ALL BALLOTS ARE ACCOMPANIED BY RETURN ENVELOPES. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.

Special Note For Holders of Notes in Class 4 or Class 6:

     If you received a return envelope addressed to your Nominee, please allow sufficient time for your Nominee to process your vote on a Mater Ballot and return the Master Ballot to the Voting Agent before the Voting Deadline.

For all Holders:

     By signing and returning a Ballot, each Holder of a Claim in Classes 4, 5, 6 and 7 will also be certifying to the Bankruptcy Court and the Debtors that, among other things,

     - the Holder has received and reviewed a copy of the Disclosure Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

     - the Holder has cast the same vote with respect to all Claims in a single Class;

     - no other Ballots with respect to the amount of the Claims have been cast or, if any other Ballots have been cast with respect to such Claims, then any such earlier Ballots are thereby revoked.

C.   VOTING TABULATION

     To ensure that a vote is counted, the Holder of a Claim or Interest should:
(a) complete a Ballot; (b) indicate the Holder's decision either to accept or reject the Plan in the boxes provided in the Ballot; and (c) sign and timely return the Ballot to the address set forth on the enclosed prepaid envelope by the Voting Deadline. A Holder with Claims in more than one Class may receive more than one Ballot and each such Ballot will be coded for the particular Class. The Ballot may not be used for any purpose other than to vote to accept or reject the Plan. Accordingly, at the time the Ballot is transmitted, Creditors should not surrender certificates, instruments, or other documents representing or evidencing their Claims.

     The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. Only the following Holders of Claims in Voting Classes shall be entitled to vote with regard to such Claims:

     1. the Holders of Claims for which Proofs of Claims have been timely filed, as reflected on the official claims register, as of the close of business on the Voting Record Date, with the exception of those Claims subject to a pending objection filed before the Voting Deadline, unless such claims are allowed for voting purposes pursuant to a Resolution Event as outlined in the Solicitation Procedures; provided, however, to the extent that the Debtors have reached a settlement on a Claim for which a Proof of Claim has been timely filed, the terms of such settlement shall govern for purposes of determining the Holder of the Claim and the amount of the Claim;

     2. the Holders of scheduled Claims that are listed in the Debtors' Schedules, with the exception of those scheduled Claims that are listed as contingent, unliquidated or disputed Claims (excluding such scheduled Claims that have been superseded by a timely-filed Proof of Claim); and

     3. the Holders of Claims arising pursuant to an agreement or settlement with the Debtors executed prior to the close of business on the Voting Record Date, as reflected in a court pleading, stipulation, term sheet, agreement, or other document filed with the Bankruptcy Court, in an Order entered by the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court regardless of whether a Proof of Claim has been filed.

     The assignee of a transferred and assigned claim (whether a timely-filed or scheduled claim) shall be permitted to vote such Claim only if the appropriate Transfer/Assignment Form has been noted on the Bankruptcy Court's docket as of the close of business on the Voting Record Date.

     In tabulating votes, the following hierarchy shall be used to determine the Claim amount associated with each Creditor's vote:

     1. The Claim amount settled and/or agreed upon by the Debtors prior to the Voting Record Date, as reflected in a court pleading, stipulation, term sheet, agreement or other document filed with the Bankruptcy Court, in an Order entered by the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court;

     2. The Claim amount Allowed (temporarily or otherwise) pursuant to a Resolution Event as outlined in the Solicitation Procedures;

     3. The Claim amount contained on a Proof of Claim that has been timely filed by the relevant Claims Objection Bar Date (or deemed timely filed by the Bankruptcy Court under applicable law), provided, however, that Ballots cast by Creditors whose Claims are not listed on the Debtors' Schedules, but who timely file Proofs of Claim in unliquidated or unknown amounts that are not the subject of an objection filed before the Voting Deadline, will count for satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code, and will count as Ballots for Claims in the amount of $1.00 solely for the purposes of satisfying the dollar amount provisions of section 1126(c) of the Bankruptcy Code; provided further, however, that to the extent the Claim amount contained in the Proof of Claim is different from the Claim amount set forth in a court pleading, stipulation, term sheet, agreement, or other document filed with the Bankruptcy Court as referenced in the Solicitation Procedures, the Claim amount in the court pleading, stipulation, term sheet, agreement, or other document filed with the Bankruptcy Court shall supersede the Claim amount set forth on the respective Proof of Claim;

     4. The Claim amount listed in the Debtors' Schedules, provided that such Claim is not scheduled as contingent, disputed or unliquidated and has not been paid; and

     5. In the absence of any of the foregoing, zero.

     The Claim amount established pursuant to the hierarchy described above shall control for voting purposes only, and shall not constitute the Allowed amount of any Claim. The General Tabulation Procedures are set forth in the Solicitation Procedures.

     Ballots received after the Voting Deadline in connection with the Debtors' request for Confirmation of the Plan may not be counted. The method of delivery of the Ballots to be sent to the Voting Agent is at the election and risk of each Holder of a Claim. Except as otherwise provided in the Solicitation Procedures, a Ballot will be deemed delivered only when the Voting Agent actually receives the original executed Ballot. Delivery of a Ballot to the Voting Agent by facsimile, e mail or any other electronic means will not be accepted. No Ballot should be sent to any of the Debtors, the Debtors' agents (other than the Voting Agent), any Indenture Trustee (unless specifically instructed to do so), or the Debtors' financial or legal advisors. The Debtors expressly reserve the right to amend from time to time the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the terms of the Plan regarding modifications). If the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to Plan confirmation, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent directed by the Court.

     If multiple Ballots are received from the same Creditor with respect to the same Claim prior to the Voting Deadline, the last Ballot timely received will be deemed to reflect that voter's intent and will supersede and revoke any prior Ballot. Creditors must vote all of their Claims or Equity Interests within a particular Plan class either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted. Further, to the extent there are multiple claims within the same class, the Debtors may, in their discretion, aggregate the claims of any particular Holder within a class for the purpose of counting votes.

     A Person signing a Ballot in its capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of corporations, or otherwise acting in a fiduciary or representative capacity should indicate such capacity when signing and, if required or requested by the applicable Nominee or its agent, the Voting Agent, the Debtors or the Bankruptcy Court, must submit proper evidence to so act on behalf of such claimant or Beneficial Holder.

     In the event a designation of lack of good faith is requested by a party-in-interest under section 1126(e) of the Bankruptcy Code, the Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

     Neither the Debtors nor any other Person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

     The Debtors will file with the Bankruptcy Court, as soon as practicable prior to the Confirmation Hearing, the Voting Report. The Voting Report shall, among other things, delineate every Ballot that does not conform to the Voting Instructions or that contains any form of irregularity (each an "Irregular Ballot") including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged. The Voting Report also shall indicate the Debtors' intentions with regard to such Irregular Ballots. The Voting Report will be shared with the Creditors Committee prior to filing with the Bankruptcy Court.

                          VI. CONFIRMATION PROCEDURES

A.   THE CONFIRMATION HEARING

     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold the Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

     The Bankruptcy Court has scheduled the Confirmation Hearing for JULY 11, 2007, at [___] [_].m., Eastern time, before the Honorable Allan L. Gropper, United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of New York, Courtroom 617, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

     Objections to confirmation of the Plan must be Filed with the Bankruptcy Court and served on or before 4:00 p.m., Eastern time, JULY 6, 2007, in accordance with the Disclosure Statement Order that accompanies this Disclosure Statement. THE BANKRUPTCY COURT WILL NOT CONSIDER OBJECTIONS TO CONFIRMATION UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER. Objections to confirmation of the Plan must be served on:

          KIRKLAND & ELLIS LLP                  KIRKLAND & ELLIS LLP
          Richard M. Cieri (RC-6062)            Anup Sathy P.C. (AS-4915)
          Lisa G. Laukitis (LG-9248)            Ross M. Kwasteniet (RK-1653)
          Citigroup Center                      AON Center
          153 East 53rd Street                  200 East Randolph Drive
          New York, NY 10022-4675               Chicago, IL 60601
          Telephone: (212) 446-4800             Telephone: (312) 861-2000
          Facsimile: (212) 446-4900             Facsimile: (312) 861-2100

               Attorneys for the Debtors and Debtors in Possession

          AKIN GUMP STRAUSS HAUER & FELD LLP    LOWENSTEIN SANDLER P.C.
          Daniel H. Golden (DG-5624)            John Sherwood
          Ira S. Dizengoff (ID-9980)            Paul Kizel
          590 Madison Avenue                    65 Livingston Avenue
          New York, NY 10022                    Roseland, NJ 07068-1791
          Telephone: (212) 872-1000             Telephone: (973) 597-2500
          Facsimile: (212) 872-1002             Facsimile: (973) 597-2400

          Attorneys for the Committee           Attorneys for TA Acquisition
                                                Company, LLC

          CLERK OF THE BANKRUPTCY COURT         TOWER AUTOMOTIVE, INC.
          Judge Allan L. Gropper's Chambers     Legal Department
          Room 517                              27275 Haggerty Road
          One Bowling Green                     Novi, MI 48377
          New York, NY 10004

          MILBANK, TWEED, HADLEY & MCCLOY LLP   MORGAN, LEWIS & BOCKIUS LLP
          Luc Despins                           Richard Toder
          Matthew Barr                          101 Park Avenue
          1 Chase Manhattan Plaza               New York, NY 10178-0060
          New York, NY 10005
                                                Attorney for the Administrative
          Attorneys for the Debtors'            Agent for the Debtors'
          Prepetition Secured Lenders           Postpetition Secured Lenders


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

          OFFICE OF THE UNITED STATES TRUSTEE   BANKRUPTCY SERVICES, LLC
          FOR THE SOUTHERN DISTRICT OF          Ballot Processing Department
          NEW YORK                              757 Third Avenue
          Alicia M. Leonhard                    3rd Floor
          33 Whitehall Street                   New York, NY 10017
          21st Floor
          New York, NY 10017

     The Debtors will publish the Confirmation Hearing Notice, which will contain, among other things, the Plan Objection Deadline, the Voting Deadline, and Confirmation Hearing Date, in the following publications in order to provide notification to those persons who may not receive notice by mail: the USA Today, The New York Times, the Detroit Free Press/ Detroit News, Automotive News and the national edition of The Wall Street Journal.

B.   STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

     At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

     -    The Plan complies with the applicable provisions of the Bankruptcy
          Code.

     - The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

     - The Plan has been proposed in good faith and not by any means forbidden by law.

     - Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (a) made before the Confirmation of the Plan is reasonable; or (b) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Plan.

     - Either each Holder of an Impaired Claim or Equity Interest has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

     - Each Class of Claims or Equity Interests that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy Code.

     - Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims, Priority Tax Claims, Other Priority Claims and Other Secured Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

     - At least one Class of Impaired Claims or Equity Interests will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class.

     - Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan unless such a liquidation or reorganization is proposed in the Plan.

     - All fees of the type described in 28 U.S.C. Section 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

     The Debtors believe that: (a) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (b) they have complied or will have complied with all of the requirements of chapter 11; and
(c) the Plan has been proposed in good faith.


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

Best Interests of Creditors Test/Liquidation Analysis

     Often called the "best interests" test, section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find, as a condition to Confirmation, that the Plan provides, with respect to each Class, that each Holder of a Claim or Equity Interest in such Class either: (1) has accepted the Plan; or (2) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if Debtors liquidated under chapter 7 of the Bankruptcy Code. To make these findings, the Bankruptcy Court must: (a) estimate the Cash proceeds (the "Liquidation Proceeds") that a chapter 7 trustee would generate if each Debtor's Chapter 11 Case were converted to a chapter 7 case and the assets of such Debtor's Estate were liquidated; (b) determine the distribution ("Liquidation Distribution") that each non-accepting Holder of a Claim or Equity Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and (c) compare each Holder's Liquidation Distribution to the distribution under the Plan ("Plan Distribution") that such Holder would receive if the Plan were Confirmed and consummated.

     In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior Class receiving any payments until all amounts due to senior Classes have been paid fully or any such payment is provided for:

     -    Secured creditors (to the extent of the value of their collateral);

     -    Priority creditors;

     -    Unsecured creditors;

     - Debt expressly subordinated by its terms or by order of the Bankruptcy Court; and

     -    Equity Interest Holders.

     As described in more detail in the Liquidation Analysis set forth in Exhibit C hereto, the Debtors believe that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Plan because, among other reasons, distributions in a chapter 7 case may not occur for a longer period of time, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a chapter 7 trustee and its professionals to become knowledgeable about these Chapter 11 Cases and the Claims against the Debtors. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution.

Feasibility

     Section 1129(a)(11) of the Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by the debtor's liquidation or the need for further financial reorganization, unless that liquidation or reorganization is contemplated by the Plan. The Plan contemplates that all assets of the Debtors will be sold and all proceeds of the assets will be distributed to the Creditors pursuant to the terms of the Plan. Since no further reorganization of the Debtors will be possible, the Debtors believe that the Plan meets the financial feasibility requirement. The Debtors believe that sufficient funds will exist to make all payments required by the Plan.

Acceptance by Impaired Classes

     The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each Class of Claims or Equity Interests that is impaired under the Plan accept the Plan. A Class that is not "impaired" under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is "Impaired" unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the Claim or Equity Interest entitles the Holder of that Claim or Equity Interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that, on the consummation date, the Holder of the Claim or Equity Interest receives Cash equal to the Allowed amount of that Claim or, with respect to any interest, any fixed liquidation preference to which the Equity Interest Holder is entitled or any fixed price at which the Debtors may redeem the security.


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

     Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a class of equity interests has accepted the plan if holders of such equity interests holding at least two-thirds in amount actually voting have voted to accept the plan.

     The Claims and Interests in Classes 1, 2 and 3 are not Impaired under the Plan, and as a result the Holders of such Claims are deemed to have accepted the Plan.

     Claims in Classes 4, 5, 6 and 7 are Impaired under the Plan, and as a result, the Holders of such Claims are entitled to vote thereon. Pursuant to section 1129 of the Bankruptcy Code, the Claims in Classes 4, 5, 6 and 7 must accept the Plan in order for it to be confirmed without application of the "fair and equitable test," described below, to such Classes. As stated above, Classes of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of each such Class (other than any Claims of Creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

     Claims and Interests in Classes 8 and 9 are also Impaired. The members of these classes will not receive a distribution under the Plan and are not entitled to vote on the Plan.

Confirmation Without Acceptance by All Impaired Classes

     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if all Impaired Classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one Impaired Class.

     Section 1129(b) of the Bankruptcy Code states that, notwithstanding an Impaired Class's failure to accept a plan , the plan shall be confirmed, at the plan proponent's request, in a procedure commonly known as "cram down," so long as the plan does not "discriminate unfairly" and is "fair and equitable" with respect to each Class of Claims or Equity Interests that is Impaired under, and has not accepted, the plan.

     In general, a plan does not discriminate unfairly if it treats a class substantially equivalent to how other classes that have equal rank are treated. Courts will take into account a number of factors in determining whether a plan discriminates unfairly, including the effect of applicable subordination agreements between parties. Accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

     The condition that a plan be "fair and equitable" to a non-accepting class of secured claims includes the requirements that: (a) the Holders of such secured claims retain the liens securing such Claims to the extent of the allowed amount of the Claims, whether the property subject to the liens is retained by Debtors or transferred to another entity under the plan; and (b) each Holder of a secured claim in the Class receives deferred Cash payments totaling at least the allowed amount of such Claim with a present value, as of the Effective Date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

     The condition that a plan be "fair and equitable" with respect to a non-accepting Class of unsecured Claims includes the following requirement that either: (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Equity Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Equity Interest any property.

     The condition that a plan be "fair and equitable" to a non-accepting Class of Equity Interests includes the requirements that either: (a) the plan provides that each Holder of an Equity Interest in that Class receives or retains under the plan, on account of that Equity Interest, property of a value, as of the Effective Date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled, (ii) any fixed redemption price to which such Holder is entitled or (iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Equity Interests junior to the non accepting Class may receive a distribution under the plan.

     The Plan provides that if any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the "cram down" provisions of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Exhibit or Schedule, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

     The Debtors submit that if the Debtors "cram down" the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan will be structured such that it does not "discriminate unfairly" and satisfies the "fair and equitable" requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank.

C.   RISK FACTORS

     Prior to deciding whether and how to vote on the Plan, each Holder of a Claim should consider carefully all of the information in this Disclosure Statement, and should particularly consider the Risk Factors described in
Section VII, "PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND CONSUMMATING THE PLAN".

D.   IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION

     Any interested party desiring further information about the Plan should contact: Counsel for the Debtors: Kirkland & Ellis LLP, 200 East Randolph Street, Chicago, Illinois 60601, via e-mail at towerautomotive@kirkland.com or by phone at (312) 233-3075.

E.   DISCLAIMER

     In formulating the Plan, the Debtors have relied on financial data derived from books and records. The Debtors therefore represent that everything stated in the Disclosure Statement is true to the best of their knowledge. The Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Moreover, the Bankruptcy Court has not yet determined whether the Plan is confirmable and therefore does not recommend whether you should accept or reject the Plan.

     The discussion in the Disclosure Statement regarding the Debtors may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analyses, distribution projections, and other information are estimates only, and the timing and amount of actual distributions to creditors may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

     NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT IS, OR SHALL BE DEEMED TO BE, AN ADMISSION OR STATEMENT AGAINST INTEREST BY THE DEBTORS FOR PURPOSES OF ANY PENDING OR FUTURE LITIGATION MATTER OR PROCEEDING.

     ALTHOUGH THE ATTORNEYS, ACCOUNTANTS, ADVISORS AND OTHER PROFESSIONALS EMPLOYED BY THE DEBTORS HAVE ASSISTED IN PREPARING THIS DISCLOSURE STATEMENT BASED UPON FACTUAL INFORMATION AND ASSUMPTIONS RESPECTING FINANCIAL, BUSINESS, AND ACCOUNTING DATA FOUND IN THE BOOKS AND RECORDS OF THE DEBTORS, THEY HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY THEREOF. THE ATTORNEYS, ACCOUNTANTS, ADVISORS AND OTHER PROFESSIONALS EMPLOYED BY THE DEBTORS SHALL HAVE NO LIABILITY FOR THE INFORMATION IN THE DISCLOSURE STATEMENT.


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

     THE DEBTORS AND THEIR PROFESSIONALS ALSO HAVE MADE A DILIGENT EFFORT TO IDENTIFY IN THIS DISCLOSURE STATEMENT PENDING LITIGATION CLAIMS AND PROJECTED OBJECTIONS TO CLAIMS. HOWEVER, NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO CLAIM IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT. SUBJECT TO THE TERMS OF THE FINAL DIP ORDER, THE TRUSTS MAY SEEK TO INVESTIGATE, FILE AND PROSECUTE LITIGATION CLAIMS AND PROJECTED OBJECTIONS TO CLAIMS AFTER THE CONFIRMATION OR EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THE DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS.

        VII. PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND
                              CONSUMMATING THE PLAN

     PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL IMPAIRED HOLDERS OF CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

A.   GENERAL

     The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims or Equity Interests should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced in this Disclosure Statement.

B.   CERTAIN BANKRUPTCY LAW CONSIDERATIONS

Parties-in-Interest May Object To Debtors' Classification of Claims and Equity Interests

     Section 1122 of the Bankruptcy Code provides that a plan may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created nine classes of Claims and Interests, each encompassing Claims or Interests that are substantially similar to the other Claims or Interests in each such class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Failure to Satisfy Vote Requirement

     If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to accomplish an alternative Chapter 11 plan. There can be no assurance that the terms of any such alternative Chapter 11 plan would be similar to or as favorable to the Creditors as those proposed in the Plan.

The Debtors May Not be Able to Secure Confirmation of the Plan

     There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity holder of Debtors might challenge the adequacy of this Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting Classes, confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and the value of distributions to non-accepting Holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such Holders would receive if Debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, the Plan contemplates a liquidation and, therefore, should satisfy the requirement that it will not be followed by a need for further financial reorganization. In addition, the Debtors believe that non-accepting Holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such chapter 7 case. Debtors believe that Holders of Equity Interests in Debtors would receive no distribution under either a liquidation pursuant to chapter 7 or chapter 11.

     The confirmation of the Plan is also subject to certain conditions as described in Section VI hereof. If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests. The cases likely would be converted to cases under chapter 7.

     The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms of the Plan as necessary for Confirmation. Any such modification could result in a less favorable treatment of any non accepting Class or Classes, as well as of any Classes junior to such non accepting Classes, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

The Debtors May Object to the Amount or Classification of a Claim

     Except as otherwise provided in the Plan and the Final DIP Order, the Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest deemed Allowed under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim may not receive its specified share of the estimated distributions described in this Disclosure Statement.

Nonconsensual Confirmation

     In the event any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such plan at the proponents' request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any "insider" in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. The Debtors believe that the Plan satisfies these requirements, and pursuant to the Plan, will request such nonconsensual confirmation in accordance with subsection 1129(b) of the Bankruptcy Code in the event either Class 4, 5, 6 or 7 accepts the Plan.

Risk of Non-Occurrence of the Effective Date

     Although the Debtors believe that the Effective Date may occur very quickly after the Confirmation Date, there can be no assurance as to such timing.

Substantive Consolidation Risks

     The Plan is premised upon substantively consolidating certain of the Debtors as set forth in Article X of the Plan for purposes associated with confirming and consummating the Plan, including but not limited to voting, confirmation, distribution and streamlining the Debtors' corporate structure to more properly reflect their operations. The Debtors can provide no assurance, however, that: (a) the Bankruptcy Court will enter an order granting the Debtors' motion for substantive consolidation contemplated by the Plan; or (b) the Bankruptcy Court will overrule any objection that a party-in-interest might have to such substantive consolidation.

Contingencies Not to Affect Votes of Impaired Classes to Accept the Plan

     The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Debtors are consolidated and whether the Bankruptcy Court orders certain Claims to be subordinated to other Claims. The occurrence of any and all such contingencies which could affect distributions available to Holders of Allowed Claims under the Plan, however, will


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

not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

C. FACTORS AFFECTING THE POTENTIAL RECOVERIES OF HOLDERS OF CLAIMS IN VOTING CLASSES

     As emphasized at various points throughout this Disclosure Statement, the Debtors cannot state with any degree of certainty what recovery will be available to Holders of Claims in Voting Classes. Three unknown factors make certainty impossible. First, we cannot know, at this time, how much money will remain after paying all Allowed Claims which are senior to the Claims of Holders in Voting Classes. Second, we cannot know with any certainty, at this time, the number or size of Claims in Voting Classes which will ultimately be Allowed. Third, we cannot know with certainty, at this time, the number or size of Claims in Classes senior to the Voting Classes, or Unclassified Claims, which will ultimately be Allowed.

D.   THE DEBTORS MAY BE UNABLE TO CLOSE THE SALE TRANSACTION

     The Debtors currently anticipate that they will be able to close the Sale Transaction with TA Acquisition Company, LLC or an alternative purchaser with a higher and better offer (the "Purchaser"). There are many factors outside of the Debtors' control, however, including the ability of the Debtors to obtain necessary governmental consents to the sale or transfer of certain of their assets. Moreover, it is possible that the Debtors may not be able to meet various closing conditions, and that the Purchaser would elect to cancel the Sale Transaction as a result of these failures. Consequently, the Debtors can provide no assurance that they will be successful in consummating the Sale Transaction.

E.   THE BANKRUPTCY COURT MAY DECLINE TO MODIFY RETIREE BENEFITS

     As described in Section III.D above, to accommodate confirmation of the Plan the Debtors may need to file a second 1114 motion. If filed, the Debtors can provide no assurances that the Bankruptcy Court will grant the Debtors' Second 1114 Motion.

F.   FINANCIAL INFORMATION; DISCLAIMER

     Although the Debtors have used their reasonable best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, some of the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

G.   FACTORS AFFECTING THE DEBTORS

     1.   Litigation Risks

     From time-to-time, the Debtors are subject to claims or litigation incidental to their business. As of the date of the Disclosure Statement, the Debtors are not currently involved in any legal proceedings that, individually or in the aggregate, are expected to have a material effect on their business, financial condition, results of operations or cash flows. The Debtors' major pending litigation includes the following matters:

     On November 29, 2005, the Debtors' joint venture partner in Metalsa, Grupo Proeza, S.A. de C.V. ("Proeza") filed a lawsuit in Mexico against Tower Mexico, Metalsa, and certain of Tower Mexico's directors. Proeza's lawsuit alleges certain breaches of Tower Mexico's obligations under the governing documents of the joint venture and asserts certain rights in connection with the alleged change in control of Tower Mexico. As a result of these allegations, Proeza seeks either the rescission of the joint venture relationship or the redemption of Tower Mexico's investment in Metalsa. The Debtors believe that Proeza's claims and assertions are without merit and have vigorously defended this matter, including the venue of the litigation. Thus far, the Mexican courts have ruled in Proeza's favor on the question of jurisdiction and the issue is on appeal.

     In addition, the Debtors initiated an adversary proceeding against Proeza in the Chapter 11 Cases. In the adversary proceeding, the Debtors alleged that Proeza filed the Mexico lawsuit in violation of the governing documents of the joint venture and sought an order staying the Mexico lawsuit and compelling Proeza to arbitrate


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

the claims raised therein under the auspices of the International Chamber of Commerce ("ICC") in Paris, France. The Bankruptcy Court dismissed the adversary proceeding as outside its jurisdiction.

     The Debtors have also filed with the ICC a request for arbitration of the disputes raised in the Mexico lawsuits. An ICC tribunal has been assembled to review and rule on the jurisdictional question.

     2.   Environmental Liability Factors

     The Debtors are subject to federal, foreign, state and local laws and regulations governing the protection of the environment and occupational health and safety, including laws regulating the generation, storage, handling, use and transportation of hazardous materials; the emission and discharge of hazardous materials into soil, air or water; and the health and safety of its colleagues. The Debtors are also required to obtain permits from governmental authorities for certain operations. The Debtors have taken steps to assist in the compliance with the numerous and sometimes complex regulations, such as holding environmental and safety training sessions for representatives from its domestic facilities. The Debtors have achieved TS 16949 registration for substantially all of their facilities. The Debtors conduct third party or internal audits for environmental, health, and safety compliance, and uses outside expertise to assist in the filing of permits and reports when required.

     Compliance with federal, state and local provisions relating to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material impact on the Debtors' capital expenditures, earnings or competitive position. The Debtors are not currently aware of any significant liability exposure with respect to laws imposing liability for the cleanup of contaminated property to which they may have sent wastes for disposal.

     The Debtors own properties which have been impacted by environmental releases. At some of these properties, the Debtors are liable for costs associated with investigation and/or remediation of contamination in one or more environmental media. The Debtors are currently actively involved in investigation and/or remediation at several of these locations. At certain of these locations, costs incurred for environmental investigation and/or remediation are being paid partly or completely out of funds placed into escrow by previous property owners. Nonetheless, total costs associated with remediating environmental contamination at these properties could be substantial and may be material to the Debtors' financial condition, results of operations or cash flows. At December 31, 2005 and 2004, the Debtors had recorded liabilities of $11.4 million and $16.3 million for environmental remediation liabilities.

H.   CERTAIN TAX MATTERS

     For a summary of certain federal income tax consequences of the Plan to certain Holders of Claims and to the Debtors, see Section VII below, entitled "Certain Federal Income Tax Consequences."

I.   RISK THAT THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY BE INACCURATE

     The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change since that date in the information set forth herein. The Debtors may subsequently update the information in this Disclosure Statement, but they have no duty to update this Disclosure Statement unless ordered to do so by the Court. Further, the proforma and prospective financial information contained herein, unless otherwise expressly indicated, is unaudited. Finally, neither the U.S. Securities and Exchange Commission nor any other governmental authority has passed upon the accuracy or adequacy of this Disclosure Statement, the Plan, or any Exhibits thereto.

J.   LIQUIDATION UNDER CHAPTER 7

     If no plan can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests and the Debtors' liquidation analysis is set forth in Article VI above entitled "CONFIRMATION PROCEDURES" and Exhibit C.

     THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, CURRENCY EXCHANGE RATE FLUCTUATIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD LOOKING STATEMENTS AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

               VIII. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors and certain Creditors, including without limitation Holders of 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, General Unsecured Claims, Trust Related Claims, Preferred Equity Interests and Common Equity Interests. This summary is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date hereof and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Debtors do not intend to seek a ruling from the IRS as to any of such tax consequences, and there can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

     This summary does not apply to Holders of Claims that are not United States persons (as defined in the Internal Revenue Code) or that are otherwise subject to special treatment under U.S. federal income tax law (including, but not limited to, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, and regulated investment companies). The following discussion assumes that Holders of 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, General Unsecured Claims, Trust Related Claims, Preferred Equity Interests and Common Equity Interests hold such interests as "capital assets" within the meaning of Internal Revenue Code Section 1221. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to the Debtors and Holders of 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, General Unsecured Claims, Trust Related Claims, Preferred Equity Interests and Common Equity Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under state, local, or foreign tax law.

     The Debtors continue to explore various possible alternative structures to maximize the going concern value of the Debtors' Estates. In this regard, if the Debtors determine that an alternative structure should be implemented, the Plan may be modified to effectuate such alternate structure, provided that such modifications shall not adversely affect the treatment and recoveries of Holders of Claims and Equity Interests set forth herein.

     THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED ON THE PARTICULAR CIRCUMSTANCES OF EACH CREDITOR, INCLUDING WITHOUT LIMITATION, HOLDERS OF 5.75% CONVERTIBLE SENIOR NOTE CLAIMS, RJ TOWER BONDHOLDER CLAIMS, GENERAL UNSECURED CLAIMS, TRUST RELATED CLAIMS, PREFERRED EQUITY INTERESTS AND COMMON EQUITY INTERESTS. ALL CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS ANY APPLICABLE STATE, LOCAL, AND FOREIGN CONSEQUENCES, OF THE RESTRUCTURING.

     IRS CIRCULAR 230 DISCLOSURE

     TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE U.S. INTERNAL REVENUE CODE. THE TAX ADVICE CONTAINED IN

THIS DISCLOSURE STATEMENT WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS DESCRIBED IN THIS DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS

     1.   Consequences to Holders of Unsecured Claims

     Pursuant to the Plan, the 5.75% Convertible Senior Note Claims, the R.J. Tower Bondholder Claims and the General Unsecured Claims (collectively the "Unsecured Claims") will be surrendered for Cash or for shares of the Post-Consummation Trust Residual Assets or Unsecured Creditors Trust Assets (the "Recovery Shares"). This will be treated as a taxable exchange under Section 1001 of the Internal Revenue Code. Accordingly, Holders of the Unsecured Claims should recognize gain or loss equal to the difference between: (i) the fair market value of any Cash or Recovery Shares received in exchange for the Unsecured Claims; and (ii) the Holder's adjusted basis, if any, in the Unsecured Claims. Such gain or loss should be capital in nature so long as the Unsecured Claims are held as capital assets (subject to the "market discount" rules described below) and should be long term capital gain or loss if the Unsecured Claims were held for more than one year. To the extent that a portion of the Cash or Recovery Shares received in exchange for the Unsecured Claims is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See "Accrued But Untaxed Interest" below.

     The fair market value of the Recovery Shares is contingent in part on the outcome of certain Chapter 5 Claims or other causes of action included in either the Post-Consummation Trust or the Unsecured Creditors Trust. It is therefore plausible that a Holder could treat the transaction as an 'open' transaction for tax purposes, in which case the recognition of any gain or loss on the transaction might be deferred pending the determination of the amount of any recoveries under Chapter 5 Claims or other causes of action included in the Recovery Shares. The federal income tax consequences of an open transaction are uncertain and highly complex, and a Holder should consult with its own tax advisor if it believes open transaction treatment might be appropriate.

          (a)  Accrued But Untaxed Interest

     To the extent that any amount received under the Plan by a Holder is attributable to accrued but untaxed interest, such amount should be taxable to the Holder as ordinary interest income, if such accrued interest has not been previously included in the Holder's gross income for U.S. federal income tax purposes. Conversely, a Holder may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent that any accrued interest was previously included in the Holder's gross income but was not paid in full by Debtor.

     The extent to which amounts received by a Holder will be attributable to accrued but untaxed interest is unclear. Under the Plan, the aggregate consideration to be distributed to Holders of Allowed Claims in each Class will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such Holders and any remaining consideration as satisfying accrued, but unpaid, interest, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a bankruptcy plan is binding for U.S. federal income tax purposes. However, the IRS could take the position that the consideration received by a Holder should be allocated in some way other than as provided in the Plan. Holders of 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, and General Unsecured Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

          (b)  Market Discount

     Holders who exchange 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, and General Unsecured Claims for Cash or Recovery Shares may be affected by the "market discount" provisions of Internal Revenue Code Sections 1276 through 1278. Under these rules, some or all of the gain realized by a Holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on such 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, and General Unsecured Claims.

     In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with "market discount" as to that holder if the debt obligation's stated redemption price at maturity (or revised issue price, in the case of a debt obligation issued with original issue discount) exceeds the tax basis of the debt obligation in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory de minimis amount (equal to 0.25 percent of the debt obligation's stated redemption price at maturity or revised issue price, in the case of a debt obligation issued with original issue discount).

     Any gain recognized by a Holder on the taxable disposition of 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, and General Unsecured Claims (determined as described above) that were acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the 5.75% Convertible Senior Note Claims, RJ Tower Bondholder Claims, and General Unsecured Claims were considered to be held by a Holder (unless the Holder elected to include market discount in income as it accrued).

          (c) Receipt of Interests in Post-Consummation Trust and in the Unsecured Creditors Trust

     On the Effective Date, the Post-Consummation Trust and the Unsecured Creditors Trust shall be settled and are currently anticipated to exist as grantor trusts for the benefit of certain creditors. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt of an adverse determination by the IRS upon audit if not contested by the Plan Administrator or the Unsecured Creditors Trust Plan Administrator), pursuant to Treasury Regulation Section 1.671-1(a) and/or Treasury Regulation Section 301.7701 4(d) and related regulations, the Plan Administrator and the Unsecured Creditors Trust Plan Administrator may designate and file returns for each of the Post-Consummation Trust and the Unsecured Creditors Trust as a "grantor trust" and/or "liquidating trust" and therefore, for federal income tax purposes, the Post-Consummation Trust's and Unsecured Creditors Trust's taxable income (or loss) should be allocated pro rata to its beneficiaries.

     The Plan Administrator and the Unsecured Creditors Trust Plan Administrator intend to take a position on Post-Consummation Trust's and Unsecured Creditors Trust's tax return that the Post-Consummation Trust and the Unsecured Creditors Trust, respectively, should each be treated as a grantor trust set up for the benefit of creditors.

     Holders of Claims that receive a beneficial interest in the Post-Consummation Trust and in the Unsecured Creditors Trust will be required to report on their U.S. federal income tax returns their share of the Post-Consummation Trust's and the Unsecured Creditors Trust's items of income, gain, loss, deduction and credit in the year recognized by the Post-Consummation Trust and the Unsecured Creditors Trust, respectively, whether or not each of the Post-Consummation Trust and the Unsecured Creditors Trust is taxed as a grantor trust. This requirement may result in Holders being subject to tax on their allocable share of the Post-Consummation Trust's and the Unsecured Creditors Trust's taxable income prior to receiving any cash distributions from the Post-Consummation Trust and the Unsecured Creditors Trust.

     Any Post-Consummation Trust Assets and Unsecured Creditors Trust Assets held by the Post-Consummation Trust and the Unsecured Creditors Trust on account of Disputed Claims shall be treated as held in trust by the Post-Consummation Trust and the Unsecured Creditors Trust as fiduciary for the benefit of holders of Disputed Claims (each such trust referred to as a "Disputed Claims Reserve").

     Under section 468B(g) of the Tax Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury Regulations have been issued under this section, no Treasury Regulations have as yet been promulgated to address the tax treatment of such accounts in a bankruptcy setting. Thus, depending on the facts of a particular situation, such an account could be treated as a separately taxable trust, as a grantor trust treated as owned by the holders of disputed claims or by the Debtor (or, if applicable, any of its successors), or otherwise. On February 1, 1999, the IRS issued proposed Treasury Regulations that, if finalized in their current form, would specify the tax treatment of reserves of the type here involved that are established after the date such Treasury Regulations become final. In general, such Treasury Regulations would tax such a reserve as a "qualified settlement fund" under Treasury Regulation sections 1.468B-1 et seq. and thus subject to a separate entity level tax. As to previously established escrows and the like, such Treasury Regulations would provide that the IRS would not challenge any reasonably, consistently applied method of taxation for income earned by the escrow or account, and any reasonably, consistently applied method for reporting such income.

     Absent definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Post-Consummation Trust and the Unsecured Creditors Trust shall (i) treat each Disputed Claims Reserve as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each disputed claim in the class of claims to which such reserve relates, in accordance with the trust provisions of


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

Code, and (ii) to the extent permitted by applicable law, report consistently for state and local income tax purposes. In addition, pursuant to the Plan, all parties shall report consistently with such treatment.

     Accordingly, subject to issuance of definitive guidance, the Post-Consummation Trust and the Unsecured Creditors Trust, in each case as fiduciary for Holders of Disputed Claims, will report as subject to a separate entity level tax any amounts earned by their respective Disputed Claims Reserves, except to the extent such earnings are distributed by such fiduciary during the same taxable year. In such event, any amount earned by a Disputed Claims Reserve that is distributed to a holder during the same taxable year will be includible in such holder's gross income.

     Distributions from a Disputed Claims Reserve will be made to Holders of Disputed Claims when such claims are subsequently Allowed and to Holders of previously Allowed claims when any Disputed Claims are subsequently disallowed. Such distributions (other than amounts attributable to earnings) should be taxable to the recipient in accordance with the principles discussed above.

     Holders of Claims are urged to consult their tax advisors regarding the tax consequences of the right to receive and of the receipt (if any) of property from the Post-Consummation Trust and/or the Unsecured Creditors Trust and each Holder of a Disputed Claim is urged to consult its tax advisor regarding the potential tax treatment of the Disputed Claim Reserve, distributions therefrom, and any tax consequences to such Holder relating thereto.

     2.   Consequences to Holders of Trust Related Claims

     Holders of Trust Related Claims will receive no distribution on account of such Claims. Holders of Trust Related Claims should be entitled to a loss deduction provided that such deduction was not previously claimed by such Holders and provided such Holders have a tax basis in their Trust Related Claims. The loss realized on the cancellation of Trust Related Claims should be a capital loss under Internal Revenue Code Section 165 if such claims are treated as "securities" under Internal Revenue Code Section 165(g)(2). If Trust Related Claims are not treated as "securities" under Internal Revenue Code
Section 165(g)(2), the loss realized on the cancellation of Trust Related Claims may be a capital loss or an ordinary loss under Internal Revenue Code Section 166, depending on the facts and circumstances of the Holder, the obligor, and the instrument with respect to which a deduction is claimed.

     3. Consequences to Holders of Preferred Equity Interests and Common Equity Interests

     Holders of Preferred Equity Interests and Common Equity Interests that are cancelled in the Plan will be allowed a worthless stock deduction (unless such Holder had previously claimed a worthless stock deduction with respect to any Preferred Equity Interests and Common Equity Interests and assuming that the taxable year that includes the Plan is the same taxable year in which such stock first became worthless) in an amount equal to the Holder's adjusted basis in the Preferred Equity Interests and/or Common Equity Interests. A worthless stock deduction is a deduction allowed to a Holder of a corporation's stock for the taxable year in which such stock becomes worthless. If the Holder held Preferred Equity Interests and Common Equity Interests as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset.

     4.   Information Reporting and Backup Withholding

     Under the backup withholding rules, a Holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact, or
(b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax.

     Debtor will withhold all amounts required by law to be withheld from payments of interest and dividends. Debtor will comply with all applicable reporting requirements of the Internal Revenue Code.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AGAINST AND

INTERESTS IN THE DEBTORS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

B.   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO DEBTORS

     The Sale Transaction will constitute a taxable sale of the Acquired Assets. The Debtors will recognize gain or loss on the Sale Transaction equal to the difference between: (i) the fair market value of the Sale Proceeds and the Assumed Liabilities; and (ii) the Debtors' adjusted basis in the Acquired Assets. The Debtors expect that gain, if any, as a result of the Sale Transaction will be offset by net operating losses carried forward from prior tax periods.

                        IX. CONCLUSION AND RECOMMENDATION

     The Debtors believe the Plan is in the best interests of all creditors and urge the Holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received by the Debtors' Voting Agent no later than JULY 6, 2007. The Committee also urges the Holders of Class 4 R.J. Tower Bondholder Claims, Class 5 R.J. Tower General Unsecured Claims, Class 6 5.75% Convertible Senior Note Claims and Class 7 Other General Unsecured Claims to vote to accept the Plan and to evidence such acceptance by timely completing and returning their Ballots.

     Dated  May 1, 2007

                                        Respectfully submitted,

                                        Tower Automotive, Inc.; Algoods, USA,
                                        Inc.; R.J. Tower Corporation; Tower
                                        Automotive Bardstown, Inc.; Tower
                                        Automotive Bowling Green, LLC; Tower
                                        Automotive Chicago, LLC; Tower
                                        Automotive Finance, Inc.; Tower
                                        Automotive Granite City, LLC; Tower
                                        Automotive Granite City Services, LLC;
                                        Tower Automotive International, Inc.;
                                        Tower Automotive International Holdings,
                                        Inc.; Tower Automotive International
                                        Yorozu Holdings, Inc.; Tower Automotive
                                        Lansing, LLC; Tower Automotive Madison,
                                        LLC; Tower Automotive Michigan, LLC;
                                        Tower Automotive Milwaukee, LLC; Tower
                                        Automotive Plymouth, Inc.; Tower
                                        Automotive Products Company, Inc.; Tower
                                        Automotive Receivables Company, Inc.;
                                        Tower Automotive Services and
                                        Technology, LLC; Tower Automotive
                                        Technology, Inc.; Tower Automotive
                                        Technology Products, Inc.; Tower
                                        Automotive Tool, LLC; Tower Services,
                                        Inc.; and Trylon Corporation


                                        By: /s/ Kathleen Ligocki
                                            ------------------------------------
                                        Its: President


                                        Tower Automotive, s.r.o.;


                                        By: /s/ Gerrit Kotterman
                                            ------------------------------------
                                        Its: Managing Director

     Prepared by:

     KIRKLAND & ELLIS LLP               KIRKLAND & ELLIS LLP
     Richard M. Cieri (RC-6062)         Anup Sathy P.C. (AS-4915)
     Lisa G. Laukitis (LG-9248)         Ross M. Kwasteniet (RK-1653)
     Citigroup Center                   AON Center
     153 East 53rd Street               200 East Randolph Drive
     New York, New York 10022-4675      Chicago, Illinois 60601
     Telephone: (212) 446-4800          Telephone: (312) 861-2000
     Facsimile: (212) 446-4900          Facsimile: (312) 861-2100

     Attorneys for the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

                                  X
In re:                            :
                                  :   Chapter 11
Tower Automotive, Inc., et al.,   :
                                  :   Case No. 05-10578 (ALG)
                       Debtors.   :   Jointly Administered
                                  X

         ORDER: (A) AUTHORIZING ENTRY INTO RESTRUCTURING TERM SHEET WITH
          CERBERUS CAPITAL MANAGEMENT L.P. TO ACQUIRE SUBSTANTIALLY ALL
           OF THE ASSETS OF TOWER AUTOMOTIVE; (B) APPROVING MARKETING
           PROTOCOL; AND (C) APPROVING THE FORM AND MANNER OF NOTICES

     THIS MATTER is before the Court on the motion (the "Motion")(1), dated March 28, 2007, of Tower Automotive Inc. and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), for entry of an order: (A) approving a restructuring term sheet with Cerberus Capital Management, L.P. ("Sponsor") to acquire substantially all of the assets of Tower Automotive, (B) establishing a Marketing Protocol (the "Marketing Protocol"), and (C) approving the form and manner of notices. After due deliberation and having determined that the relief requested in the Motion is in the best interests of the Debtors and their estates,

     THE COURT HEREBY FINDS THAT:(2)

----------
(1) Unless otherwise stated, all capitalized terms not defined herein shall have the same meaning as set forth in the Motion, the Term Sheet or the Marketing Protocol, as appropriate.

(2) The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

     A. This Court has jurisdiction over the Motion pursuant to 28 U.S.C.
Section 1334. This proceeding is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2). Venue is proper in this District and in this Court pursuant to 28 U.S.C. Sections 1408 and 1409.

     B. The statutory predicates for the relief requested herein are: (i) sections 105, 363, 503 and 507 of title 11 of the United States Code (the "Bankruptcy Code"); (ii) Rules 2002(a)(2), 6004 and 9007 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"); (iii) Rules 2014-1, 6004-1 and 6006-1 of the Local Rules for the United States Bankruptcy Court for the Southern District of New York (the "Local Rules"); and (iv) General Order M-331 of the United States Bankruptcy Court for the Southern District of New York ("General Order M- 331").

     C. Notice of the Motion, has been given to (i) the United States Trustee for the Southern District of New York; (ii) counsel to the Creditors Committee;
(iii) counsel to the administrative agent for the Debtors' postpetition secured lenders; (iv) counsel to the indenture trustee on the Debtors' various indentures; (v) all parties for whom the Debtors have scheduled secured claims or who have filed proofs of claim alleging secured status; (vi) all counsel representing active employees or retirees in connection with the Debtors' 1113 and 1114 proceedings; (vii) all parties to executory contracts with the Debtors, as set forth on the Debtors' schedules and statements filed with the Court;
(viii) and all other entities set forth in the Debtors' Master Service List established pursuant to that certain Order Establishing Notice Procedures in the Debtors' Reorganization Cases, dated February 3, 2005 (Docket No. 72), which list includes all parties who have requested notice pursuant to Bankruptcy Rule 2002 (collectively, the "Notice Parties").

     D. The Debtors have articulated good and sufficient reasons for this Court to grant the relief requested in the Motion regarding the Marketing Protocol.

     E. The Sponsor Protections described in the Term Sheet, are (i) actual and necessary costs and expenses of preserving the Debtors' estates, within the meaning of sections 503(b) and 507(a)(2) of the Bankruptcy Code, (ii) commensurate to the real and substantial benefit conferred upon the Debtors' estates by the Sponsor, (iii) fair, reasonable and appropriate, in light of the size and nature of the proposed transaction and comparable transactions, the commitments that have been made and the efforts that have been and will be expended by the Sponsor, and (iv) necessary to induce the Sponsor to continue to pursue the Transaction.

     IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

     1. The Debtors are authorized to enter into the Term Sheet.

     2. The Marketing Protocol, substantially in the form attached hereto as Exhibit A, is hereby approved. The Debtors are authorized to take any and all actions necessary to implement the Marketing Protocol.

     3. All objections to the relief requested in the Motion that have not been withdrawn, waived, or settled as announced to the Court at the hearing on the Motion or by stipulation filed with the Court, are overruled.

     4. On or before fifteen (15) business days after entry of this Order, the Debtors shall publish the notice (the "Marketing Protocol Notice"), substantially in the form of Exhibit B attached hereto, once each in the national editions of the New York Times and the Wall Street Journal. The Debtors also shall serve the Marketing Protocol Notice, a copy of this Order and a copy of the Marketing Protocol on the Notice Parties within five (5) business days after entry of this Order.

     5. As further described in the Marketing Protocol, the Debtors shall conduct the Auction on June 25, 2007, if a Qualified Bid other than the Sponsor's Bid is timely received.

     6. The Sponsor Protections, each as set forth in the Term Sheet, are hereby approved.

     7. Notwithstanding any other provision of this Order or the Term Sheet, the entry of this Order shall not affect or impair any right, objection, remedy, settlement or claim of (i) the Milwaukee Unions, or any individual represented by the Milwaukee Unions arising pursuant to that certain Agreement between the Debtors and the Milwaukee Unions under 11 U.S.C. Sections 1113 and
1114, (ii) The Official Committee of Retired Employees of Tower Automotive, Inc. (the "Retiree Committee"), or any individual represented by the Retiree Committee, arising pursuant to that Stipulation and Agreed Order Among the Debtors and the Official Committee of Retired Employees of Tower Automotive, Inc. and its Debtor Affiliates Modifying Retiree Benefits Pursuant to Section 1114(e)(1)(B) and (iii) the UAW and IUE-CWA, or any individual represented by the UAW and IUE-CWA, arising pursuant to the Settlement Agreement Order Among the Debtors and Certain Union Retirees of Tower Automotive, Inc., and its Debtor Affiliates Modifying Retiree Benefits Pursuant to Section 1114(e)(1)(B) (collectively, the "Retiree Claimants")including, without limitation, any objection by the Retiree Claimants to the allocation of sale proceeds as may be received by the Debtor as reflected in the Term Sheet, any objection to the confirmation of any plan or plans of reorganization or liquidation proposed in these cases and any objection to any effort by the Debtors or any other party in interest to modify or terminate any one of the settlements, stipulations or agreements referenced in this paragraph pursuant to section 1114 of the Bankruptcy Code or otherwise.

     8. Notwithstanding the possible applicability of Bankruptcy Rules 6004, 7062, 9014 or otherwise, the terms and conditions of this Order shall be immediately effective and enforceable upon its entry.

     9. All time periods set forth in this Order shall be calculated in accordance with Bankruptcy Rule 9006(a).

     10. The requirement set forth in Local Rule 9013-1(b) that any motion or other request for relief be accompanied by a memorandum of law is hereby deemed satisfied by the contents of the Motion or otherwise waived.

     11. This Court shall retain jurisdiction to resolve any dispute relating to the interpretation of the terms and conditions of this Order and the Marketing Protocol.

DATE: April 6, 2007
New York, New York


                                        /s/ Allan L. Gropper
                                        ----------------------------------------
                                        Hon. Allan L. Gropper
                                        UNITED STATES BANKRUPTCY JUDGE

                               EXHIBIT A TO ORDER

                               Marketing Protocol

                               MARKETING PROTOCOL

     Set forth below is the marketing protocol (the "Marketing Protocol") to be employed by the Debtors (as defined below) with respect to that certain Tower Automotive, Inc. Term Sheet for Proposed Reorganization (the "Term Sheet") executed by and between Tower Automotive, Inc. and ("Tower") its affiliated debtors and debtors in possession (collectively, the "Debtors"), and Cerberus Capital Management, L.P., (the "Sponsor"), dated as of March 28, 2007, with respect to the acquisition of the Debtors' assets and operations through the Debtor's plan of reorganization (the "Transaction"). It is contemplated that the Transaction will be implemented through a purchase agreement (the "Purchase Agreement") and through the confirmation of a joint chapter 11 plan of reorganization in the Debtors' chapter 11 cases (the "Plan") that will allow the Debtors to emerge from bankruptcy in the near term. The Term Sheet and the Transaction remain subject to definitive documentation (the "Transaction Documents"). On _____, 2007, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") presiding over the Debtors' chapter 11 cases (the "Reorganization Cases") entered an order (the "Marketing Protocol Order") approving this Marketing Protocol. The Plan and the Purchase Agreement shall be completed and filed with the Bankruptcy Court not later than April 30, 2007 (the "Documentation Date").

                          DISCLOSURE STATEMENT HEARING

     At the hearing in connection with approval of the Debtors' disclosure statement with respect to the Plan (the "Disclosure Statement Hearing"), the Debtors will seek entry of an order, among other things, authorizing and approving, subject to confirmation of the Plan, (i) if no other Qualified Bid (as defined below) has been received, the Transaction with Sponsor pursuant to the terms and conditions set forth in the Transaction Documents or (ii) if another Qualified Bid is received, the Transaction with the Sponsor or a transaction with such other Qualified Bidder (as defined below) (the "Successful Bidder") as the Debtors, in the exercise of their business judgment, in consultation with the Official Committee of Unsecured Creditors appointed in the Debtors' Reorganization Cases (the "Committee"), may determine, consistent with the terms of this Marketing Protocol, to have made the highest and otherwise best offer to allow the Debtors to emerge from chapter 11 (the "Successful Bid"). The Disclosure Statement Hearing may be adjourned or rescheduled without notice, other than by an announcement of such adjournment at the Disclosure Statement Hearing.

                            MARKETING PROCESS

CONTACT PARTIES

     The Debtors, in consultation with their investment banker Lazard Freres & Co. LLC ("Banker"), have developed a list of parties who the Debtors believe may potentially be interested in and who the Debtors reasonably believe would have the financial resources to consummate a competing transaction to that of the Sponsor (a "Competing Transaction"), which list includes both potential strategic investors and potential financial investors (each, individually, a "Contact Party", and collectively, the "Contact Parties"). The Contact Parties may include parties whom the Debtors or their advisors have previously contacted regarding a Competing Transaction, regardless of whether such parties expressed any interest, at such time, in pursuing a Competing Transaction. The Debtors shared their list of Contact Parties with the Committee's advisors on February 13, 2007, and the Committee has identified additional qualified parties to add to the list of Contact Parties. The Debtors and the Committee will continue to discuss and may supplement the list of Contact Parties throughout the marketing process, as appropriate.

     As early as March 28, 2007, the Debtors may distribute to each Contact Party an "Information Package," comprising:

     a)   A cover letter; and

     b) A copy of the confidentiality agreement attached hereto as Exhibit 1 (the "Confidentiality Agreement"); and

     c)   A copy of the Term Sheet.

     All Contact Parties who receive an Information Package prior to entry of the Marketing Protocol Order shall also receive a copy of the Marketing Protocol Order and the Marketing Protocol once those documents are approved by the Bankruptcy Court. Thereafter, for all subsequently identified Contact Parties, the Information Package shall include the Marketing Protocol Order and the Marketing Protocol. Moreover, the Debtors shall distribute to each Contact Party a copy of the Purchase Agreement and the Plan on or shortly after the Documentation Date, provided, however, that if a Contact Party informs the Debtors that they are not interested in pursuing a Competing Transaction, the Debtors shall not be required to send such party copies of the Purchase Agreement or the Plan.

ACCESS TO TIER 1 DILIGENCE MATERIALS

     To participate in the bidding process and to receive a copy of the Debtors' offering memorandum and access to a virtual data room containing non-public information concerning the Debtors, other than information that the Debtors deem to be business-sensitive, in their sole discretion (the "Tier 1 Diligence Materials"), each person or entity who the Debtors, in consultation with the Committee, reasonably believe would have the financial resources to consummate a Competing Transaction, other than the Sponsor, including but not limited to the Contact Parties, must deliver (unless previously delivered) to the Debtors, with copies to the Committee, the following materials (the "Preliminary Interest Package"):

     1.   CONFIDENTIALITY AGREEMENT

     An executed Confidentiality Agreement.

     2.   IDENTIFICATION OF BIDDER

     Each Preliminary Interest Package shall identify the party and any Principals (defined below), and the representatives thereof who are authorized to appear and act on their behalf for all purposes regarding the contemplated transaction.

ACCESS TO TIER 2 DILIGENCE MATERIALS

     To gain access to a virtual data room containing all diligence materials previously given to the Sponsor, including the business-sensitive information excluded from the Tier 1 Diligence Materials (the "Tier 2 Diligence Materials"), a party must submit a Preliminary Interest Package, and then must submit to the Debtors, with copies to the Committee:

     1.   NON-BINDING EXPRESSION OF INTEREST

     An executed non-binding indication of interest satisfactory to the Debtors, in consultation with the Committee, which must reasonably identify the proposed Competing Transaction, including the assets proposed to be acquired, the proposed purchase price, contingencies, and conditions precedent to closing.

     2.   CORPORATE AUTHORITY

     Written evidence of the party's chief executive officer or other appropriate senior executive's approval of the proposed Competing Transaction; provided, however, that, if the party is an entity specially formed for the purpose of effectuating the Competing Transaction, then the party must furnish written evidence reasonably acceptable to the Debtors, in consultation with the Committee, of the approval of the Competing Transaction by the equity holder(s) of such party (the "Principals").

     3.   PROOF OF FINANCIAL ABILITY TO PERFORM

     Written evidence that the Debtors, in consultation with the Committee, reasonably conclude demonstrates the party has the necessary financial ability to close the Competing Transaction and provide adequate assurance of future performance under all contracts to be assumed in such Competing Transaction. Such information should include, inter alia, the following:

     a)   contact names and numbers for verification of financing sources,

     b) evidence of the party's internal resources and proof of any debt or equity funding commitments that are needed to close the Competing Transaction;

     c)   the party's current financial statements (audited if they exist); and

     d) any such other form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtors, in consultation with the Committee, demonstrating that such party has the ability to close the Competing Transaction; provided, however, that the Debtors shall determine, in their reasonable discretion, in consultation with the Debtors' and the Committee's advisors, whether the written evidence of such financial wherewithal is reasonably acceptable, and shall not unreasonably withhold acceptance of a party's financial qualifications.

     A party who qualifies for access to Tier 1 Diligence Materials and Tier 2 Diligence Materials shall be a "Preliminarily Interested Investor". If the Debtors or any of their affiliates furnish any information related to the Debtors not theretofore given to the Sponsor, then the Debtors shall make such information available to the Sponsor and each Preliminarily Interested Investor. All due diligence requests must be directed to the Banker or to the Debtors' financial advisors, FTI.

                                 BIDDING PROCESS

     To be eligible to participate in the Auction, each offer, solicitation or proposal (a "Bid"), and each party submitting such a Bid (a "Bidder") must be determined by the Debtors, in consultation with the Committee, to satisfy each of the following conditions:

     a) Good Faith Deposit: Each Bid must be accompanied by a deposit in the amount of $25 million to an interest bearing escrow account to be identified and established by the Debtors (the "Good Faith Deposit").

     b) Minimum Overbid: The consideration proposed by the Bid can include only cash, the assumption of debt or a credit bid under Bankruptcy Code Section 363(k) of an allowed secured claim, in any combination. If such Bid is for all or substantially all of the Debtors' assets, the aggregate consideration must equal or exceed the sum of:

          (i)  the Purchase Price (as defined in the Term Sheet); plus

          (ii) the value of the Assumed Liabilities (as defined in the Term Sheet); plus

          (iii) $1 million (the "Initial Minimum Overbid Increment").

     c) The Same or Better Terms: The Bid must be on terms that, in the Debtors' business judgment, in consultation with the Committee, are substantially the same or better than the terms of the Purchase Agreement and the Plan. A Bid must include executed transaction documents pursuant to which the Bidder proposes to effectuate the Competing Transaction (the "Competing Transaction Documents"). A Bid shall include a copy of the Plan and the Purchase Agreement marked to show all changes requested by the Bidder (including those related to purchase price). A Bid should propose a Competing Transaction involving substantially all of the Debtors assets or operations, but the Debtors will consider proposals for less than substantially all of the Debtors assets or operations, provided that the Debtors may evaluate all Bids, in their sole discretion, in consultation with the Committee, to determine whether such Bid maximizes the value of the Debtors' estates as a whole.

     d) Contingencies: A Bid may not be conditioned on obtaining financing or any internal approval, or on the outcome or review of due diligence, but may be subject to the accuracy in all material respects at the closing of specified representations and warranties or the satisfaction in all material respects at the closing of specified conditions, none of which shall be more burdensome than those set forth in the Term Sheet or the Purchase Agreement.

     e) Irrevocable: A Bid must be irrevocable until and unless the Debtors accept a higher Qualified Bid as an overbid.

     f) No Fees payable to Bidder: A Bid may not request or entitle the Bidder to any break-up fee, termination fee, expense reimbursement or similar type of payment (other than the Sponsor Protections to the Sponsor as set forth herein). Moreover, by submitting a Bid a Bidder shall be deemed to waive the right to pursue a substantial contribution claim under section 503 of the Bankruptcy Code related in any way to the submission of its Bid or the marketing or auction process.

     g) Bid Deadline: Regardless of when a party qualifies as a Preliminarily Interested Investor, the Debtors and the Committee must receive a Bid in writing, on or before June 20, 2007 the ("Bid Deadline").

     A bid received from a Qualified Bidder before the Bid Deadline that meets the above requirements shall constitute a "Qualified Bid." For purposes hereof, the Plan and Purchase Agreement to be negotiated with the Sponsor documenting the Transaction set forth in the Term Sheet shall constitute a Qualified Bid. The Debtors shall provide the Sponsor, counsel of record to the retiree constituents from the Debtors' proceedings under section 1114 of the Bankruptcy Code, and all Qualified Bidders with copies of all Qualified Bids within 24 hours of the Bid Deadline.

     In the event that any Preliminarily Interested Investor is determined by the Debtors, in consultation with the Committee, not to be a Qualified Bidder, the Preliminarily Interested Investor shall be refunded its deposit and all accumulated interest thereon within three (3) business days after that determination.

                                     AUCTION

     If any Qualified Bid (other than the Sponsor's bid) is received by the Bid Deadline, the Debtors will conduct an auction (the "Auction") to determine the highest and best bid considering, among other things, the ability of Debtors to confirm a chapter 11 plan of reorganization and emerge from chapter 11 in the near term. If no other Qualified Bid is received by the Bid Deadline, the Debtors will not conduct the Auction and shall designate the Sponsor's bid as the Successful Bid for the purposes of this Marketing Protocol.

     No later than June 22, 2007, the Debtors will notify all Qualified Bidders of the highest and best Qualified Bid, as determined in the Debtors' discretion (the "Baseline Bid"), in consultation with the Committee, and provide copies of all submitted bids to all Qualified Bidders.

     The Auction shall take place at 10:00 a.m. (Eastern Time) on June 25, 2007, at the offices of Debtors' counsel, Kirkland & Ellis LLP, at 153 East 53rd Street, New York, NY 10022-4611 or such later time on such day or other place as the Debtors shall notify all Qualified Bidders who have submitted Qualified Bids. The Auction shall be conducted according to the following procedures:

     (a)  The Debtors Shall Conduct the Auction.

     The Debtors and their professionals shall direct and preside over the Auction. At the start of the Auction the Debtors shall describe the terms of the Baseline Bid. The determination of which Qualified Bid constitutes the Baseline Bid shall take into account any factors the Debtors, in consultation with the Committee, reasonably deem relevant to the value of the Qualified Bid to the estate, including, inter alia, the following: (A) the amount and nature of the consideration; (B) the proposed assumption of any liabilities, if any; (C) the ability of the Qualified Bidder to close the proposed transaction; (D) the proposed closing date and the likelihood, extent and impact of any potential delays in closing; (E) any purchase price adjustments; (F) the impact of the Competing Transaction on any actual or potential litigation; (G) the net economic effect of any changes from the Sponsor's Transaction Documents, if any, contemplated by the Competing Transaction Documents, and (H) the net after-tax consideration to be received by the Debtors' estates (collectively, the "Bid Assessment Criteria"). All Bids made thereafter shall be Overbids (as defined below), and shall be made and received on an open basis, and all material terms of each Bid shall be fully disclosed to all other Qualified Bidders. The Debtors shall maintain a transcript of all Bids made and announced at the Auction, including the Baseline Bid, all Overbids and the Successful Bid.

     (b)  Terms of Overbids.

     An "Overbid" is any bid made at the Auction subsequent to the Debtors' announcement of the Baseline Bid. To submit an Overbid for purposes of this Auction, a Qualified Bidder must comply with the following conditions:

          (i) Minimum Overbid Increment.

          Any Overbid after the Baseline Bid shall be made in increments of at least $5 million. Additional consideration in excess of the amount set forth in the Baseline Bid may include only cash, the assumption of debt, marketable securities or a credit bid under Bankruptcy Code Section 363(k) of an allowed secured claim, in any combination.

          (ii) Remaining Terms are the Same as for Qualified Bids.

          Except as modified herein, an Overbid must comply with the conditions for a Qualified Bid set forth above, provided, however, that the Bid Deadline and the Initial Minimum Overbid Increment shall not apply. Any Overbid must remain open and binding on the Bidder until and unless (i) the Debtors accept a higher Qualified Bid as an Overbid and (ii) such Overbid is not selected as the Back-up Bid.

          To the extent not previously provided (which shall be determined by the Debtors in consultation with the Committee), a Qualified Bidder submitting an Overbid must submit, as part of its Overbid, written evidence (in the form of financial disclosure or credit-quality support information or enhancement reasonably acceptable to the Debtors, in consultation with the

Committee) demonstrating such Qualified Bidder's ability to close the transaction proposed by such Overbid.

          (iii) Announcing Overbids.

          The Debtors shall announce at the Auction the material terms of each Overbid, the basis for calculating the total consideration offered in each such Overbid, and the resulting benefit to the Debtor's estate based on, inter alia, the Bid Assessment Criteria.

          (iv) Consideration of Overbids.

          The Debtors reserve the right, in their reasonable business judgment, and in consultation with the Committee, to make one or more adjournments in the Auction to, among other things: facilitate discussions between the Debtors, the Committee and individual Bidders; allow individual Bidders to consider how they wish to proceed; and give Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors in their reasonable business judgment (after consultation with the Committee) may require, that the Bidder (other than the Sponsor) has sufficient internal resources, or has received sufficient non-contingent debt and/or equity funding commitments, to consummate the proposed transaction at the prevailing Overbid amount.

     (c) Additional Procedures.

          The Debtors may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g. the amount of time to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with the Marketing Protocol. The Debtors shall consult with the Committee regarding any additional procedures.

     (d) Consent to Jurisdiction as Condition to Bidding.

          All Bidders at the Auction shall be deemed to have consented to the core jurisdiction of the Bankruptcy Court and waived any right to a jury trial in connection with any disputes relating to the Auction, and the construction and enforcement of the Bidder's Transaction Documents or Competing Transaction Documents, as applicable.

     (e) Closing the Auction.

          The Auction shall continue until there is only one Qualified Bid that the Debtors determine in their reasonable business judgment, after consultation with their financial and legal advisors and the Committee, is the highest and best Qualified Bid. In making this decision, the Debtors, in consultation with their financial and legal advisors and the Committee, shall consider the Bid Assessment Criteria. The Auction shall not close unless and until all Qualified Bidders have been given a reasonable opportunity to submit an Overbid at the Auction to the then-existing Overbid and the Successful Bidder has submitted fully executed Transaction Documents or Competing Transaction Documents, as the case may be, memorializing the terms of the Successful Bid.

          The Debtors shall not consider any bids submitted after the conclusion of the Auction.

                               SPONSOR PROTECTIONS

          In the event the Debtors do not proceed with the Transaction or a Competing Transaction that involves the sale or acquisition of all or substantially all of the Debtors' assets, and the Sponsor has executed and is not in material default under the terms of the Purchase Agreement, the Debtors shall pay to the Sponsor all amounts necessary to reimburse the Sponsor for Reimbursable Expenses (as defined herein) incurred and documented by the Sponsor (including, without limitation, travel expenses, fees and expenses of its legal counsel and other Representatives and other out-of-pocket expenses) incurred and documented by the Sponsor or its Representatives, up to a maximum of US$4 million, and including, without limitation, those related to (i) due diligence,
(ii) the drafting, negotiation, prosecution or defense of the Term Sheet, the Purchase Agreement, the Plan, the disclosure statement, the order confirming the Plan, the exit financing agreements and related documents, (iii) obtaining all required Approvals and all other Purchaser Conditions Precedent (as defined herein) (collectively, the "Reimbursable Expenses"). The Reimbursable Expenses shall constitute a superpriority administrative expense claim.

          In the event the Debtors do not proceed with the Transaction or a Competing Transaction that involves the sale or acquisition of all or substantially all of the Debtors' assets, and the Sponsor has executed and is not in material default under the terms of the Purchase Agreement, the Sponsor shall be entitled to file a motion with the Bankruptcy Court seeking a substantial contribution administrative claim up to the amount of US$15 million under the standards set forth in sections 503(b)(3) and (4) of the Bankruptcy Code, and neither the Debtors nor the Committee shall oppose such motion.

          In the event the Debtors proceed with a Competing Transaction that involves the sale of less than all or substantially all of the Debtors' assets and a reorganization involving some or all of the Debtors' unsold assets, and if the Sponsor has executed and is not in material default under the terms of the Purchase Agreement, (i) the Debtors shall pay to the Sponsor all amounts necessary to reimburse the Sponsor for Reimbursable Expenses, up to a maximum of US$4 million, and (ii) the Sponsor shall be entitled to a break-up fee in the amount of US$10 million, which amounts shall be payable upon consummation of such Competing Transaction.

                                 BACK-UP BIDDER

          Notwithstanding anything in this Marketing Protocol to the contrary, except as set forth below, if an Auction is conducted, the party with the next highest or otherwise best Qualified Bid at the Auction, as determined by the Debtors in the exercise of their business judgment, in consultation with the Committee, shall be required to serve as a back-up bidder (the "Back-up Bidder"). The Back-up Bidder shall be required to keep its initial Bid (or if the Back-up Bidder submitted one or more Overbids at the Auction, its final Overbid) open and irrevocable until the earlier of 5:00 p.m. (prevailing Eastern time) on the date that is sixty (60) days after the date of the Auction (the "Outside Back-up Date") or the closing of the transaction with the Successful Bidder. Following the Confirmation Hearing, if the Successful Bidder fails to consummate an approved transaction, because of a breach or failure to perform on the part of such Successful Bidder, the Debtors may designate the Back-up Bidder to be the new Successful Bidder, and the Debtors will be authorized, but not required, to consummate the transaction, with the Back-up Bidder without further order of the Bankruptcy Court. In such case, the defaulting Successful Bidder's deposit shall be forfeited to the Debtors, and the Debtors specifically reserve the right to seek all available damages from the defaulting Successful Bidder. The deposit of the Back-up Bidder shall be held by the Debtors until the earlier of 24 hours after (a) the closing of the transaction with the Successful Bidder and (b) the Outside Back-up Date. Notwithstanding anything contained herein, in the event the Sponsor is designated as the Back-up Bidder at the Auction, the Sponsor shall have five (5) business days thereafter (the "Election Period") in which to notify counsel for Debtors and the Committee in writing (the "Back-up Bidder Notification") whether it elects to serve as the Back-up Bidder. In the event the Sponsor elects to accept the designation of Back-up Bidder, it will be treated as the Back-up Bidder and shall be bound by the terms of the Marketing Protocol relating to the rights and obligations of the Back-up Bidder until the earlier of 5:00 p.m. on the date that is thirty (30) days from the date of the Back-up Bidder Notification, or the closing of the transaction with the Successful Bidder.

                          RETURN OF GOOD FAITH DEPOSIT

     The Good Faith Deposits of all Qualified Bidders, other than the Good Faith Deposit of the Sponsor which shall be held according to the terms of the Term Sheet, shall be held in one or more interest-bearing escrow accounts by the Debtors, but shall not become property of the Debtors' estate absent further order of the Bankruptcy Court. Upon the return of the Good Faith Deposits, their respective owners shall receive any and all interest that will have accrued thereon. If the Successful Bidder (or the Back-up Bidder, if applicable) timely closes the winning transaction, its Good Faith Deposit shall be credited towards its purchase price.

                          EXCLUSIVE NEGOTIATING PERIOD

     From the date of execution of the Term Sheet through and including the date of entry by the Bankruptcy Court of the Marketing Protocol Order, the Debtors and its officers, directors, employees, consultants, agents and representatives shall cease any and all activities, discussions or negotiations with any parties with respect to a Competing Transaction and neither the Debtors nor their officers, directors, employees, consultants, agents or representatives shall solicit or encourage the submission of any proposal for an Competing Transaction, accept or in any way seek to further an Competing Transaction or take any other action inconsistent with the transactions contained in the Term Sheet; provided, however, that, from the date of a public filing or release announcing the entry into the Term Sheet, the Debtors may negotiate and enter into confidentiality agreements with such parties on terms no more favorable than the confidentiality agreement to which the Sponsor is a party. After entry of the Marketing Protocol Order, the Debtors and their officers, directors, employees, consultants agents and representatives will not take any actions with respect to any Competing Transaction except as permitted by this Marketing Protocol Order.

                        NO MODIFICATION OF BID PROCEDURES

     The Bid Procedures may not be modified except with the express written consent of the Debtors, in consultation with the Committee, and the Sponsor.

                                   EXHIBIT 1

__________, 2007

PRIVILEGED AND CONFIDENTIAL

Name ________________________________
Company _____________________________
Address______________________________
Address______________________________

Dear Mr._____________:

          You have requested Evaluation Material concerning the business, operations and affairs of Tower Automotive, Inc. and its subsidiaries and affiliates (collectively, "Tower") in connection with your consideration of a possible transaction involving Tower and/or negotiations regarding a chapter 11 plan (the "Transaction"). The term ("Evaluation Material") includes all information concerning Tower furnished to you or your Representatives by Tower or its Representatives (whether written or oral), but does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, or (ii) was or becomes available to you on a non-confidential basis from a source other than Tower or its Representatives, provided that such source is not bound by a confidentiality obligation to Tower or its Representatives. "Representatives" means, with respect to a party, such party's and its affiliates' directors, officers, affiliates, partners, stockholders, members, employees, agents or advisors. As a condition to you and your Representatives being furnished with any Evaluation Material, you agree as follows:

          (1) You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to Tower and its affiliates if information contained therein is disclosed to any person. The Evaluation Material will only be used by you and your Representatives in accordance with the terms of this agreement (this "Agreement").

          (2) You will keep the Evaluation Material confidential and will not disclose any of the Evaluation Material now or hereafter received or obtained from Tower or any of its Representatives to any person without the prior written consent of Tower; provided, however, that any of the Evaluation Material may be disclosed (a) subject to paragraph 8 below, to the extent required by applicable law or legal process; and (b) to your Representatives who need access to such information for the sole purpose of assisting in evaluating the Transaction (it being understood that any such Representative shall be informed by you of the confidential nature of such information and shall agree to treat such information confidentially). In any event, you shall be responsible for any breach of this Agreement, and any improper use of the Evaluation Material, by your Representatives. As used in this Agreement, "person" shall mean, without limitation, any corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization, group, individual or governmental entity or any department, agency or political subdivision thereof.

          (3) In addition, without the prior written consent of Tower or, subject to paragraph 8 below, except to the extent required by applicable law or legal process, neither you

Company
__________, 2007
Page 2


nor your Representatives will disclose to any person (including employees of Tower) (i) that the Evaluation Material has been made available to you, (ii) that you have inspected any portion thereof, (iii) that discussions or negotiations are taking place concerning a possible Transaction with Tower or
(iv) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof, or this Agreement.

          (4) All materials bearing, containing, disclosing or relating to Evaluation Material shall remain the property of Tower. In the event that the Transaction contemplated by this Agreement is not consummated, or otherwise upon Tower's request, all Evaluation Material supplied by Tower and its Representatives (and all copies, extracts or other reproductions in whole or in part thereof) shall be returned to Tower (or, with its written permission, destroyed) and not retained by you or your Representatives in any form or for any reason. All documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the Evaluation Material shall be destroyed.

          (5) Neither you nor your Representatives will initiate any communications with any Representative of Tower concerning the Evaluation Material without the prior consent of Lazard or Tower.

          (6) For a period of eighteen months following the date of this Agreement, neither you nor your Representatives will solicit or recruit for employment or hire any officer or key management employee who was employed by Tower or its affiliates, and with whom you became acquainted as a result of evaluating the possible Transaction, at any time during the period from the date of this Agreement through the date on which discussions between the parties regarding the Transaction are terminated. The foregoing sentence shall not restrict you from (a) engaging in general solicitations of employment not directly targeting officers or key management employees of Tower (e.g., through general advertisements, search firms, etc.) or hiring any officer or key management employee responding to such general solicitations, and (b) soliciting, recruiting or hiring any officer or key management employee of Tower following termination of his or her employment.

          (7) Neither Tower nor its Representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You will conduct your own independent investigation and analysis. Neither Tower nor its Representatives shall have any liability to you or your Representatives resulting from the use of the Evaluation Material supplied by Tower or its Representatives. As noted in paragraph 11 below, agreements (if any) with respect to such matters shall be set forth in a definitive agreement between the parties.

          (8) Notwithstanding anything to the contrary set forth herein, in the event that you or any of your Representatives is requested or becomes legally compelled to disclose any of the Evaluation Material or take any other action prohibited hereby, you will provide Tower with prompt timely written notice so that Tower may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained or Tower waives compliance with the provisions of this Agreement, you will furnish only that portion of the Evaluation Material or take only such

Company
__________, 2007
Page 2


action as is legally required by binding order and will diligently undertake to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material (or other information required to be kept confidential pursuant to this Agreement) so furnished.

          (9) It is understood that Tower may institute appropriate proceedings against you to enforce its rights hereunder and that money damages may not be a sufficient remedy for any violation of the terms of this Agreement and, accordingly, Tower shall be entitled to specific performance and injunctive relief as remedies for any violation. These remedies shall not be deemed to be the exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to Tower and its affiliates at law or equity. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof. (10) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. The parties agree that unless and until a definitive agreement between the parties with respect to a transaction contemplated herein has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such transaction by virtue of this Agreement or any other written or oral expression by either party or their respective Representatives (except, in the case of this Agreement, the matters specifically agreed to herein).

          (11) If any portion of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect. This Agreement may be signed in one or more counterparts, each of which need not contain the signature of all parties hereto, and all such counterparts taken together shall constitute a single agreement. This Agreement may be modified or waived only be a separate writing between the parties. No course of dealing between the parties shall be deemed to modify or amend any provision of this Agreement and no delay by any party in the exercise (or partial exercise) of any of its rights and remedies shall operate as a waiver thereof.

          (12) The confidentiality provisions of this Agreement shall terminate and be of no further force or effect with respect to any Evaluation Material on the second anniversary of the date such Evaluation Material is furnished to you by Tower; provided that such termination shall in no way affect Tower's rights with respect to a breach by you or your Representatives of the terms of this Agreement which occurred prior to the date of such termination.

          (13) At this time, Tower intends not to share Evaluation Material consisting of product-specific pricing and direct material cost data as well as information from which product- specific pricing or direct material costs can reasonably be extracted and/or determined.

          (14) This Agreement is governed by, and will be construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws thereof. Each party hereto submits to the exclusive jurisdiction of any federal or state court with subject matter jurisdiction in New York ("New York Court") in respect of any action or proceeding arising out of this Agreement, agrees that venue for any such action of this

Company
__________, 2007
Page 2


Agreement will be properly laid in any New York Court and waives any objection to the bringing of any such action or proceeding in such venue.

          Please acknowledge your agreement to the foregoing by countersigning this letter in the place provided below.

                                        Very truly yours,

                                        TOWER AUTOMOTIVE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


Received and consented to
this _____ day of __________, 2007.


By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------

                               EXHIBIT B TO ORDER

                            Marketing Protocol Notice

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

                                  )
                                  ) Chapter 11
In re                             )
                                  ) Case No. 05-10578 (ALG)
TOWER AUTOMOTIVE, INC., et a1.,   ) Jointly Administered
                                  )

                          NOTICE OF MARKETING PROTOCOL

     PLEASE TAKE NOTICE that on______________, 2007, the above-captioned debtors and debtors in possession (collectively, the "Debtors") entered into a term sheet (the "Term Sheet") with Cerberus Capital Management, L.P. (the
"Sponsor"), as more fully set forth in the motion for approval of the Term Sheet and related Marketing Protocol filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") on __________, 2007 [Docket No._____] (the "Marketing Protocol Motion"). Pursuant to the Term Sheet, the Sponsor has agreed to acquire substantially all of the Debtors assets and operations, the proceeds of which transaction shall fund the Debtors' plan of reorganization.

     PLEASE TAKE FURTHER NOTICE that the terms and conditions of the proposed transaction with the Sponsor are set forth in the Term Sheet attached to the Marketing Protocol Motion, and are subject to definitive documentation, which will include a plan of reorganization, a purchase agreement, and any ancillary or related documents required to effectuate the and agreements. The Term Sheet represents the results of extensive marketing efforts conducted by the Debtors to obtain the highest and best value.

     PLEASE TAKE FURTHER NOTICE that on______________________, 2007, the Bankruptcy Court entered an order [Docket No.________] (the "Marketing Protocol Order") approving Marketing Protocol (the "Marketing Protocol"). The proposed transaction with the Sponsor is subject to higher and better proposals from other interested bidders. All interested bidders should carefully read the Marketing Protocol. To the extent that there are any inconsistencies between the Marketing Protocol and the summary description of its terms and conditions contained in this Notice, the terms of the Marketing Protocol shall control.

     PLEASE TAKE FURTHER NOTICE that, pursuant to the terms of the Marketing Protocol Order, subject to the receipt of one or more "Qualified Bids" in addition to the Sponsor's Bid, an auction (the "Auction") will be conducted at Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, NY 10022-4611, or at another location as may be timely disclosed by the Debtors to Qualifying Bidders (as defined in the Marketing Protocol), on June 21,2007 at 10:00 a.m. (prevailing Eastern time).

     PLEASE TAKE FURTHER NOTICE that this Notice is subject to the full terms and conditions of fhe Marketing Protocol and the Marketing Protocol Order, which shall control in the event of any conflict with this Notice. The Debtors encourage parties in interest to review such documents in their entirety. A copy of the Term Sheet, the Marketing Protocol and/or the Marketing Protocol Order may he obtained by written request made to counsel to the Debtors at the address below or through the Bankruptcy Court's electronic case filing system (the User's Manual for the electronic case filing system can be found at www.nysb.uscourts.gov, the official website of the Bankruptcy Court).

               KIRKLAND & ELLIS LLP
               Citigroup Center
               153 East 53rd Street
               New York, NY 10022-4611
               Telephone: (212)446-4800
               Facsimile: (212)446-4900
               Richard M. Cieri (RC-6062)
               Lisa Laukitis (LG 9248)

               or

               KIRKLAND & ELLIS LLP
               200 E. Randolph; Suite 5400
               Chicago, IL
               Telephone: (312) 861-2000
               Facsimile: (312) 861-2200
               Anup Sathy (AS4915)
               Ross M. Kwasteniet (admitted pro hac vice)

               Counsel to the Debtors

                              LIQUIDATION ANALYSIS

                             TOWER AUTOMOTIVE, INC.
                              LIQUIDATION ANALYSIS

The Debtors believe that the Plan meets the "best interest of creditors" test as set forth in section 1129(a)(7) of the Bankruptcy Code. (1) There are Impaired Classes with respect to each Debtor, certain of which are contemplated to receive recoveries under the Plan. The Debtors believe that the members of each Impaired Class will receive at least as much as they would if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. Notwithstanding, the Debtors believe the Liquidation Analysis and the conclusions set forth herein are fair and accurate, and represent management's best judgment with regard to the results of a Chapter 7 liquidation of these Debtors.

Obligations under the DIP Facility are secured by a super priority lien on substantially all of the assets of the Company and its domestic Subsidiaries, and are guaranteed by all of the Company's domestic Subsidiaries. Obligations under the DIP Facility also are secured by a pledge of 100% of the shares of the Company's domestic Subsidiaries and 65% of the shares of certain of its foreign Subsidiaries, including Tower Automotive International, BV., the holding company for the Company's European operations. The remaining 35% of the shares of such foreign Subsidiaries are unencumbered. Accordingly, only 65% of the proceeds from the liquidation of the non-Debtor Subsidiaries may be applied to satisfy secured claims under the DIP Facility, and the remaining 35% of such proceeds are available to satisfy the senior claims of Tower Automotive International, Inc. ("TAII") or R.J. Tower, as determined by the ownership structure of each Non-Debtor entity.

In addition to the DIP Facility described above, the Debtors have obligations under the Second Lien Facility. The Second Lien Facility is secured by a second lien on substantially all assets pledged under the DIP Facility, including 65% of the shares of the foreign subsidiaries. As of March 31, 2007 approximately $41 million had been drawn under the Second Lien Facility. In addition, letters of credit ("LCs") in the amount of $97 million remained outstanding but undrawn. The Debtors believe that the conversion to a Chapter 7 liquidation would likely trigger draws on the remaining portion of the Second Lien Facility in addition to LCs in the amount of $31 million currently issued under the DIP Facility, substantially increasing the amount of Secured Claims outstanding. The Debtors have other secured indebtedness totaling approximately $44 million, consisting of the Industrial Revenue Bonds ("IRBs") secured by the assets of the Bardstown facility, guaranteed by R.J. Tower and backed by approximately $44 million in LCs. For purposes of this Liquidation Analysis, it is assumed that only the LCs supporting the IRB Claims and the previously-drawn LCs under the Second Lien Facility would be drawn, and that the remaing Second Lien LCs and the LCs issued under the DIP Facility would be undrawn, however, it is entirely possible that, in a liquidation scenario, all outstanding LCs may be drawn.

----------
(1) Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan or the Disclosure Statement.

In addition, parties have filed proofs of claims against the Debtors alleging additional secured claims in the amount of approximately $20 million, mostly comprised of liens asserted against certain fixed assets. This $20 million amount represents the total filed secured claims against the Debtors. However, the Debtors have objected to specific claims and believe the Allowed amount off the Other Secured Claims against the Debtors at the commencement of liquidation may be substantially less than $20 million.

The Liquidation Analysis was prepared in a manner consistent with the consolidated legal structure of the Plan. Therefore, certain Claims not allocated to a specific Debtor entity, including the DIP Facility, Second Lien Facility, Administrative Claims and Priority Claims, have been allocated proportionally according to their priority as set forth in the Bankruptcy Code, to the extent of the available collateral, to each Debtor based on the net liquidation proceeds available to satisfy those claims at each Debtor.

The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management of the Company, and by the Debtors' professionals, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management, and are also based upon assumptions with respect to certain liquidation decisions which could be subject to change.

ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The Liquidation Analysis was prepared by the management of the Debtors, with the assistance of FTI Consulting, Inc., Lazard Freres, and other Debtor professionals. The Liquidation Analysis is based on the Company's balance sheet as of March 31, 2007, and is predicated on the assumption that the Debtors would commence Chapter 7 liquidation on June 30, 2007. The Liquidation Analysis assumes that the actual March 31, 2007 balance sheet is an effective proxy for the June 30, 2007 balance sheet. The actual amount of tangible assets on the balance sheets of the Debtors at March 31, 2007, including cash, accounts receivable, inventory and property, plant and equipment is expected to be reasonably consistent with the amount of tangible assets projected on June 30, 2007. The Debtors believe that the use of the March 31, 2007 balance sheet provides the most detailed view of the specific asset classes for each Debtor available.

It is also assumed that the liquidation of the Debtors would commence under the direction of a Court-appointed trustee and would continue for a period of nine months, during which time all of the Debtors' major assets would either be sold or conveyed to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors. Although the liquidation of some assets might not require nine months, other assets could be more difficult to collect or sell, potentially requiring a liquidation period substantially longer than nine months. The liquidation period would allow for the collection of receivables, the conversion of inventory on hand into finished goods for sale to the Debtors' customers, the orderly sale of fixed assets, and the orderly wind-down of daily operations following the completion of any remaining production. For certain assets, estimates of the liquidation values were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through this orderly disposition.

The Liquidation Analysis assumes the orderly liquidation and wind-down of all Debtor assets. Although the Debtors operate in a highly competitive industry and have many direct competitors, certain trends in the historical relationship between the OEMs and their Tier 1 suppliers (including improvements in just-in-time inventory methods, a trend toward consolidating suppliers and the long lead times for platform development) have increased the mutual dependence of Tier 1 suppliers on the OEMs and likewise the dependence of the OEMs on their large Tier 1 suppliers. Thus far, none of the Debtors' customers have taken over production during the pendency of these Chapter 11 Cases. Pursuant to a settlement agreement with General Motors, the Lansing powertrain module assembly facility was sold back to the designee of General Motors in December 2006.

The products supplied by certain of the Debtors' business units, including the frames and body structures products are particularly customized and are costly to develop, test and produce. Management believes that developing acceptable alternative sources of supply for the parts currently provided by these business units would be costly to execute quickly, and that its OEM customers would be dependent upon the Debtors to continue to provide product for some period of time sufficient to replace the volumes currently provided by the Debtors. Management estimates its OEM customers would react to an exit by the Debtors from the supply chain with a combination of actions which would likely include
(a) continuing to purchase product from the Debtors for a period of up to 60 days following the conversion to Chapter 7, and (b) heavily incentivizing its other suppliers of like parts to develop acceptable alternatives on an expedited basis. While the Debtors would continue to produce through inventories pursuant to the specific assumptions detailed herein, developing alternative sources of supply on an expedited basis would likely be very costly to the OEMs and could result in significant additional Administrative Claims against the Debtors for breaches of its supply contracts.

Management believes the remaining non-Debtor assets, specifically those located outside of North America, have greater value as a going concern than in an orderly wind-down due to current profitability and future growth opportunities. Thus, in an attempt to maximize the potential recovery, the Liquidation Analysis assumes an orderly liquidation on a going concern basis for the remaining non-Debtor assets.

There can be no assurances that the actual value realized in a sale of these operations would yield the results as assumed in the Liquidation Analysis. Available Cash in each of the foreign entities is assumed to be used first for the repayment of secured debt in the respective entities. Any remaining cash is included in the distributable value of the foreign entity and has not been broken out separately in the cash balances of the International Holding Company Debtors or R.J. Tower.

The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code sections 726 and 1129(b). If a Chapter 7 liquidation were pursued for the Debtors, the amount of liquidation value available to unsecured creditors would be reduced, first by the costs of the liquidation including fees and expenses of the trustee appointed to manage the liquidation, fees and expenses of other professionals retained by the trustee to assist with the liquidation and asset disposition expenses, second, by professional fees accrued prior to the commencement of the liquidation, third, by the DIP Facility Claims, fourth, by the claims of secured creditors to the extent of the lesser of the claim amount or the value of their collateral except as described herein, fifth by the Second Lien Facility Claims to the extent of their collateral, and sixth, by the priority and administrative costs and expenses of the Chapter 7 estates, including unpaid operating expenses incurred during the Chapter 11 Cases.

The liquidation itself would likely trigger certain priority payments that otherwise would not be due in the ordinary course of business. These priority payments would be made in full before any distribution of proceeds to pay general unsecured claims or to make distributions in respect of equity interests. The liquidation could prompt certain other events to occur including the termination of the Company's pension and benefit plans, the rejection of remaining executory contracts and unexpired leases, and defaults under agreements with customers to provide products. Such events would likely create a much larger number of unsecured creditors and would subject the Chapter 7 estates to considerable additional claims for damages for breaches of those contracts under the Bankruptcy Code. Such claims would also materially increase the amount of General Unsecured Claims against the Debtors and would dilute any potential recoveries to other holders of General Unsecured Claims. No attempt has been made to estimate additional General Unsecured Claims that may result from such events under a Chapter 7 liquidation scenario. In addition, the Claims classified as contingent and currently filed by the Pension Benefit Guaranty Corporation have been included in this analysis and may change in both amount and classification if a Chapter 7 liquidation is commenced.

The Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. Estimates for various classes of Claims are based solely upon the Debtors' continuing review of the Claims filed in these Chapter 11 Cases and the Company's books and records. No order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims at the projected levels set forth in this Liquidation Analysis. In preparing the Liquidation Analysis, the

Debtors have projected amounts of Claims that are consistent with the estimated Claims reflected in the Plan with certain modifications as specifically discussed herein.

The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances, or other causes of action and does not include the estimated costs of pursuing those actions. The Debtors believe that any recoveries from these actions are speculative given the variety of defenses that could be asserted by the targeted parties.

           SUMMARY OF HYPOTHETICAL LIQUIDATION VALUES BY LEGAL ENTITY:
                       SUBSTANTIVELY CONSOLIDATED DEBTORS
                                      AS OF
                                    3/31/2007

                                    PROJECTED     RECOVERY %           HYPOTHETICAL RECOVERY VALUE
                                    NET BOOK     -----------   ------------------------------------------
ASSET TYPE                            VALUE       LOW   HIGH        LOW           HIGH         MIDPOINT
----------                        ------------   ----   ----   ------------   ------------   ------------
Cash and Equivalents              $    240,593   100%   100%   $    240,593   $    240,593   $    240,593
Accounts Receivable(1)              67,955,168    61%    76%     41,530,738     51,974,440     46,752,589
Inventory                           43,096,021    72%    91%     30,890,230     39,240,267     35,065,248
MRO                                 16,160,239     5%    15%        808,012      2,424,036      1,616,024
Tooling                             20,821,984    90%   100%     18,739,785     20,821,984     19,780,885
PP&E                               441,772,449    27%    49%    118,604,044    216,135,105    167,369,574
Prepaid Expenses and Other
   Current Assets                    4,035,832     0%    10%             --        403,583        201,792
Other Non-Current Assets             9,981,687     0%     0%             --             --             --
                                  ------------                 ------------   ------------   ------------
TOTAL                             $604,063,972                 $210,813,402   $331,240,007   $271,026,705
                                  ============                 ============   ============   ============
   Less: Liquidation Costs                                      (10,142,524)   (16,741,498)   (13,442,011)
   Less: Chapter 7 Trustee Fees                                  (6,324,402)    (9,937,200)    (8,130,801)
   Less: Runoff Costs                                           (71,000,000)   (54,000,000)   (62,500,000)
   Less: Professional Fees                                      (21,000,000)   (17,000,000)   (19,000,000)
                                                               ------------   ------------   ------------
TOTAL DISTRIBUTABLE VALUE                                      $102,346,476   $233,561,308   $167,953,892
                                                               ============   ============   ============

(1)  Net Book Value and Recoveries shown net of outstanding steel debits

           SUMMARY OF HYPOTHETICAL LIQUIDATION VALUES BY LEGAL ENTITY:
                                    RJ TOWER
                                      AS OF
                                    3/31/2007

                                   PROJECTED     RECOVERY %          HYPOTHETICAL RECOVERY VALUE
                                    NET BOOK    -----------   ------------------------------------------
ASSET TYPE                           VALUE      LOW    HIGH        LOW           HIGH         MIDPOINT
----------                        -----------   ----   ----   ------------   ------------   ------------
Cash and Equivalents              $ 7,865,624   100%   100%   $  7,865,624   $  7,865,624   $  7,865,624
Accounts Receivable                 4,097,111    95%   100%      3,892,255      4,097,111      3,994,683
Inventory                                  --     0%     0%             --             --             --
MRO                                        --     0%     0%             --             --             --
Tooling                                    --     0%     0%             --             --             --
PP&E                                8,233,757     8%    13%        670,712      1,069,741        870,226
Prepaid Expenses and Other
   Current Assets                   3,517,906     0%    10%             --        351,791        175,895
Other Non-Current Assets            6,506,983     0%     0%             --             --             --
Net Investment in
   non-debtor subsidiaries
   (1)(2)                                 N/A                  178,054,148    201,149,993    189,602,071
                                  -----------                 ------------   ------------   ------------
TOTAL                             $30,221,380                 $190,482,739   $214,534,259   $202,508,499
                                  ===========                 ============   ============   ============
   Less: Liquidation Costs                                    $         --   $         --   $         --
   Less: Chapter 7 Trustee Fees                                   (116,768)      (122,913)      (119,840)
   Less: Runoff Costs                                                   --             --             --
   Less: Professional Fees                                              --             --             --
                                                              ------------   ------------   ------------
TOTAL DISTRIBUTABLE VALUE                                     $190,365,971   $214,411,346   $202,388,658
                                                              ============   ============   ============

(1) Recovery reduced for estimated transaction fee for sale of non-debtor subsidiaries

(2) Includes $54.5 million intercompany note from Tower Automotive International to RJ Tower

           SUMMARY OF HYPOTHETICAL LIQUIDATION VALUES BY LEGAL ENTITY:
                      INTERNATIONAL HOLDING COMPANY DEBTORS
                                      AS OF
                                   3/31/2007

                                   PROJECTED     RECOVERY %           HYPOTHETICAL RECOVERY VALUE
                                    NET BOOK    -----------   ------------------------------------------
ASSET TYPE                            VALUE      LOW   HIGH        LOW           HIGH         MIDPOINT
----------                         ----------   ----   ----   ------------   ------------   ------------
Cash and Equivalents                  $ --      100%   100%   $         --   $         --   $         --
Accounts Receivable                     --        0%     0%             --             --             --
Inventory                               --        0%     0%             --             --             --
MRO                                     --        0%     0%             --             --             --
Tooling                                 --        0%     0%             --             --             --
PP&E                                    --        0%     0%             --             --             --
Prepaid Expenses and
   Other Current Assets                 --        0%     0%             --             --             --
Other Non-Current Assets                --        0%     0%             --             --             --
Net Investment in
   non-debtor subsidiaries(1)(2)       N/A        0%     0%    332,377,547    439,219,652    385,798,599
                                      ----                    ------------   ------------   ------------
TOTAL                                 $ --                    $332,377,547   $439,219,652   $385,798,599
                                      ====                    ============   ============   ============
   Less: Liquidation Costs                                              --             --             --
   Less: Chapter 7 Trustee Fees                                         --             --             --
   Less: Runoff Costs                                                   --             --             --
   Less: Professional Fees                                              --             --             --
                                                              ------------   ------------   ------------
TOTAL DISTRIBUTABLE Value                                     $332,377,547   $439,219,652   $385,798,599
                                                              ============   ============   ============

(1) Recovery reduced by estimated transaction fee for sale of non-debtor subsidiaries

(2) Recovery reduced by $54.5 million intercompany note from Tower Automotive International to RJ Tower

           SUMMARY OF HYPOTHETICAL LIQUIDATION VALUES BY LEGAL ENTITY:
                             TOWER AUTOMOTIVE, INC.
                                      AS OF
                                    3/31/2007

                                                                 HYPOTHETICAL
                                  PROJECTED    RECOVERY %       RECOVERY VALUE
                                   NET BOOK   -----------   ---------------------
ASSET TYPE                          VALUE      LOW   HIGH   LOW   HIGH   MIDPOINT
----------                        ---------   ----   ----   ---   ----   --------
Cash and Equivalents                 $--      100%   100%   $--    $--      $--
Accounts Receivable                   --        0%     0%    --     --       --
Inventory                             --        0%     0%    --     --       --
MRO                                   --        0%     0%    --     --       --
Tooling                               --        0%     0%    --     --       --
PP&E                                  --        0%     0%    --     --       --
Prepaid Expenses and
   Other Current Assets               --        0%     0%    --     --       --
Other Non-Current Assets              --        0%     0%    --     --       --
                                     ---                    ---    ---      ---
TOTAL                                $--                    $--    $--      $--
                                     ===                    ===    ===      ===
   Less: Liquidation Costs                                   --     --       --
   Less: Chapter 7 Trustee Fees                              --     --       --
   Less: Runoff Costs                                        --     --       --
   Less: Professional Fees                                   --     --       --
                                                            ---    ---      ---
TOTAL DISTRIBUTABLE VALUE                                   $--    $--      $--
                                                            ===    ===      ===

                                TOWER AUTOMOTIVE
                       HYPOTHETICAL LIQUIDATION ANALYSIS:
                            DISTRIBUTION OF PROCEEDS
                                 ($ in millions)

                                            INTERNATIONAL
                                               HOLDING      SUBSTANTIVELY                 TOWER
                                               COMPANY       CONSOLIDATE       RJ      AUTOMOTIVE,
                                               DEBTORS         DEBTORS      TOWER(1)       INC.       TOTAL
                                            -------------   -------------   --------   -----------   ------
DISTRIBUTABLE VALUE                             $385.8          $168.0       $202.4        $--       $756.2
SECURED CLAIMS
Pre-Liquidation Accrued Professional Fees           --              --         14.0         --         14.0
DIP Revolver                                       6.0           148.0         74.9         --        228.9
DIP Term Loan                                    336.1              --         88.9         --        425.0
Second-Lien Facility                              20.7              --          6.8         --         27.5
Other Secured                                       --            20.0           --         --         20.0
                                                ------          ------       ------        ---       ------
REMAINING DISTRIBUTABLE VALUE                     23.0              --         17.7         --         40.7
                                                ------          ------       ------        ---       ------
ADMINISTRATIVE AND PRIORITY CLAIMS
Superpriority Admin Claim - DIP                     --              --           --         --           --
Superpriority Admin Claim - Second-Lien           23.0              --         17.7         --         40.7
Administrative Claims                               --              --         (0.0)        --         (0.0)
Post-petition Trade and Accrued                     --              --         (0.0)        --         (0.0)
Priority Claims                                     --              --           --         --           --
                                                ------          ------       ------        ---       ------
REMAINING DISTRIBUTABLE VALUE                       --              --           --         --           --
                                                ------          ------       ------        ---       ------
UNSECURED CLAIMS
9.25% Euro Notes                                    --              --           --         --           --
12% High Yield Bonds                                --              --           --         --           --
Pre Petition AP                                     --              --           --         --           --
Other General Unsecured Claims                      --              --           --         --           --
Union OPEB Claim                                    --              --           --         --           --
PBGC Contingent Claim                               --              --           --         --           --
5.75% Convertible Notes                             --              --           --         --           --
                                                ------          ------       ------        ---       ------
REMAINING DISTRIBUTABLE VALUE                       --              --           --         --           --
                                                ------          ------       ------        ---       ------
6.75% TOPrS                                         --              --           --         --           --
                                                ------          ------       ------        ---       ------
REMAINING DISTRIBUTABLE VALUE                   $   --          $   --       $   --        $--       $   --
                                                ======          ======       ======        ===       ======

(1) Includes non-Debtor foreign subsidiaries TA Mexico, TA Cananda, and TGR

                                TOWER AUTOMOTIVE
                        HYPOTHETICALLIQUIDATIONANALYSIS:
                          ESTIMATED CREDITOR RECOVERIES

                                                                  INTERNATIONAL
                                                                     HOLDING      SUBSTANTIVELY     RJ       TOWER
                                                    OUTSTANDING      COMPANY       CONSOLIDATED   TOWER   AUTOMOTIVE,     TOTAL
                                                      AMOUNT         DEBTORS         DEBTORS       (1)        INC.      RECOVERY
                                                    -----------   -------------   -------------   -----   -----------   --------
SECURED AND SUPERPRIORITY CLAIMS
   Pre-Liquidation Accrued Professional Fees             14.0           --               --       100.0%       --        100.0%
   DIP Revolver                                         228.9          2.6%            64.6%       32.7%       --        100.0%
   DIP Term Loan                                        425.0         79.1%              --        20.9%       --        100.0%
   Other Secured                                         20.0           --            100.0%         --        --        100.0%
                                                      -------
                                                        687.9

   Second Lien Facility                                  84.8         51.6%              --        28.9%       --         80.5%

ADMINISTRATIVE AND PRIORITY CLAIMS
   Administrative Claims                                 20.0           --               --         0.0%       --          0.0%
   Postpetition Trade and Accrued - Substantively
      Consolidated Debtors                              113.5           --               --          --        --          0.0%
   Postpetition Trade and Accrued - RJ Tower             33.8           --               --         0.0%       --          0.0%
   Priority Claims                                       10.0           --               --          --        --          0.0%
                                                      -------
                                                        177.3

UNSECURED CLAIMS
   9.25% Euro Notes                                     204.7           --               --          --        --          0.0%
   12% High Yield Bonds                                 263.2           --               --          --        --          0.0%
   Pre Petition AP                                      159.6           --               --          --        --          0.0%
   Other General Unsecured Claims                       159.4           --               --          --        --          0.0%
   Union OPEB Claim                                     166.6           --               --          --        --          0.0%
   PBGC Contingent Claim                                190.6           --               --          --        --          0.0%
   5.75% Convertible Notes                              126.5           --               --          --        --          0.0%
                                                      -------
                                                      1,270.6

   6.75% TOPrS                                          272.9           --               --          --        --          0.0%

FOOTNOTES TO LIQUIDATION ANALYSIS

Note A - Organization and Ownership

Tower Automotive, Inc. is the parent entity for all the Debtors and non-Debtor Subsidiaries and Affiliates. Its primary asset is the direct ownership interest in R.J. Tower. The primary assets of R.J. Tower are the direct and indirect ownership interests in its Subsidiaries and Affiliates, including non-Debtor entities and intercompany notes from certain Non-Debtor entities.

Note B - Book Values at March 31, 2007

Unless stated otherwise, the book values used in this Liquidation Analysis are the un-audited actual net book values of the Debtors as of March 31, 2007. The balances exclude the assets of any non-Debtor Subsidiaries except as otherwise noted. These assets are valued in Note K - Orderly Liquidation Value of Non-Debtor Entities.

Note C - Cash and Cash Equivalents

The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. All other outstanding cash balances are assumed to be 100% recoverable.

Note D - Accounts Receivable

The analysis of accounts receivable assumes that a Chapter 7 trustee would retain certain existing staff of the Debtors to handle an aggressive collection effort for outstanding trade accounts receivable for the Debtors. Collectible accounts receivable are assumed to include all third party trade accounts receivable, reimbursable tooling held by the Debtors and invoiced by the customer, and scrap steel receivables.

The liquidation value of accounts receivable was estimated by applying a discount factor consistent with certain assumptions contained in the Debtors' borrowing base certificate as of March 31, 2007. The discount factor was adjusted to include as collectible certain accounts receivable typically excluded for asset-based lending purposes including some receivables aged >120 days past invoice date from certain OEMs that management believes are ultimately collectible.

Collections during a liquidation of the Debtors may be further compromised by the likely claims for damages for breaches of or the likely rejection of customer contracts as customers may attempt to set off outstanding amounts owed to the Debtors against such claims. These claims are difficult to estimate and no attempt to estimate the value has been undertaken. As such, the discount factor for trade receivables was further adjusted to account for the difficulty of collecting these receivables, creating a lower collection rate than typically assumed for asset-based lending purposes. Other types of accounts receivable normally excluded by asset-based lenders were likewise considered uncollectible in a liquidation scenario, including unapplied cash, contra accounts, and intercompany receivables owed from one Debtor to another Debtor.

In addition, recoveries were directly reduced by the amount of steel debits outstanding under the steel resale programs of certain OEM's in which the Debtors are participants. Management believes that in the case of a liquidation, these amounts would be offset by the various OEM's against receivables held by the Debtors. The result is assumed to be an estimate of the proceeds that would be available to a secured lender in an orderly liquidation scenario and takes into account the inevitable difficulty a liquidating company has in collecting its receivables and any concessions which might be required to facilitate the collection of certain accounts. The midpoint liquidation value of accounts receivable, net of the outstanding steel debits, is estimated to be approximately 70% of the net book value as of March 31, 2007.

Note E - Inventories

Inventories are comprised of certain raw materials, work-in-process and finished goods. Due to the limited ready supply of alternative product and the short lead times for certain of the Debtors' products, the Liquidation Analysis contemplates the OEM customers of those business units would presumably be willing to compensate the Debtors for a supply of such products in sufficient quantity to enable the OEM customers to adjust their supply chains to alternative sources.

Proceeds from the collection of inventories were estimated based upon the assumption that 90% of the finished goods could be sold to customers for cost. The analysis also assumes that 75% of raw materials and 90% of work-in-process could be converted into finished goods during the liquidation period and then sold to the customers for cost. These estimates include the assumption that certain materials and component parts on hand would not be possessed in the exact amounts needed to produce an even number of finished parts. The balance of the raw material inventory remaining would be sold to a liquidator. Management estimates that the work-in-process remaining could be liquidated for 50% of net book value and that remaining raw materials could be liquidated for a net recovery of 35% of net book value. The production cost to convert raw materials and work-in-process into finished goods is assumed to be absorbed by the Debtors and passed along to the customer, and is factored into the estimated liquidation value.

The recovery from the liquidation of inventory as estimated by the advance rates specified in the Company's borrowing base reflects the estimated orderly liquidation value of the inventory based on appraisals performed by a third party on or about August 8, 2006. In addition, the borrowing base excludes certain inventory in transit or held in locations not owned by the Debtors. Such estimates in the borrowing base are significantly lower than the estimated 81% midpoint recovery management believes is ultimately possible when taking into account the demand for the Debtors' products among certain of its OEM customers.

Note F - Other Current Assets

Other current assets include prepaid taxes, prepaid insurance, and other prepaid expenses and deposits. Other current assets are estimated to have minimal liquidation value and midpoint recovery has been assumed at 5% of net book value as of March 31, 2007.

Note G - Factory Supplies (MRO)

MRO consists primarily of factory supplies and spare parts necessary for the maintenance, repairs, and operations of the Debtors' machinery, equipment and facilities. Factory supplies and replacement parts are assumed to be sold to a liquidator or included in the sale of associated machinery and equipment, as appropriate. As such, the midpoint liquidation value of all MRO is estimated at 10% of net book value as of March 31, 2007.

Note H - Tooling

Tooling consists primarily of production tooling owned by the Debtors. Management believes these assets to be critical items needed by the customers for continued production of parts re-sourced from the Debtors. As such, the assigned recovery value has been set at 95% of the projected net book value as of March 31, 2007.

Note I - Property, Plant & Equipment, Net

Property, Plant & Equipment includes all land, buildings, machinery, and equipment owned by the Debtors.

A fair market value appraisal was acquired by the Debtors in June 2006 for a property intended for sale. As available appraisals for the Debtors' other properties were performed more than three years ago, the June 2006 appraisal was used as a proxy, along with management's experience, to establish a recovery range. Due to the expedited nature of a Chapter 7 liquidation, a discount was applied to the estimated value of the properties and associated buildings. This methodology yielded a midpoint recovery value of approximately 90% of the net book value of land and 50% of the net book value of the Debtors' buildings and improvements. Management believes this estimated liquidation value takes into account the difficulty in executing the sale of a large portfolio of commercial properties on an expedited basis given current economic conditions without negatively impacting the ultimate price realized for such properties.

The DIP Lenders obtained orderly liquidation value appraisals, on or about the Petition Date, for machinery and equipment located in 20 of the Debtors' manufacturing locations. In addition, a supplemental appraisal was obtained on or about August 8, 2006. The midpoint liquidation value for the Debtors' machinery and equipment is estimated at approximately 38% of its net book value and was derived by comparing the orderly liquidation value and liquidation value-in-place for the equipment appraised in connection with the DIP Facility to its net book value. The same recovery rate is applied to all machinery and equipment of the Debtors not appraised in connection with the DIP Facility.

Other items such as computer equipment, software, leasehold improvements and office equipment were assumed to have minimal value. Total liquidation value for all property, plant & equipment is an estimated 37% of its net book value.

Note J - Other-Non-Current Assets

Other non-current assets are comprised primarily of certain capitalized financing costs, deferred lease expenses, and other tangible and intangible assets. Other non-current assets are assumed to have no recovery value.

Note K - Orderly Liquidation of Non-Debtor Entities

In order to maximize total liquidation value, the Liquidation Analysis assumes the orderly liquidation on a going concern basis for the non-Debtor operations.

The estimated sale price of the non-Debtor operations was estimated by applying a range of market multiples to the entities' projected 2007 EBITDA. A 25% discount was applied to the estimated Enterprise Value of each entity to reflect the effect of a Chapter 7 sale process, the likelihood of a "damaged goods" or fire sale perception by bidders, and the loss of value attributable to the Company's global market presence.

Net proceeds from the sale ultimately available to satisfy Claims has been reduced by $98 million for the repayment of foreign debt less available cash, and by an additional 3% of the total sale value for estimated transaction costs. The remaining net proceeds are returned to R.J. Tower and TAII consistent with their ownership in the entities sold and repayment of intercompany loans to the appropriate Debtor entities from non-Debtor entities as described below in Note L - Intercompany Receivables and Notes. The remaining net proceeds returned to the Debtors are estimated to be $575 million collectively.

For purposes of maximizing the liquidation value, it is assumed that the going concern sale transaction would be structured as a sale of the stock of the non-Debtor operations by the respective Debtor holders of the stock, and that any proceeds would be sheltered from any tax liabilities by the net operating losses of the Debtors. Alternative structures for the transaction including a direct sale of assets by the non-Debtor Subsidiaries would incur certain unestimated tax liabilities that would reduce the net proceeds available to be distributed back to the Debtors.

Note L - Intercompany Receivables and Notes

Intercompany claims that are not valid, documented loans or other debt obligations are assumed to be equity and treated accordingly. Intercompany notes that are included in the recovery analysis are (1) a note from Tower Automotive Deutschland to R.J. Tower in the amount of $25.1 million, (2) a note from Tower Automotive, B.V. to R.J. Tower in the amount of $16.7 million, and (3) two notes from Tower Automotive International, B.V. to Tower Automotive International Holdings, Inc., totaling $320.1 million. Amounts listed above are the principle and accrued interest balances as of March 31, 2007. All intercompany notes described above are included in the collateral securing the DIP Facility and Second Lien Facility.

Note M - Costs Associated with Liquidation

Chapter 7 trustee fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of the total liquidation value of the Debtor entities, excluding value received from the sale of non-Debtor subsidiaries. The Company has estimated other necessary liquidation costs for the disposition of fixed assets at 6% of the total recovery value of all assets except cash, accounts receivable, and investments in non-Debtor subsidiaries.

Corporate payroll and certain operating costs during the liquidation are based upon the assumption that certain plant and corporate functions would be retained to oversee the liquidation process. The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including payroll and tax forms and records. Certain minimum staff would be required at the physical locations to complete the closure of the facilities, to disassemble the equipment and to oversee the sale process for equipment and real estate. Wind-down costs of $62.5 million were estimated assuming (a) one month of un-recovered plant operating costs totaling $35 million, (b) additional indirect labor expenses totaling $7.5 million, (c) $6 million per month for payroll and benefits for 100% of the North America headquarters and corporate employees for one month, 50% for one month, and 25% for six months, and (d) $2 million of additional facility and other overhead costs for the nine-month liquidation period. For purposes of estimating the maximum liquidation value for the Debtors, no additional payments for employee retention through the Chapter 7 liquidation period are assumed made.

Chapter 7 professional fees include legal, appraisal, broker and accounting fees expected to be incurred during the nine-month liquidation period and not already deducted from liquidation values. Monthly professional fees for legal, accounting, and other staff to assist the estates and the Chapter 7 trustee with the process are assumed to be $3 million per month for the first five months and $1 million per month thereafter, for a period of four months.

The costs of administering the Chapter 7 liquidation are estimated as follows:

Wind-down CostS     $62.5 million
Trustee Fees        $ 8.2 million
Professional Fees   $19.0 million
                    -------------
Total               $89.7 million

Note N - Superpriority Administrative Claims

Pursuant to the DIP Order, professional fees accrued prior to an event of default under the terms of the DIP Facility (the "Pre-Liquidation Accrued Professional Fees" are entitled to recovery prior to any repayment of the DIP Facility. Total outstanding Pre-Liquidation Accrued Professional Fees are assumed to be $14 million at the commencement of the liquidation. The obligation under the DIP Facility is estimated to be $654 million at March 31, 2007. The Pre-Liquidation Accrued Professional Fees and DIP Facility Claim are assumed to be paid after the liquidation costs of the Chapter 7 estates, with the Pre-Liquidation Accrued Professional Fees paid in its entirety first and the DIP Facility Claim paid subsequently. In the event that the oustanding amount under the DIP Facility exceeds the underlying collateral, the unsecured portion will be treated as a Superpriority Administrative Claim as specified by the DIP Order. In the event that the oustanding amount under the Second Lien Facility exceeds the underlying collateral, the unsecured portion will be treated as a Superpriority Administrative Claim, junior only to Superpriority Administrative Claims arising from the DIP Facility.

Note O- Secured Claims

For purposes of the Liquidation Analysis, management has assumed that Secured Claims will consist primarily of the DIP Facility, drawn letters of credit under the Second Lien Facility and the Bardstown IRBs. Claims under the Second Lien Facility have a second lien against the Debtors' assets. These Claims will be satisfied with proceeds remaining after payment of DIP Facility Claims.

Claims related to the Bardstown IRBs are assumed paid on a pro rata basis from the net liquidation proceeds. To the extent that the liquidation value of the collateral securing the Bardstown IRBs is less than the outstanding obligation, it is assumed that the holders of the Bonds will draw on the associated letters of credit to satisfy the deficiency. However, the Debtors have objected to specific claims and believe the amount of secured claims outstanding at the commencement of liquidation may be substantially less. The drawn amount will subsequently be considered a Claim under the Second Lien Facility. Total Secured Claims are estimated to be $97 million.

Note P - Administrative and Priority Claims

Administrative and Priority Claims include unpaid postpetition operating expenses of the Chapter 11 Estates as estimated by the postpetition accounts payable and accrued expenses of the Debtors at March 31, 2007, estimated Chapter 7 Administrative Claims, and estimated Priority Claims. The Liquidation Analysis does not include any estimate for unpaid severance obligations owed by the Chapter 11 Estates that may be Administrative Claims under the Chapter 7 Estates. With the exception of postpetition accounts payable and accrued liabilities, which are deemed to be assertable only at the legal entity where they were incurred, it is assumed that Administrative and Priority Claims would be allocated to all Debtor entities. Administrative Claims are assumed paid on a pro rata basis from the net proceeds, if any, remaining after the payment of liquidation costs, Pre-Liquidation Accrued Professional Fees, DIP Facility Claims, and Secured Claims. Priority Claims are assumed to be paid on a pro rata basis from the net proceeds available, if any, after the payment of liquidation costs, Pre-Liquidation Accrued Professional Fees, DIP Facility Claims, Secured Claims and Administrative Claims. These claims are assumed to have their priority as set out in the Bankruptcy Code. Administrative and Priority Claims are estimated to be $30 million.

Note Q - Unsecured Claims

For purposes of the Liquidation Analysis, management has assumed that Unsecured Claims will consist of estimated R.J. Tower Bondholder Claims, R.J. Tower General Unsecured Claims, 5.75% Convertible Senior Note Claims, Other General Unsecured Claims, and Trust Related Claims (collectively, "Total Unsecured Claims") as defined in the Plan. It should be noted that the Liquidation Analysis does not attempt to estimate potential additional unsecured claims that would likely arise as a result of the termination of the Debtors' pension and benefit plans (including re-valuing the current contingent Claim filed by the Pension Benefit Guaranty Corporation in these Chapter 11 Cases), the rejection of remaining executory contracts and leases, and the failure of the Debtors to perform under existing contracts with its customers. Such additional claims would likely result from a cessation of operations as contemplated herein and would likely be substantial in amount. Total Unsecured Claims are estimated at $1.5 billion.

Note R - Distribution of Proceeds from Unencumbered Stock of Non-Debtor Subsidiaries

The Liquidation Analysis assumes that any value from the going concern sale of certain non-Debtor Subsidiaries (See Note K - Orderly Liquidation Value of Non-Debtor Entities) remaining after the repayment of the third-party foreign debt is distributed to R.J. Tower and TAII, commensurate with their respective ownership in the shares and holdings of intercompany notes from non-Debtor entities.

                                    EXHIBIT 3

                       (FORM OF LETTER TO VOTING CLASSES)

                                TOWER LETTERHEAD

Dear Class __ Claim Holder:

     You have received this letter and the enclosed materials because you are entitled to vote on the Joint Plan of Tower Automotive, Inc. and its Debtor Subsidiaries Under Chapter 11 of the Bankruptcy Code, as it may be amended from time to time, (the "Plan").(1)

     The enclosed materials constitute the Debtors' "Solicitation Package" and consist of:

     (a) the Notice of (I) Confirmation Hearing and Objection Deadline with Respect to the Debtors' Plan, and (II) Solicitation and Voting Procedures (the "Confirmation Hearing Notice");

     (b) the appropriate Ballot(s) and/or Master Ballot(s) and Voting Instructions;

     (c)  a pre-addressed, postage pre-paid return envelope;

     (d) the Disclosure Statement, as approved by the Bankruptcy Court (with all exhibits thereto, including the Plan) and any other supplements or amendments to these documents which may be filed with the Bankruptcy Court; provided, however, the Plan Supplement, which is part of the Solicitation Package, is too voluminous to distribute. The Plan Supplement will be filed with the Court no later than July 2, 2007. You may obtain a copy of the Plan Supplement by contacting the Debtors' Voting Agent in writing at Tower Automotive, c/o Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, New York, 10017, Attention: Ballot Processing Center or by calling 866-405-5263;

     (e) any supplemental solicitation materials the Debtors may file with the Bankruptcy Court or that the Bankruptcy Court orders to be made available;

     (f) the Order (A) Approving Disclosure Statement; (B) Fixing A Voting Record Date; (C) Approving Solicitation and Voting Procedures with Respect to Debtors' Chapter 11 Plan; (D) Approving Form of Solicitation Package and Notices; and (E) Scheduling Certain Dates in Connection Therewith; (the "Disclosure Statement Order") (without exhibits except for Exhibit 2 (Solicitation Procedures)); and

     (g)  this letter.

----------
(1) Capitalized terms not defined in this letter have the meaning given them in the Plan.

     The Board of Directors of Tower Automotive, Inc. (the "Board") and the respective boards of directors and managers of the Debtors have approved the filing and solicitation of the Plan and the Sale Transaction contemplated thereby. The Board believes that the Plan is in the best interests of all creditors. Moreover, the Plan is preferable to any of the alternatives described in the Disclosure Statement because any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims.

THE BOARD THEREFORE RECOMMENDS THAT ALL CREDITORS ENTITLED TO VOTE SUBMIT A TIMELY BALLOT VOTING TO ACCEPT THE PLAN.

     The materials in the Solicitation Package are intended to be self-explanatory. If you should have any questions, however, please feel free to contact the Debtors' Voting Agent by writing to Tower Automotive, c/o Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, New York 10017,
Attention: Ballot Processing Center or by calling 866-405-5263. You may also contact counsel for the Debtors via email at towerautomotive@kirkland.com or by phone at (312) 233-3075.


                                        2